Exhibit 99.11

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2023 British Columbia Financial and Economic Review 83rd Edition (September 2023)

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2023 Financial and Economic Review – September 2023 Table of Contents

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Part 1 — Economic Review	1
2022 Overview	3
British Columbia Economy	4
External Trade and Commodity Prices	5
Population	8
Labour Market	8
Consumer Spending, Inflation and Wages	9
Housing	10
Tourism	12
Global Economy	12
United States	13
Canada	14
Asia	15
Europe	15
Financial Markets	15

Charts

1.1	Provincial Economic Growth	3
1.2	British Columbia Real GDP Growth by Industry	4
1.3	Composition of British Columbia GDP by Industry	5
1.4	International Export Shares by Market	6
1.5	Lumber and Natural Gas Prices	7
1.6	Housing Starts	11
1.7	Home Sales and Price	11
1.8	Visitor Entries to British Columbia	12
1.9	Global Economic Growth	13
1.10	Canadian Dollar	16

Map

1.1	Net Interprovincial and International Migration in B.C., 2022	8

Tables

1.1	British Columbia Population and Labour Market Statistics	9
1.2	British Columbia Price and Earnings Indicators	10

Topic Box

Historical Data Volatility	17

Part 2 — Financial Review	19
2022/23 Overview	20
Revenue	22
Expense	33
Provincial Capital Spending	38
Provincial Debt	46
Pension Plans	50
Contractual Rights	51
Contractual Obligations	52
2022/23 Public Accounts Audit Qualification	53

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Charts
2.1	2022/23 Surplus (Deficit) – Major Changes from Budget 2022	21
2.2	Revenue Changes from Budget 2022	22
2.3	Expense Changes from Budget 2022	33
2.4	Components of Total Capital Spending – 2022/23	38
2.5	Capital Spending Changes from Budget 2022	40
2.6	Financing Taxpayer-Supported Capital Spending	42
2.7	Components of Total Provincial Debt – 2022/23	47
2.8	Change in Ending Debt Level from Budget 2022	47
2.9	Reconciliation of Surplus/Deficit to Change in Debt	48

Tables
2.1	2022/23 Fiscal Summary	20
2.2.1	Personal Income Tax Revenue Changes from Budget 2022	22
2.2.2	Corporate Income Tax Revenue Changes from Budget 2022	23
2.2.3	Consumption Tax Revenue Changes from Budget 2022	24
2.2.4	Property Tax Revenue Changes from Budget 2022	24
2.2.5	Other Tax Revenue Changes from Budget 2022	24
2.2.6	Energy and Mineral Revenue Changes from Budget 2022	25
2.2.7	Forest Revenue Changes from Budget 2022	26
2.2.8	Other Revenue Changes from Budget 2022	27
2.2.9	Federal Government Transfer Changes from Budget 2022	27
2.3	Revenue by Source	30
2.4	Expense by Ministry, Program and Agency	31
2.5.1	2022/23 Operating Results by Quarter	32
2.5.2	2022/23 Pandemic and Recovery Contingencies Spending	35
2.6	Capital Spending	39
2.7	Capital Expenditure Projects Greater Than $50 Million	43
2.8	Provincial Debt Summary	46
2.9	Key Debt Indicators	49
2.10	Interprovincial Comparison of Credit Ratings, July 2023	50
2.11	Pension Plan Balances	51
2.12	Taxpayer-Supported Contractual Obligations	53

Part 3 — Supplementary Information		55
General Description of the Province		57
Constitutional Framework		58
Provincial Government		59
Annual Financial Cycle		61
Government’s Financial Statements		63

Charts
3.1	Financial Planning and Reporting Cycle Overview	62

Tables
3.1	Provincial Taxes (as of July 2023)	65
3.2	Interprovincial Comparisons of Tax Rates – 2023	71

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Appendix 1 — Economic Review Supplementary Tables	73

Tables

A1.1A	Aggregate and Labour Market Indicators	74
A1.1B	Prices, Earnings and Financial Indicators	76
A1.1C	Other Indicators	78
A1.1D	Commodity Production Indicators	80
A1.2	British Columbia Real GDP at Market Prices, Expenditure Based	82
A1.3	British Columbia GDP at Basic Prices, by Industry	84
A1.4	British Columbia GDP, Income Based	86
A1.5	Employment by Industry in British Columbia	88
A1.6	Capital Investment by Industry	89
A1.7	British Columbia International Goods Exports by Major Market and Selected Commodities, 2022	90
A1.8	British Columbia International Goods Exports by Market Area	91
A1.9	Historical Commodity Prices (in US Dollars)	92
A1.10	British Columbia Forest Sector Economic Activity Indicators	93
A1.11	Historical Value of Mineral, Petroleum and Natural Gas Shipments	94
A1.12	Petroleum and Natural Gas Activity Indicators	95
A1.13	Supply and Consumption of Electrical Energy in British Columbia	96
A1.14	Components of British Columbia Population Change	97

Appendix 2 — Financial Review Supplementary Tables	99

Tables

A2.1	Operating Statement – 2011/12 to 2022/23	101
A2.2	Statement of Financial Position – 2011/12 to 2022/23	102
A2.3	Changes in Financial Position – 2011/12 to 2022/23	103
A2.4	Revenue by Source – 2011/12 to 2022/23	104
A2.5	Revenue by Source Supplementary Information – 2011/12 to 2022/23	105
A2.6	Expense by Function – 2011/12 to 2022/23	106
A2.7	Expense by Function Supplementary Information – 2011/12 to 2022/23	107
A2.8	Full-Time Equivalents (FTEs) – 2011/12 to 2022/23	108
A2.9	Capital Spending – 2011/12 to 2022/23	109
A2.10	Provincial Debt – 2011/12 to 2022/23	110
A2.11	Provincial Debt Supplementary Information – 2011/12 to 2022/23	111
A2.12	Key Provincial Debt Indicators – 2011/12 to 2022/23	112
A2.13	Historical Operating Statement Surplus (Deficit)	113
A2.14	Historical Provincial Debt Summary	114

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2023 Financial and Economic Review – September 2023 Part 1 Economic Review 1 1 Reflects information available as of June 26, 2023.

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Part 1 – Economic Review

2022 Overview

After rebounding rapidly in 2021, British Columbia’s economy saw slower but still strong growth in 2022. The economy faced headwinds in 2022, including the impact of inflationary pressures, increases in interest rates and the resulting decline in the housing market.

Statistics Canada published real dollar GDP by industry at basic prices in the preliminary release of its 2022 Provincial Economic Accounts in May 2023. The following analysis refers to these real GDP figures, as opposed to the commonly reported income and expenditure market prices data released late in the year.2

In 2022, B.C.’s real GDP growth of 3.6 per cent was the fourth highest among provinces (tied with Ontario) and grew at the same pace as the national average, following growth of 6.2 per cent in 2021.

Chart 1.1 Provincial Economic Growth

Sources: Statistics Canada (Tables 36-10-0402-01 and 36-10-0434-03 – May 2023 Preliminary Industry Accounts)

B.C.’s labour market continued to strengthen in 2022 with employment growth of 3.2 per cent, while aggregate wages and salaries increased by 10.7 per cent. Consumer spending on goods grew slowly in 2022 with nominal retail sales up only 3.1 per cent, despite rising prices. Available data suggests that consumer spending on services continued to recover in 2022. Meanwhile, consumer prices grew at the fastest annual rate since 1982, averaging 6.9 per cent, largely due to supply-chain disruptions, resilient demand for goods and services, and higher energy and food prices brought on by Russia’s invasion of Ukraine. B.C. recorded the second-highest number of housing starts on record in 2022, down 1.9 per cent from the all-time record in 2021. At the same time, home sales fell sharply as markets adjusted to increasing mortgage rates, while the average home sale price increased by 7.4 per cent.

[2]	Provincial and national real GDP by industry estimates are based on Statistics Canada’s preliminary industry accounts, released in May 2023. Further information on British Columbia’s economic performance is expected to be available in November 2023, when Statistics Canada releases revised GDP by industry data for 2022 and previous years, together with the full income and expenditure accounts for 2022.

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On the external front, B.C.’s international merchandise exports showed strength earlier in the year but started to moderate through the second half of 2022. B.C.’s exports grew by 20.4 per cent primarily attributable to increases in the export of energy products (coal and natural gas).

British Columbia Economy

B.C.’s real GDP grew by 3.6 per cent in 2022, following growth of 6.2 per cent in 2021. Both service-producing industries and goods-producing industries contributed to B.C.’s economic growth in 2022, with service-producing industries as the primary contributor.

Service-producing industries saw 3.7 per cent growth in 2022, with most sectors experiencing gains, except for wholesale and retail trade (-1.7 per cent) and management of companies and enterprises (-21.3 per cent). Output in the transportation and warehousing (+10.2 per cent), accommodation and food services (+19.6 per cent), professional, scientific and technical services (+5.6 per cent), and healthcare and social assistance (+3.8 per cent) sectors were the main drivers of the increase. Service-producing sectors experienced a lift from the removal of any remaining COVID-19 related restrictions in 2022, but several are still below 2019 GDP levels, such as transportation and warehousing; accommodation and food services; and arts, entertainment and recreation.

B.C.’s goods-producing industries grew by 3.3 per cent in 2022, following growth of 5.7 per cent in the previous year. Output in the construction industry provided the largest contribution of all sectors to growth in 2022 increasing by 5.8 per cent compared to 2021. Increases were also observed in the manufacturing (+3.1 per cent), utilities (+4.4 per cent) and the mining, quarrying and oil and gas extraction sectors (+1.7 per cent). Meanwhile, the agriculture, forestry, fishing and hunting sector declined by 4.2 per cent compared to 2021 and remained below pre-pandemic levels.

Chart 1.2 British Columbia Real GDP Growth by Industry

Source: Statistics Canada (Table 36-10-0402-01 – May 2023 Preliminary Industry Accounts)

Note: Other includes industries such as transportation and warehousing, educational services, and professional, scientific and technical services

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In 2022, service-producing industries represented 73.9 per cent of B.C.’s GDP and goods-producing industries accounted for 26.1 per cent. The real estate and rental and leasing sector formed the largest share of the service-producing industries, followed by wholesale and retail trade. At the same time, the construction sector continues to make up the largest share of the goods-producing industries, followed by the natural resources sector (agriculture, forestry, fishing and hunting, and mining, quarrying and oil and gas extraction), and the manufacturing sector.

Chart 1.3 Composition of British Columbia GDP by Industry

Source: Statistics Canada (Table 36-10-0400-01 – May 2023 Preliminary Industry Accounts) (numbers may not add to 100 per cent due to rounding)

External Trade and Commodity Prices

Exports by destination:

Strength in the first half of 2022 boosted the value of B.C.’s nominal international merchandise exports to grow by 20.4 per cent, despite sharp declines in the second half of the year. Merchandise exports to the U.S. (B.C.’s largest international trading partner) saw notable gains along with increases in most other major trading partners in 2022, while exports to China and Taiwan declined.

B.C.’s merchandise exports to the U.S. increased by 25.1 per cent in 2022 compared to 2021, following an increase of 37.6 per cent in 2021. Gains in B.C.’s exports to the U.S. were mainly driven by a 70.0 per cent increase in energy products (primarily natural gas) as well as a 23.8 per cent increase in machinery and equipment and a 26.7 per cent increase in agriculture and food other than fish. Meanwhile, exports of softwood lumber to the U.S. decreased by 16.3 per cent in 2022, following a 68.8 per cent increase in 2021.

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B.C.’s merchandise exports to Japan rose by 24.2 per cent in 2022, after increasing by 35.4 per cent in 2021. Increases in exports to Japan were concentrated in energy products (+67.6 per cent), resulting from higher exports of coal (+175.7 per cent), while exports of wood products declined by 7.9 per cent.

B.C.’s exports to China decreased by 4.6 per cent in 2022, primarily driven by declines in exports of energy products (-9.9 per cent), wood products (-29.1 per cent), and pulp and paper products (-6.3 per cent). Meanwhile, B.C.’s merchandise exports to South Korea rose by 40.6 per cent in 2022, largely reflecting higher exports of energy products (+83.6 per cent) where coal exports increased by 102.1 per cent.

Appendix Tables A1.7 and A1.8 provide further detail on exports by major market and commodity groups.

The share of B.C.’s international merchandise exports destined to the U.S. averaged 57.6 per cent in 2022, up from 55.4 per cent in 2021. Exports to China accounted for 13.1 per cent, lower than the 16.5 per cent in 2021. Exports to Japan represented 9.3 per cent, relatively unchanged from 2021, while exports to South Korea represented 6.3 per cent, up from 5.4 per cent in 2021.

Chart 1.4 International Export Shares by Market

Source: BC Stats – accessed May 2023

Note: Other Asia includes Hong Kong, Taiwan, South Korea and India

(numbers may not add to 100 per cent due to rounding)

Exports by commodity and prices:

Most of the annual gains in total exports were attributable to increases in exports of energy products (+59.1 per cent), primarily coal and natural gas which rose by 66.4 per cent and 72.9 per cent, respectively. Exports of machinery and equipment (+24.0 per cent) and agriculture and food other than fish (+23.8 per cent) also experienced strong growth. Meanwhile, exports of wood products fell (-10.5 per cent) compared to 2021 reflecting weaker demand and lower lumber prices in the second half of 2022.

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After a strong start to 2022, forestry product prices came down from record highs in 2021, with lumber prices falling 7.6 per cent to average $814 US/000 board feet. Prices were boosted by supply pressures, transportation costs and strong demand in the first half of the year but the effects of higher interest rates on the housing market and construction activity in the U.S. tempered prices in the second half of 2022.

Industrial metal and mineral prices fluctuated throughout 2022 amid concerns over Europe’s energy supply, China’s COVID-19 lockdowns, major central banks implementing monetary tightening, and the prospect of slower global economic growth. In 2022, the prices for molybdenum and zinc experienced strong growth, while silver, copper and lead declined from their elevated prices in 2021 and the price for gold remained flat.

In 2022, countries sought out alternative sources of energy brought on by the war in Ukraine, sending energy prices upward. The West Texas Intermediate (WTI) price averaged $94.79 US/barrel for the year, an increase of 39.4 per cent from 2021. Both metallurgical coal and natural gas prices experienced significant increases in 2022, up by 63.2 per cent and 83.1 per cent respectively.

Chart 1.5 Lumber and Natural Gas Prices

Sources: Ministry of Forests; Ministry of Energy, Mines and Low Carbon Innovation.

Manufacturing shipments:

Like merchandise exports, B.C.’s manufacturing shipments showed strength early in 2022 but began to moderate from March to the end of the year. The nominal value of B.C.’s manufacturing shipments rose by 9.3 per cent in 2022 compared to 2021. Growth was broad-based, led by higher food manufacturing (+13.3 per cent), machinery manufacturing (+16.0 per cent), and fabricated metal products (+16.6 per cent), while there was a notable decline in wood products (-8.3 per cent).

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Exports of services:

B.C. tourism data and national export data suggest that B.C.’s nominal international exports of services in 2022 continued to recover from a sharp decline in 2020. National-level data shows that Canadian exports of services surpassed pre-pandemic levels in March 2022.

Population

B.C.’s population on July 1, 2022 was 5.319 million people, an increase of 2.2 per cent from the same date in 2021. In 2022, interprovincial migration contributed a net total of just 481 persons while B.C. had a significant net total gain of 150,783 persons through international migration, largely driven by increases in non-permanent residents. Overall, total net migration was 151,264 persons in 2022, surpassing 2021’s record breaking year as the federal government streamlined systems to process applications for newcomers. Meanwhile, a natural decline of 3,724 persons (births minus deaths) decreased the province’s population count in 2022.

Map 1.1 Net Interprovincial and International Migration in B.C., 2022

Source: BC Stats

Labour Market

B.C.’s labour market continued to strengthen throughout 2022. Employment grew by 84,000 jobs (+3.2 per cent) in 2022, following a fast recovery in 2021. Employment gains consisted of 96,600 full-time jobs while part-time declined by 12,500 jobs. The number of jobs created was concentrated in the private sector (+58,700 jobs), along with gains in the public sector (+22,200 jobs) and self-employment (+3,200 jobs).

Employment gains were mainly driven by growth in services-producing sectors (+75,000 jobs), with broad-based increases led by wholesale and retail trade (+32,200 jobs); information, culture, and recreation (+17,600 jobs); and health care and social assistance (+17,200 jobs). Meanwhile, goods-producing sectors experienced moderate growth (+9,000 jobs), driven by growth in construction (+8,900 jobs).

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Despite strength throughout 2021 and 2022, the recovery from the pandemic has remained uneven across sectors. December 2022 data indicated several industries remained below pre-pandemic levels of employment including business, building, and other support services (-19,100 jobs); accommodation and food services (-15,400 jobs), trade (-12,100 jobs); finance, insurance, real estate, rental, and leasing (-11,000 jobs); and construction (-9,900 jobs).

Last year, B.C.’s labour force increased by 1.0 per cent, following a 3.3 per cent increase in the previous year. The total labour force participation rate declined in 2022 to 65.1 per cent from 65.6 per cent in 2021. The decline reflected the aging of the population as lower participation rates among those older than 55 and among males ages 15-54 were partially offset by increases in participation among females. Amid tight labour market conditions, the unemployment rate averaged near record lows at 4.6 per cent in 2022 down from 6.6 per cent in 2021.

Appendix Table A1.5 provides more details on employment by sector and subsectors.

Table 1.1 British Columbia Population and Labour Market Statistics

	Units	2018	2019	2020	2021	2022
Population (as of July 1)	(thousands)	5,010	5,095	5,155	5,202	5,319
	(% change)	1.6	1.7	1.2	0.9	2.2
Net Migration
International	(persons)	62,879	71,367	(1,651)	67,561	150,783
Interprovincial	(persons)	12,723	14,263	19,304	27,225	481
Labour Force	(thousands)	2,733	2,813	2,761	2,852	2,881
	(% change)	1.1	2.9	(1.9)	3.3	1.0
Employment	(thousands)	2,606	2,678	2,509	2,664	2,748
	(% change)	1.8	2.7	(6.3)	6.2	3.2
Unemployment Rate	(%)	4.6	4.8	9.1	6.6	4.6

Sources: Statistics Canada (Tables 17-10-0005-01, 17-10-0040-01, 17-10-0020-01, 14-10-0023-01 – accessed June 2023)

Consumer Spending, Inflation and Wages

Consumer spending on goods grew slowly in 2022, increasing by 3.1 per cent, following 12.6 per cent growth in 2021. The modest gain in nominal retail trade coupled with high inflation suggests that the volume of retail trade declined last year, which reflects the impact of higher interest rates and declining purchasing power. Retail sales were higher in six of nine subsectors in 2022 driven by purchases at gasoline stations (+22.1 per cent), general merchandise stores (+7.7 per cent) as well as clothing and clothing accessories stores (+13.5 per cent). Meanwhile, declines were reported in motor vehicles and parts dealers (-4.9 per cent), building material and garden equipment and supplies dealers (-9.3 per cent), and health and personal care stores (-2.3 per cent).

While retail trade data offers a detailed indication of consumer spending on goods, there is a lack of timely comprehensive data for consumer spending on services at the provincial level. National data shows that consumer spending on services in 2022 grew by 8.6 per cent on a real basis and by 12.9 per cent on a nominal basis. In B.C., nominal sales at food services and drinking places, a component of the service sector, continued to improve in 2022 increasing 22.2 per cent compared to 2021, surpassing pre-pandemic levels, in part due to higher prices.

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The continuation of supply-chain disruptions, resilient demand for goods and services, and higher energy prices put further upward pressure on consumer prices in 2022. B.C.’s Consumer Price Index (CPI) inflation rate was 6.9 per cent in 2022, up from 2.8 per cent in 2021. Following Russia’s invasion of Ukraine, B.C. inflation peaked in May at 8.1 per cent (year-over-year) and had declined to 6.6 per cent (year-over-year) by December. Annual provincial price gains were broad-based led by higher prices for shelter (+7.6 per cent), transportation (+10.2 per cent), and food (+8.0 per cent). Higher shelter prices primarily reflected higher owned and rented accommodation costs while transportation costs were driven up by both higher gasoline prices and vehicle purchase costs. Grocery prices increased at their fastest pace since 1981 as extreme weather, higher input costs, and supply-chain disruptions contributed to price gains.

Employee compensation (aggregate wages, salaries, and employers’ social contributions) in B.C. increased by 10.7 per cent in 2022 following 12.5 per cent growth in 2021. These increases reflect continued strength in the labour market where both jobs and wages experienced gains. The average weekly wage rate increased by 4.8 per cent in 2022 compared to 2021 but grew at a slower rate than the consumer price index. Wages have risen as employers faced labour shortages along with elevated job vacancies.

Table 1.2 British Columbia Price and Earnings Indicators

	Units	2018	2019	2020	2021	2022
Consumer Price Index	(2002=100)	128.4	131.4	132.4	136.1	145.5
	(% change)	2.7	2.3	0.8	2.8	6.9
Average Weekly Wage Rate	($)	1,000.9	1,021.2	1,093.8	1,136.5	1,191.0
	(% change)	3.1	2.0	7.1	3.9	4.8
Compensation of Employees [1,2]	($ millions)	144,465	152,568	152,704	171,837	190,233
	(% change)	6.3	5.6	0.1	12.5	10.7
Primary Household Income [1]	($ millions)	204,273	218,490	218,456	241,341	n/a
	(% change)	3.0	7.0	(0.0)	10.5	n/a
Net Operating Surplus (Corporations) [1]	($ millions)	34,157	29,607	35,315	44,601	n/a
	(% change)	1.5	(13.3)	19.3	26.3	n/a

[1]	As of November 2021 Provincial Economic Accounts
[2]	Component of income-based GDP, including wages, salaries and employers' social contributions earned in B.C. by residents and non-residents of the province. 2022 value for compensation of employees is from Statistics Canada Table 36-10-0205-01. Sources: Statistics Canada (Tables 18-10-0005-01, 14-10-0064-01, 36-10-0221-01, 36-10-0205-01, 36-10-0224-01 – accessed June 2023)

Housing

Residential construction activity in B.C. edged down in 2022 from record highs in 2021. B.C. housing starts totalled 46,721 units in 2022, down 1.9 per cent compared to the previous year. Despite the decline, housing starts in 2022 were the second highest on record. Meanwhile, the value of residential building permits (a leading indicator of potential new housing activity) rose by 24.8 per cent, following an increase of 23.3 per cent in 2021.

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Chart 1.6 Housing Starts

Sources: Canada Mortgage and Housing Corporation; Haver Analytics

Home sales fell sharply in 2022 as markets adjusted to higher mortgage rates not seen since 2008. B.C. MLS home sales decreased by 35.2 per cent in 2022 compared to 2021. Meanwhile the MLS average home sale price rose by 7.4 per cent in 2022 because of strength early in the year, despite monthly declines in 9 of the last 10 months of the year.

Chart 1.7 Home Sales and Price

Sources: Canadian Real Estate Association; Haver Analytics

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Tourism

B.C.’s tourism sector continued to recover in 2022 from the impacts of the pandemic. The number of international non-resident travellers to B.C. in 2022 increased steadily throughout the year but remained below historical levels observed prior to the onset of the pandemic. In 2022, the number of international travellers increased by 414.6 per cent compared to the previous year. The number of U.S. travellers to B.C. increased by 417.4 per cent and the number of non-U.S. travellers increased by 404.0 per cent in 2022. Despite the significant increase in 2022, the 576,344 travellers entering B.C. in December 2022 remains well below the 700,000 travellers typically seen in an average month prior to the pandemic.

Chart 1.8 Visitor Entries to British Columbia

Source: Statistics Canada (Table 24-10-0054-01 – accessed June 2023)

Global Economy

Following rapid recovery from pandemic-related downturns, global economic growth decelerated in 2022. The International Monetary Fund estimates that global real GDP advanced by 3.4 per cent in 2022 compared to the previous year, when global real GDP increased by 6.3 per cent. Persistent supply-chain bottlenecks and tight labour markets paired with Russia’s invasion of Ukraine pushed inflation higher in 2022. Many central banks responded to high inflation with aggressive monetary tightening to temper demand and tame inflationary pressures.

The U.S. economy grew by 2.1 per cent in 2022, down from 5.9 per cent growth in 2021. Canadian economic output increased by 3.4 per cent in 2022, down from 5.0 per cent in 2021. Overseas, China posted economic growth of 3.0 per cent in 2022, a significant slowdown from the 8.4 per cent growth in 2021, while Japan’s economy grew by 1.0 per cent and the euro zone grew by 3.5 per cent in 2022.

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Chart 1.9 Global Economic Growth

Sources: International Monetary Fund (April 2023); Haver Analytics

United States

U.S. real GDP contracted in the first two quarters of 2022 before resilient consumer spending and a strong labour market pushed the final two quarters into positive territory. Annually, U.S. real GDP increased by 2.1 per cent in 2022, following the highest growth rate in nearly 40 years in 2021. Nearly all major components of GDP grew in 2022 led by higher consumption of services, private investment, and exports.

The U.S. labour market continued to strengthen in 2022, surpassing its pre-pandemic level of employment. Overall, U.S. employment was 4.3 per cent higher than in 2021 and the unemployment rate averaged 3.7 per cent, the same rate observed in pre-pandemic 2019 and down from 5.4 per cent in 2021. Meanwhile, the labour force participation rate increased by 0.6 percentage points in 2022 compared to the previous year, with 62.2 per cent of Americans eligible to work participating in the labour market.

New housing construction activity slid in 2022 because of labour shortages and slowing demand from increasing interest rates. The level of housing starts was 1.55 million units in 2022, down 3.0 per cent compared to 2021. U.S. home sales fell in 2022, with sales of new single-family homes decreasing by 16.9 per cent while sales of existing homes fell 17.9 per cent. However, home prices continued to rise with the median sales price for new single-family homes increasing by 15.3 per cent compared to the previous year, while the median sales price for existing homes rose by 10.4 per cent.

The U.S. current account deficit (the combined balances of trade in goods and services income, and net unilateral current transfers) increased from $US 831.4 billion in 2021 to $US 971.6 billion in 2022. As a share of nominal U.S. GDP, the current account deficit averaged -3.8 per cent in 2022.

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Canada

The Canadian economy grew by 3.4 per cent in 2022, following a strong rebound of 5.0 per cent growth in 2021. Canadian GDP growth last year was driven by gains in household consumption primarily driven by services, and inventory investment, while declines in business investment (primarily residential investment) and higher imports partially offset these gains.

The Canadian labour market continued to grow throughout 2022, with employment increasing by 4.0 per cent (+750,720 jobs) compared to the previous year. However, several industries have still not yet returned to pre-pandemic levels as of December 2022, including accommodation and food services. The unemployment rate for 2022 averaged 5.3 per cent, a record annual low in data going back to 1976 and a 2.2 percentage point improvement over 2021.

Rising interest rates dampened activity in the Canadian housing market in 2022, following record sales and strong housing starts in 2021. Total MLS home sales fell by 25.2 per cent in 2022, with double-digit declines in eight of the ten provinces. Aside from the onset of the pandemic, homes sales reached their lowest level in over ten years by the end of 2022. Persistent supply constraints and strength early in the year led to an increase of 2.4 per cent in the national average home sale price to $703,827. Despite increasing interest rates, housing starts remained resilient in 2022 falling by only 3.4 per cent annually. Meanwhile, the value of residential building permits increased by 2.2 per cent, following growth of 30.1 per cent in 2021.

Canadian nominal retail sales increased by 8.3 per cent in 2022, boosted by strong consumer price growth. Strong sales at gasoline stations (+29.9 per cent) and general merchandise stores (+12.1 per cent) were the primary contributors to growth for the year. Adjusted for price movements, retail sales volumes increased by 1.8 per cent in 2022. Consumer price inflation continued to accelerate through the first half of 2022 due to persistent supply-chain disruptions, robust demand and the Russian invasion of Ukraine pushing energy prices higher. On average, the consumer price index increased 6.8 per cent in 2022 compared to 2021.

Canada’s current account deficit increased to $9.1 billion in 2022 from $6.7 billion in 2021. As a share of nominal Canadian GDP, the current account deficit remained unchanged averaging -0.3 per cent in 2022.

Similar to retail sales, higher commodity prices played a major role in Canadian merchandise exports in 2022, with nominal exports of goods and services increasing by 21.2 per cent. The increase in exports of goods was driven primarily by higher exports of energy products (+57.0 per cent), while increases in exports of travel services (+74.8 per cent) aided in the overall growth in exports of services (+15.6 per cent). At the same time, Canadian imports of goods and services increased by 20.5 per cent following a 10.1 per cent increase in 2021.

14 |	2023 Financial and Economic Review – September 2023

Part 1 – Economic Review

Asia

China’s economy expanded slowly in 2022, constrained by strict COVID-19 pandemic containment measures, leading to relatively weak industrial production and declining retail sales compared to 2021. China’s economy increased by 3.0 per cent in 2022, the slowest rate in nearly 50 years, following 8.4 per cent growth in 2021. China’s property sector was a significant drag on growth as investment in this sector experienced its first decline since records began in 1999 along with the largest decline in property sales since 1992.

Japan’s real GDP increased by 1.0 per cent in 2022 following 2.2 per cent growth in the previous year. Growth in private demand and household consumption with the easing of COVID-19 restrictions as well as an expansion of corporate capital investment supported Japan’s expansion. However, Russia’s invasion of Ukraine pushed fuel costs up and a depreciating yen led to rising import costs. Net exports weighed on GDP, as increases in the exports of goods and services did not match the pace of growth in imports.

Europe

Improving public health conditions and stronger tourism supported European economic activity in 2022 despite geopolitical tensions, higher prices, and rising interest rates. Real GDP in the euro zone grew by 3.5 per cent in 2022, following growth of 5.3 per cent in 2021. Increases were broad-based across all economic sectors with gains in household consumption and investment driving overall growth. In 2022, Germany’s and France’s economies advanced by 1.8 per cent and 2.5 per cent, respectively, less than the euro zone average of 3.5 per cent. Meanwhile, Spain (+5.4 per cent) and Italy (+3.7 per cent) saw growth above the euro zone average.

Financial Markets

After facing mounting inflationary pressures along with a tight labour market, the US Federal Reserve (Fed) increased interest rates seven times in 2022. The U.S. federal funds rate started the year at 0.00 to 0.25 per cent and ended the year at 4.25 to 4.50 per cent. In December 2022, the Federal Open Market Committee (FOMC) provided forward guidance indicating their intention to further increase the target range to achieve maximum employment and return inflation to the 2 per cent target over the long run. The FOMC also highlighted their commitment to continue reducing its holdings of Treasury securities, and agency debt and mortgage-backed securities.

Similarly, in 2022, the Bank of Canada (BoC) increased its target for the overnight interest rate seven times from the effective lower bound of 0.25 per cent in February to 4.25 per cent in December. In their December monetary policy statement, the BoC stated that they were considering whether further increases will be needed, while also indicating they will be continuing with their policy of quantitative tightening. The BoC noted excessive demand, tight labour markets and stubbornly elevated inflation as key factors to whether further increases to the policy rate were needed to bring supply and demand back into balance and inflation to their target range.

The Canadian dollar started the year at 78.7 US cents and fell through most of 2022 reaching a low of 72.2 US cents by mid-October. Despite rising interest rates and higher energy prices the Canadian dollar depreciated against the US dollar. The decoupling of the loonie from oil in 2022 meant rising oil prices did not aid in mitigating the depreciation as seen in previous cycles. The depreciation was also partly due to recessionary risks and a flight to safety by investors amid geopolitical conflicts. On an annual basis, the Canadian dollar fell to 76.8 US cents in 2022 from an average of 79.8 US cents in 2021.

2023 Financial and Economic Review – September 2023	| 15

Part 1 – Economic Review

Chart 1.10 Canadian Dollar

Source: Bank of Canada – accessed April 2023

Note: Reflects the Bank of Canada’s new calculation methodology starting January 1, 2017.

16 |	2023 Financial and Economic Review – September 2023

Part 1 - Economic Review

Historical Data Volatility

Individual economic variables have unique characteristics. An important characteristic from a budgeting and planning perspective is the historical data volatility of a variable. Typically, variables that are more volatile over history are more difficult to forecast than variables that are more stable. This topic box summarizes the volatility of historical data from 1981 to 2021. Economic variables were relatively more volatile in 2020 and 2021, reflecting the impact of the COVID-19 pandemic.

One of the most common measurements of data volatility is the standard deviation, which is frequently reported by agencies such as Statistics Canada and the Bank of Canada. Roughly speaking, the standard deviation of a variable measures how far the individual data points are from the average (mean) of all the data points in the series on an absolute basis (that is, without regard to whether each data point is above or below the average).

If a variable’s data points are generally close to the average, then the standard deviation will be relatively low (meaning that the variable is relatively stable). An example of a relatively stable variable is presented in Chart 1, which displays the annual growth rate of B.C.’s population.

Chart 1 – An Example of Historical Data Stability

Annual growth rate of B.C.’s population

(per cent change)

*Percentage points

Sources: Statistics Canada; Haver Analytics; Ministry of Finance calculations

Conversely, if a variable’s data points are generally spread out from the average, then the variable will have a relatively high standard deviation (meaning that the variable is relatively volatile). The annual growth rate of the natural gas price in Chart 2 is an example of a relatively volatile variable.

Chart 2 – An Example of Historical Data Volatility

Annual growth rate of the natural gas price

(per cent change)

*Percentage points

Sources: Ministry of Energy, Mines & Low Carbon Innovation; Ministry of Finance calculations

The standard deviations and averages of selected key economic variables’ growth rates over different time periods are presented in Table 1. For instance, B.C. real GDP growth had a standard deviation of 2.3 percentage points and an average of 2.6 per cent from 2012 to 2021. This means that, growth rates between 0.3 and 4.9 per cent are within one standard deviation of the average annual real GDP growth rate of 2.6 per cent over this period.

Standard deviations can vary widely across indicators and time. Variables such as the natural gas price and housing starts were relatively volatile from 2012 to 2021, while variables such as population and the consumer price index were relatively stable (see Chart 3). Meanwhile, some variables like the price of natural gas have become more volatile over time, whereas other variables like population have become more stable (see Table 1).

Chart 3 – Recent Data Volatility

Standard deviations of selected B.C. economic variables and prices*
(percentage points)

*Based on the annual per cent change of calendar year data from 2012 to 2021

Sources: Statistics Canada; Haver Analytics; Ministry of Energy, Mines & Low Carbon Innovation; Canada Mortgage and Housing Corporation; Ministry of Finance calculations

The Ministry of Finance manages the uncertainty associated with data volatility by incorporating prudence in the Province’s budget and fiscal plan.

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Part 1 - Economic Review

Table 1 – Data Volatility

Standard deviations and averages of growth rates of selected B.C. economic variables and prices

	1982-2021		2002-2021		2012-2021
All figures are based on the annual per cent change of calendar year data[1]	Average[2] (%)	Standard Deviation (percentage points)	Average[2] (%)	Standard Deviation (percentage points)	Average[2] (%)	Standard Deviation (percentage points)
Real GDP	2.5	2.5	2.7	2.2	2.6	2.3
Nominal GDP	5.2	3.3	4.8	3.6	4.9	3.9
Nominal consumption	5.4	2.3	4.7	2.4	4.3	3.0
Nominal business investment	5.5	9.2	7.3	7.4	7.1	6.0
Nominal residential home sales	12.9	23.5	12.8	21.9	13.2	26.2
Nominal household income	5.2	2.5	4.7	2.1	4.9	1.3
Nominal compensation of employees	4.9	2.9	4.6	3.1	4.9	3.2
Nominal net operating surplus of corporations	11.0	30.1	7.0	16.1	6.7	14.7
Consumer price index	2.5	1.9	1.7	0.8	1.6	0.9
Exchange rate	0.0	5.4	1.3	6.5	-2.2	5.4
Copper price	6.7	24.7	12.5	28.9	2.3	21.4
Natural gas price	7.7	39.0	5.2	46.8	11.3	57.0
Pulp price	3.8	21.4	5.0	19.2	2.8	21.5
SPF 2x4 price	6.2	22.6	9.3	25.7	16.2	27.1
Housing starts	3.3	23.4	7.9	23.1	6.9	14.4
Population	1.5	0.7	1.2	0.4	1.5	0.3

[1]	Calendar and fiscal year data yield similar data volatility results

[2]	Measured as the mean

Sources: Statistics Canada; Haver Analytics; Ministry of Energy, Mines & Low Carbon Innovation; Ministry of Forests; The Canadian Real Estate Association; Canada Mortgage and Housing Corporation; Ministry of Finance calculations

18 |	2023 Financial and Economic Review – September 2023

Part 2 Financial Review 2023 Financial and Economic Review - September 2023

Part 2 – Financial Review

2022/23 Overview

Table 2.1 2022/23 Fiscal Summary

	2022/23			Actual
($ millions)	Budget	Actual	Variance	2021/22 [1]
Revenue	68,552	81,536	12,984	72,392
Expense	(71,013)	(79,342)	(8,329)	(68,120)
Pandemic and Recovery Contingencies	(2,000)	(1,490)	510	(3,007)
Forecast allowance	(1,000)	-	1,000	-
Surplus (Deficit)	(5,461)	704	6,165	1,265
Capital spending:
Taxpayer-supported capital spending	9,279	6,755	(2,524)	6,002
Self-supported capital spending	4,374	4,165	(209)	3,730
Total capital spending	13,653	10,920	(2,733)	9,732
Provincial Debt:
Taxpayer-supported debt	73,475	59,934	(13,541)	62,341
Self-supported debt	30,956	29,492	(1,464)	28,325
Total debt (including forecast allowance)	105,431	89,426	(16,005)	90,666

Key debt affordability metrics:
Taxpayer-supported debt-to-GDP ratio	20.0%	15.4%	-4.6%	17.9%
Taxpayer-supported debt-to-revenue ratio	110.9%	74.3%	-36.6%	90.8%

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2023, and the impact of Statistics Canada's historical data revisions of economic growth.

Fiscal year 2022/23 was the second year in a row with a large fiscal improvement compared to budget. Budget 2022 projected a deficit of $5.5 billion for the year but the pandemic recovery was robust, resulting in significant government revenue improvements, which were also impacted by inflationary effects. The higher revenues allowed the government to provide additional supports to British Columbians in the fiscal year, while recording a $704 million surplus (see Table 2.5.1 for detailed quarterly changes to the forecast).

Revenue was $13.0 billion higher than Budget 2022, with most of the increases in personal and corporate income taxes, sales tax, and natural resources. (See Revenue section for further details.)

Total government expenses were $7.8 billion higher than Budget 2022 due to a number of affordability measures provided to B.C. residents and one-time spending initiatives authorized through Supplementary Estimates. (See Expense section for further details.)

Taxpayer-supported capital spending on hospitals, schools, post-secondary institutions, transportation infrastructure, social housing and other projects totalled $6.8 billion. This is $2.5 billion less than Budget 2022 due to scheduling delays across the sectors.

Self-supported capital spending of $4.2 billion was $209 million lower than budget. (See Capital section for further details.)

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Part 2 – Financial Review

Chart 2.1  2022/23 Surplus (Deficit) – Major Changes from Budget 2022

Improvement of $6.17 billion, resulted in a $704 million surplus

$ millions

As a result of improved operating results and lower capital spending, taxpayer-supported debt at year end was $59.9 billion, which is $13.5 billion lower than forecast in Budget 2022. Self-supported debt was $29.5 billion, lower than budget by $1.5 billion, mainly reflecting improved operating cashflows and opening balances.

Financial information in this publication, including this chapter and Appendix 2, is sourced from the government’s 2022/23 Public Accounts.

2023 Financial and Economic Review – September 2023	| 21

Part 2 – Financial Review

Revenue

Revenue totalled $81.5 billion in 2022/23, $13 billion higher than the Budget 2022 projection and up 12.6 per cent from 2021/22. Compared to budget, higher revenues were recorded in taxation, natural resources, investment earnings, miscellaneous sources and federal government transfers, partly offset by lower commercial Crown corporations’ net incomes.

Changes of the major revenue components from Budget 2022 are outlined as follows.

Chart 2.2  Revenue Changes from Budget 2022

Total revenue increased by $13 billion

$ millions

Income Tax Revenue

Personal income tax revenue was up $4.4 billion mainly due to the effects of stronger 2021 tax assessments and household income, resulting in a one-time revenue gain of $2.5 billion. In 2021, B.C. household income increased 5.5 per cent while total taxes increased 19.8 per cent, mainly reflecting stronger employment and investment incomes from middle to higher income earning individuals. The remaining $1.9 billion increase is due to the carry-forward impacts of the higher 2021 tax base, an improved forecast of 2022 and 2023 household income growth and the impacts of preliminary 2022 tax assessment information.

Table 2.2.1 Personal Income Tax Revenue Changes from Budget 2022

	Revenue changes ($ millions)	Indicators (annual percent change)		Budget 2022	2022/23 Public Accounts
Prior year adjustment - mainly stronger 2021 tax returns	2,520	Household income	2021	4.9%	5.5%
			2022	3.6%	7.1%[1]
			2023	3.9%	6.1%[1]

Carry-forward impacts of the higher 2021 tax base and improved forecast of 2022 and 2023 household income growth	1,900	B.C. taxable income	2021	3.1%	9.9%
	4,420		2022	2.2%	2.5%
			2023	2.9%	5.9%
		[1] Budget 2023 forecast

22 |	2023 Financial and Economic Review – September 2023

Part 2 – Financial Review

Corporate income tax revenue was up $3.7 billion mainly due to higher entitlement in respect of 2021 ($1.8 billion) and increased installment payments ($1.9 billion) from the federal government for tax years 2022 and 2023. B.C. uses the cash received from the federal government as the basis for estimating the tax revenue, with adjustments between the estimated revenues of previous years and actual provincial corporate tax assessment results. For tax year 2022, the Province made an adjustment to the cash-based forecast to incorporate preliminary tax assessment information. The $1.9 billion increase in payments reflects a higher federal government forecast of 2022 corporate taxable income as well as the impacts of preliminary 2022 corporate tax assessment information. The 2021 B.C. corporate income tax returns were stronger than expected resulting in a $1.8 billion increase to the prior year’s settlement payment. In 2021, B.C. taxable income increased 35.7 per cent annually compared to the 26.3 per cent annual increase in the net operating surplus of B.C. corporations.

Table 2.2.2 Corporate Income Tax Revenue Changes from Budget 2022

	Revenue changes ($ millions)	Indicators ($ billions)	Budget 2022	Actual 2022/23
Prior years' settlement payment	1,795	Payment Share	14.43%	13.99%
		2022 national corporate tax base	406.0	620.2
		2021 national corporate tax base	397.6	516.8
		2021 B.C. corporate tax base	57.4	71.5
Expected 2022/23 payments from federal government - advance instalment payments and updates from preliminary 2022 tax assessment information	1,860
	3,655

Other Tax Revenue

Sales tax revenues were $809 million higher than budget due to higher nominal expenditure on consumption of goods (mainly semi-durable goods) and services, as well as the effects of higher inflation. The temporary rebate on select machinery and equipment also contributed to higher sales tax revenue as the rebate claims were $27 million lower than assumed at budget.

Property transfer tax revenue was $207 million lower than budget due to a lower number of transactions resulting from higher mortgage rates. Compared to 2021/22, revenue decreased $1 billion (-31.1 per cent), as the average tax per residential transaction decreased 31.6 per cent, while the number of residential transactions decreased by 31.2 per cent. Revenue from the foreign buyers’ tax (included in total property transfer tax revenue) was $79 million compared to the $104 million budget assumption.

Fuel tax revenue was down $30 million from budget mainly due to higher fuel tax refunds resulting from overpayments, partly offset by higher than assumed gasoline volume purchases.

Carbon tax revenue was down $150 million from budget mainly due to higher refunds related to heavy fuel oil volumes resulting from overpayments, and lower than assumed natural gas volumes. The 2022/23 revenue includes the carbon tax rate increase from $45 to $50 per tonne of carbon dioxide equivalent emissions on April 1, 2022.

Tobacco tax revenue was down $229 million from budget reflecting a decline in consumption volumes.

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Part 2 – Financial Review

Table 2.2.3 Consumption Tax Revenue Changes from Budget 2022

	Revenue changes ($ millions)	Indicators (annual percent change for the 2022 calendar year)	Budget 2022	2022/23 Public Accounts [1]
		Nominal consumer expenditures	8.1%	9.6%
		Nominal consumer expenditures on semi-durable goods	2.2%	7.5%
		Nominal consumer expenditures on services	11.4%	14.6%
Provincial sales	809	Nominal business investment	3.9%	11.5%
Fuel	(30)	Consumer price index	2.9%	6.9%
Carbon	(150)	Real GDP	4.0%	2.8%
Tobacco	(229)	Nominal GDP	5.8%	11.0%
	400	Retail sales	4.0%	3.1%
		[1]Budget 2023 forecast for most variables, except retail sales and consumer price index which are actuals.

Property tax revenue was $80 million higher than budget due to higher revenues from residential, business, rural property taxes and BC Transit property levies. The speculation and vacancy tax revenue at $52 million in 2022/23 was $28 million lower than the budget estimate, based on declarations by property owners for 2022 as well as reassessments relating to prior tax years.

Table 2.2.4 Property Tax Revenue Changes from Budget 2022

Revenue changes ($ millions)
Residential tax	68
Non-residential tax	24
Speculation and vacancy tax	(28)
Other	16
Total changes	80

Insurance premium tax revenue was $144 million higher than budget mainly due to higher activity, lower than expected ICBC rebates and higher insurance costs reflecting increased risk associated with earthquakes, wildfires and extreme weather events.

Employer health tax revenue was $463 million higher than budget mainly due to increases in employer payrolls, reflecting compensation of employee growth as well as increased reassessments relating to prior tax years.

Table 2.2.5 Other Tax Revenue Changes from Budget 2022

	Revenue changes ($ millions)	Indicators (annual percent change for the 2022 calendar year)	Budget 2022	2022/23 Public Accounts [1]
Employer Health Tax	463	Compensation of employees	6.0%	11.3%
Insurance premium	144
	607
		[1] Budget 2023 forecast.

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Part 2 – Financial Review

Natural Resources Revenue

Natural gas royalties were $1,344 million higher than budget due to higher prices for natural gas and natural gas byproducts, partly offset by increased utilization of the royalty and infrastructure credit programs. The transition to a new royalty system, applicable to all new wells, is phased in over two years starting on September 1, 2022, and has also contributed to higher natural gas royalties. In 2022/23 natural gas prices averaged $4.09 ($Cdn/gigajoule, plant inlet), a 95.7 per cent increase from budget assumption. Byproducts include pentane, butane and condensate whose prices are more closely aligned to oil rather than natural gas. Prices for these byproducts were 13 to 46 per cent higher than expected. The Ministry of Indigenous Relations and Reconciliation recovered $247 million of natural gas royalties revenue in support of revenue sharing and other agreements with First Nations.

Coal, metals and other minerals revenue was $488 million higher than budget mainly due to higher metallurgical coal prices attributable to strong global steel production and increased demand. This increase is partially offset by lower copper prices. Metallurgical coal prices averaged $322 (US/tonne) in 2022/23, up 59.4 per cent from the budget assumption. Copper prices were $ 3.87 (US/lb) in 2022/23, down 2 per cent from the budget assumption. The Ministry of Indigenous Relations and Reconciliation recovered $92 million of coal, metals and other minerals revenue in support of revenue sharing and other agreements with First Nations.

Revenue from other energy sources was $209 million higher than budget mainly due to the effects of higher Mid-Columbia (Mid-C) electricity and petroleum prices. In 2022/23, petroleum prices averaged $90.19 ($US per barrel), up 27.6 per cent from budget ($70.66) and Mid-C electricity prices averaged $85.35 ($US per mega-watt hour), up 48.4 per cent from the budget assumption ($57.50). Higher Mid-C electricity prices during the year were a result of tightening of generation capacity in western electricity markets due to changing power generation resources. The Ministry of Indigenous Relations and Reconciliation recovered $66 million of Columbia River Treaty electricity sales revenue in support of revenue sharing and other agreements with First Nations.

Table 2.2.6 Energy and Mineral Revenue Changes from Budget 2022

	Revenue changes ($ millions)	Indicators	Budget 2022	Actual 2022/23
Natural gas royalties	1,344	Natural gas price ($Cdn/GJ, plant inlet)	$2.09	$4.09
		Natural gas production (annual change)	3.7%	8.9%
		Pentane price ($C/bbl)	$78.48	$107.59
		Condensates price ($C/bbl)	$76.12	$98.52
Petroleum royalties	15	Oil price ($US/bbl)	$70.66	$90.19
Coal, metals and other minerals	488	Metallurgical coal price ($US/tonne)	$202	$322
		Copper price ($US/lb)	$3.95	$3.87
Electricity sales under the Columbia River Treaty	180	Electricity price ($US/Mwh)	$57.50	$85.35

Other sources[1]	14
	2,041

[1]	Includes Crown land tenures and fees and levies collected by the BC Energy Regulator.

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Part 2 – Financial Review

Forests revenue was $766 million higher than budget mainly due to higher than expected stumpage and logging tax revenue, reflecting increased average stumpage rate and lumber prices. Logging tax revenue was $343 million higher than budget, of which 77 per cent was related to reassessments of prior years. This increase is partially offset by lower Crown harvest volumes. Lumber prices for spruce, pine and fir (SPF) 2x4 averaged $814 ($US/1000 bf) in 2022, up 41.6 per cent from the budget assumption ($575). The total Crown harvest volumes for 2022/23 were 37.2 million cubic metres, 6.9 per cent lower than budget. The Ministry of Indigenous Relations and Reconciliation recovered $107 million of stumpage revenue in support of an interim enhancement to the Forest Consultation and Revenue Sharing Agreements with First Nations announced in April 2022.

Table 2.2.7 Forest Revenue Changes from Budget 2022

	Revenue changes ($ millions)	Indicators	Budget 2022	Actual 2022/23
Stumpage from timber tenures	309	SPF 2x4 ($US/1000 bf, calendar year)	$575	$814
BC Timber Sales	48	Total stumpage rate ($/m3)	$25.04	$38.05
Logging Tax	343	Harvest volumes (million m3)	40.0	37.2
Recoveries relating to revenue sharing payments to First Nations	61
Other receipts	5
	766

Other natural resource revenues, comprised of revenue from water rentals and hunting and fishing licenses, were $4 million higher than budget mainly due to higher water rentals revenue.

Other Taxpayer-Supported Sources

Revenue from fees, investment earnings and other miscellaneous sources totalled $10.7 billion, up $698 million from budget.

Fee revenue totalled $4.9 billion, up $42 million from budget mainly due to higher revenues from health authorities and other fees, partly offset by lower revenues from K-12 school districts and post-secondary institutions.

Miscellaneous revenue totalled $4.4 billion, up $638 million from budget mainly due to higher revenues from SUCH1 sector agencies and higher vote recoveries related to the PharmaCare and other health spending programs. The higher vote recovery funding had an equal and offsetting expense increase.

Revenue from investment earnings was $1.3 billion, up $18 million from budget due to higher overall investment returns reflecting higher interest rates, partly offset by lower recoveries through the fiscal agency loan program. Lower vote recovery funding was equally offset by lower expenses.

[1]	SUCH: School districts, universities, colleges and institutes, and health organizations.

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Part 2 – Financial Review

Table 2.2.8 Other Revenue Changes from Budget 2022

	Revenue changes ($ millions)
Fees	42	Higher revenues from health authorities and other fees partly offset by lower revenues from K-12 school districts and post-secondary institutions
Miscellaneous sources	638	Higher revenues in taxpayer-supported SUCH sector agencies, higher PharmaCare and other vote recoveries
Investment earnings	18	Higher overall investment returns partly offset by lower recoveries through the fiscal agency loan program
	698

Federal Government Transfers

Contributions from the federal government totalled $12.5 billion, $1.2 billion above budget.

Canada Health Transfer and Canada Social Transfer entitlements were up $243 million mainly due to one-time funding of $272 million to reduce or eliminate back-logs of medical and surgical procedures, partly offset by lower than assumed B.C. share of the national population (13.66 per cent compared to 13.68 per cent forecast at budget) and deductions relating to prior years under the Canada Health Act.

Table 2.2.9 Federal Government Transfer Changes from Budget 2022

	Revenue changes ($ millions)
B.C. health and social transfers revenue	(29)	Lower than assumed B.C. share of the national population and deductions relating to prior years under the Canada Health Act
One-time B.C. health funding	272	One-time funding to reduce or eliminate back-logs of medical and surgical procedures
COVID-19 related funding	123	Higher funding through the Safe Restart Agreement supporting municipalities and transit systems, through the Safe Return to Class fund for school ventilation and higher spending related to the Financial Assistance Agreement to Support Closure and Restoration of Oil and Gas Sites in British Columbia
Disaster Financial Assistance Arrangements	625	Mainly reflecting a change which allows earlier revenue recognition of eligible claims applied to the Disaster Financial Assistance Arrangements in support of wildfires and extreme weather events which occurred in 2021 and prior years. Also includes costs related to the highway recovery program in response to the 2021 rainstorm event
Vote recoveries	175	Mainly higher labour market & skills training, agriculture, home care and mental health funding
SUCH sector	27	Higher transfers to taxpayer-supported SUCH sector agencies (mainly post-secondary institutions)
Crown corporations and agencies	(18)	Lower transfers to taxpayer supported Crown entities (mainly BC Housing and the Royal BC Museum)
Other receipts	11	Mainly higher receipts from B.C.’s share of federal cannabis excise tax entitlement
	1,186

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Part 2 – Financial Review

COVID-19 pandemic-related funding contributions were up $123 million due to additional funding through the Safe Restart Agreement supporting municipalities and transit systems ($102 million), the Safe Return to Class fund for school ventilation ($12 million) and higher vote recoveries for the Financial Assistance Agreement to Support Closure and Restoration of Oil and Gas Sites in British Columbia ($9 million).

Other federal government contributions were up $820 million from budget. The increase reflects an accounting treatment change which allows earlier revenue recognition of eligible claims applied to Disaster Financial Assistance Arrangements ($625 million). Ministries received $175 million higher vote recovery mainly due to increased funding in support of labour market and skills training, agriculture, home care and mental health programs. The higher vote recoveries funding had an equal and offsetting expense increase. Other ministry receipts were $11 million higher than budget mainly due to B.C.’s share of federal cannabis excise tax reflecting growth in the number of licensed retail establishments. SUCH sector entities (mainly post-secondary institutions) received $27 million higher contributions. Taxpayer-supported Crown corporations received $18 million lower contributions, mainly by BC Housing and the Royal BC Museum.

Commercial Crown Corporations

The net income of commercial Crown corporations (government business enterprises) was $3.1 billion in 2022/23, $666 million lower than Budget 2022, and $2.3 billion lower than 2021/22. The variance from budget in overall earnings is mainly due to operating results of ICBC and the BC Hydro.

British Columbia Hydro and Power Authority

BC Hydro’s net income was $360 million, $352 million lower than the forecast in Budget 2022 primarily due to cost-of-living credits issued to customers. Many variances, including those related to revenues, cost of energy, amortization, finance charges and others are deferred to regulatory accounts, as approved by the British Columbia Utilities Commission, and do not impact net income.

British Columbia Liquor Distribution Branch

BC Liquor Distribution Branch’s (LDB) net income of $1.2 billion was $33 million higher than the forecast in Budget 2022 due to lower than planned expenses.

British Columbia Lottery Corporation

BC Lottery Corporation’s net income of $1.6 billion2 was $373 million higher than the prior year and $169 million higher than Budget 2022. The increase in net income from budget was primarily due to the performance of casino revenue.

[2]	Net of payments to the federal government and payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.).

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Part 2 – Financial Review

Insurance Corporation of British Columbia

The Insurance Corporation of British Columbia’s (ICBC) reported a net loss of $197 million, compared to $327 million net income projected in Budget 2022, and net income of $2.2 billion in the previous year. The net loss was mainly due to lower investment income compared to budget, including the recognition of an impairment loss from the depreciation of bond and equity funds.

More information about commercial Crown corporations’ financial results and performance measures is provided in each corporation’s Annual Service Plan Report available at its respective website.

2023 Financial and Economic Review – September 2023	| 29

Part 2 – Financial Review

Table 2.3 Revenue by Source

	Budget	Actual	Actual
($ millions)	2022	2022/23	2021/22
Taxation
Personal income	12,848	17,268	13,704
Corporate income	5,501	9,156	5,053
Employer health	2,257	2,720	2,443
Sales [1]	9,009	9,818	8,731
Fuel	1,051	1,021	1,022
Carbon	2,311	2,161	2,011
Tobacco	760	531	708
Property	3,173	3,253	3,012
Property transfer	2,500	2,293	3,327
Insurance premium	660	804	706
	40,070	49,025	40,717
Natural resources
Natural gas royalties	911	2,255	920
Forests	1,121	1,887	1,893
Other natural resources [2]	1,355	2,056	1,658
	3,387	6,198	4,471
Other revenue
Post-secondary education fees	2,679	2,651	2,536
Other fees and licences [3]	2,207	2,277	2,048
Investment earnings	1,298	1,316	1,306
Miscellaneous [4]	3,807	4,445	3,910
	9,991	10,689	9,800
Contributions from the federal government
Health and social transfers	8,363	8,606	8,541
COVID-19 related funding	40	163	301
Other federal contributions [5]	2,937	3,757	3,138
	11,340	12,526	11,980
Commercial Crown corporation net income
BC Hydro	712	360	668
Liquor Distribution Branch	1,166	1,199	1,189
BC Lottery Corporation [6]	1,415	1,584	1,211
ICBC [7]	327	(197)	2,216
Other [8]	144	152	140
	3,764	3,098	5,424

Total revenue	68,552	81,536	72,392

[1]	Includes provincial sales tax and HST/PST housing transition tax related to prior years.

[2]	Columbia River Treaty, Crown land tenures, other energy and minerals, water rental and other

[3]	Healthcare-related, motor vehicle, and other fees.

[4]	Includes reimbursements for health care and other services provided to external agencies, and other recoveries.

[5]	Includes contributions for health, education, community development, housing and social service programs, and transportation projects.
[6]	Net of payments to the federal government and payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.)

[7]	Does not include non-controlling interest.

[8]	Includes Columbia Power Corporation, BC Railway Company, Columbia Basin power projects, and post-secondary institutions’ self-supported subsidiaries.

30 |	2023 Financial and Economic Review – September 2023

Part 2 – Financial Review

Table 2.4 Expense by Ministry, Program and Agency

($ millions)	Budget 2022 [1]	Contingencies allocation	Pandemic & Recovery Contingencies	Statutory authorization [2]	Supplementary Estimates	Total authorizations	Actual 2022/23	Actual 2021/22 [1]
Office of the Premier	15	-	-	-	-	15	14	13
Agriculture and Food	107	75	-	-	111	293	292	114
Attorney General	706	91	-	11	-	808	807	710
Children and Family Development	1,742	2	-	-	-	1,744	1,743	1,680
Citizens’ Services	657	26	-	-	85	768	768	610
Education and Child Care	8,217	16	-	1	-	8,234	8,233	7,853
Emergency Management and Climate Readiness	479	5	2	335	-	821	821	65
Energy, Mines and Low Carbon Innovation	112	284	-	4	-	400	399	322
Environment and Climate Change Strategy	368	200	2	11	-	581	574	565
Finance	1,221	74	9	2,788	-	4,092	4,059	1,963
Forests	833	131	-	226	-	1,190	1,190	1,529
Health	25,456	-	779	-	150	26,385	26,385	25,723
Housing	669	93	135	-	-	897	897	593
Indigenous Relations and Reconciliation	178	525	-	-	75	778	777	548
Jobs, Economic Development and Innovation	111	114	-	-	-	225	225	592
Labour	17	17	-	-	-	34	34	37
Mental Health and Addictions	25	173	-	-	-	198	198	19
Municipal Affairs	260	169	-	-	1,495	1,924	1,923	401
Post-Secondary Education and Future Skills	2,613	79	-	-	-	2,692	2,691	2,629
Public Safety and Solicitor General	913	64	1	-	150	1,128	1,126	1,457
Social Development and Poverty Reduction	4,456	185	-	-	49	4,690	4,689	4,354
Tourism, Arts, Culture and Sport	173	169	86	-	-	428	427	405
Transportation and Infrastructure	956	112	476	-	500	2,044	2,044	974
Water, Land and Resource Stewardship	92	272	-	-	100	464	464	82
Total ministries and Office of the Premier	50,376	2,876	1,490	3,376	2,715	60,833	60,780	53,238
Management of public funds and debt	1,378	-	-	-	-	1,378	1,314	1,280
Contingencies Vote [3]	4,848	(2,876)	(1,490)	-	-	482	1	-
Funding for capital expenditures	3,734	-	-	-	-	3,734	2,248	2,202
Refundable tax credit transfers	2,044	-	-	1,876	-	3,920	3,920	1,837
Legislative Assembly and other appropriations	185	-	-	8	-	193	181	208
Total appropriations	62,565	-	-	5,260	2,715	70,540	68,444	58,765
Elimination of transactions between appropriations [4]	(17)	-	-	(7)	-	(24)	(24)	(13)
Prior year liability adjustments	-	-	-	-	-	-	(98)	(36)
Consolidated revenue fund expense	62,548	-	-	5,253	2,715	70,516	68,322	58,716
Expenses recovered from external entities	4,011	-	-	-	-	4,011	4,919	4,054
Funding provided to service delivery agencies	(35,863)	-	-	-	-	(35,863)	(38,236)	(35,558)
Total direct program spending	30,696	-	-	5,253	2,715	38,664	35,005	27,212
Service delivery agency expense
School districts	7,733	-	-	-	-	7,733	7,933	7,430
Universities	6,154	-	-	-	-	6,154	6,053	5,625
Colleges and institutes	1,528	-	-	-	-	1,528	1,591	1,509
Health authorities and hospital societies	19,644	-	-	-	-	19,644	22,814	20,790
Other service delivery agencies	7,258	-	-	-	-	7,258	7,436	8,561
Total service delivery agency expense	42,317	-	-	-	-	42,317	45,827	43,915
Total expense	73,013	-	-	5,253	2,715	80,981	80,832	71,127

[1]	Restated to reflect government’s current organization and accounting policies. Effective December 7, 2022, the Ministry of Housing and the Ministry of Emergency Management and Climate Readiness were established with programs transferred from other ministries. A number of other programs were also transferred between ministries as a part of this reorganization.

[2]	Statutory authorizations are appropriations permitted by an Act other than a Supply Act .

[3]	Budget 2022 includes the following spending allocations: $2.0 billion for Pandemic and Recovery and $2.8 billion for General Programs and CleanBC.

[4]	Reflects payments made under an agreement where an expense from a voted appropriation is recorded as revenue by a special account (Housing Endowment Fund and British Columbia Training and Education Savings Program).

2023 Financial and Economic Review – September 2023	| 31

Part 2 – Financial Review

Table 2.5.1 2022/23 Operating Results by Quarter

	($ millions)
2022/23 deficit at Budget 2022 (February 22, 2022)	(5,461)				(5,461)
2022/23 surplus at the First Quarterly Report (September 12, 2022)		706
2022/23 surplus at the Second Quarterly Report (November 25, 2022)			5,732
2022/23 surplus at the Third Quarterly Report (February 28, 2023)				3,592

	Q1	Q2	Q3	Q4	Total
	Update	Update	Update	Update	Changes
Revenue[1] changes:
Personal income tax – stronger 2021 tax assessment resulting in an unusual high prior year adjustment and impacts of an improved household income and preliminary 2022 tax assessments	2,924	1,269	671	(444)	4,420
Corporate income tax – based on increase in instalments reflecting an improved outlook of 2022 national corporate taxable income, impacts of preliminary 2022 tax assessments, and a higher prior year settlement payment related to stronger 2021 tax assessments	1,813	2,808	397	(1,363)	3,655
Provincial sales tax – mainly reflecting year-to-date results and the impacts of the 2021/22 results	374	114	196	125	809
Property transfer tax – due to slower housing market and higher mortgage rates	-	(300)	50	43	(207)
Employer health tax – mainly higher wages and re-assessment related to prior years	243	100	75	45	463
Other taxation sources – mainly reflecting year-to-date results and the impacts of the 2021/22 results	32	(120)	(2)	(95)	(185)
Natural gas royalties – changes in prices and natural gas liquids royalties partly offset by changes in utilization of royalty and infrastructure programs/credits	1,688	(176)	(217)	49	1,344
Mining – changes in coal and copper prices, partly offset by changes in mining costs	443	(43)	-	88	488
Electricity sales under the Columbia River Treaty – changes in Mid-C electricity prices	137	9	75	(41)	180
Forests – higher stumpage rates and logging tax reflecting lumber prices	394	218	122	32	766
Other natural resources – mainly changes in petroleum prices and water rental revenues	36	(9)	-	6	33
Post-secondary Institutions - changes in fees and other revenue sources	(115)	(46)	(30)	180	(11)
Other sources – changes in investment earnings, fees, miscellaneous and higher vote recoveries	(17)	43	298	385	709
Canada health and social transfers – mainly one-time funding to reduce or eliminate backlogs of medical and surgical procedures and changes in B.C. share of national population	257	(7)	-	(7)	243
Other federal government transfers – mainly change to Disaster Financial Assistance Arrangements recognition of eligible claims, higher vote recoveries & transfers to taxpayer-supported entities	1,001	(41)	(65)	48	943
Commercial Crown corporation net income – mainly changes at ICBC and BCLC	92	(576)	33	(215)	(666)
Total revenue changes	9,302	3,243	1,603	(1,164)	12,984

Less : expense[1] increases (decreases):
Consolidated Revenue Fund changes:
Supplementary Estimates	-	-	2,715	-	2,715
Unused Contingencies spending allocation	-	-	-	(481)	(481)
Ministry and Legislative Assembly savings	-	-	-	(65)	(65)
Statutory spending:
Fire management costs	229	(6)	-	(5)	218
Emergency Program Act	-	-	-	335	335
Rental Protection Fund & other housing initiatives	-	-	500	730	1,230
Shared Recovery Mandate for labour negotiations	1,900	(1,100)	(300)	1,000	1,500
Affordability measures	1,000	100	500	(100)	1,500
Other statutory spending	14	89	44	(45)	102
Refundable tax credits – mainly reflects 2021 tax assessment information	77	92	253	(47)	375
Other expense changes	(122)	(85)	124	(86)	(169)
Spending funded by third party recoveries	75	10	-	823	908
Changes in spending profile of service delivery agencies:
School districts	60	11	176	(47)	200
Universities	(97)	35	(16)	(23)	(101)
Colleges and institutes	43	(19)	20	19	63
Health authorities and hospital societies	1,580	15	838	737	3,170
Other service delivery agencies [2]	149	(112)	(100)	241	178
(Increase) decrease in transfers to service delivery agencies - accounting elimination	(1,773)	(113)	(711)	(1,262)	(3,859)
Total expense changes	3,135	(1,083)	4,043	1,724	7,819
Subtotal	6,167	4,326	(2,440)	(2,888)	5,165
Forecast allowance - decrease (increase)	-	700	300	-	1,000
Total changes	6,167	5,026	(2,140)	(2,888)	6,165
2022/23 surplus at the First Quarterly Report	706
2022/23 surplus at the Second Quarterly Report		5,732
2022/23 surplus at the Third Quarterly Report			3,592
2022/23 surplus at the Public Accounts				704	704

[1]	Detailed descriptions of changes are provided in the revenue and expense sections of this report.

[2]	Includes BC Transportation Financing Authority, BC Transit, BC Housing Management Commission, Community Living BC, and other entities.

32 |	2023 Financial and Economic Review – September 2023

Part 2 – Financial Review

Expense

In 2022/23, government expenses totalled $80.8 billion, $7.8 billion higher than Budget 2022 and $9.7 billion (13.7 per cent) higher than the previous year.

Chart 2.3 Expense Changes from Budget 2022

Total expense increased by $7.8 billion

$ millions

*Net agency spending reflects changes to spending of SUCH sector and other agencies, net of changes to government funding. For details, see table 2.5.1

Consolidated Revenue Fund Spending

Statutory spending by the government during the year totalled $5.25 billion in the following areas:

●	$1.5 billion to fund one-time affordability measures to address cost of living concerns for British Columbians, including $1.4 billion for the BC Affordability Credit provided through the Climate Action Tax Credit and $100 million for the BC Family Benefit;

●	$1.5 billion for signed agreements under the Shared Recovery Mandate (Ministry of Finance);

●	$1.2 billion to fund various housing and shelter related initiatives, including the Rental Protection Fund, under the Housing Priority Initiatives Special Account (Ministry of Finance);

●	$335 million for prior year wildfires and floods, including the 2021 November Rainstorm, under the Emergency Program Act (Ministry of Emergency Management and Climate Readiness;)

●	$218 million in wildfire costs over the voted appropriation, for a total spending of $412 million (Ministry of Forests);

●	$375 million for refundable tax transfers reflecting 2021 tax assessments; and

●	$102 million in other areas, including $39 million from the Long Term Disability Special Account and $21 million from the Insurance and Risk Management Special Account.

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Part 2 – Financial Review

Other CRF spending was $715 million lower than Budget 2022 mainly due to an unused portion of the Contingencies Vote ($481 million), ministry and other savings ($65 million), and other expense changes ($169 million), including prior period adjustments and lower interest costs).

Government provided $2.715 billion in additional spending which was authorized through Supplementary Estimates, including:

●	$1.0 billion to support local governments with the costs of upgrading, adding capacity, and extending core infrastructure and community amenities as well as support additional housing supply (Ministry of Municipal Affairs);

●	$500 million in grants to BC Ferries to support fare affordability for coastal ferry users during the next performance term from 2024 through 2028 and climate initiatives to meet greenhouse gas (GHG) reductions by 2030 (Ministry of Transportation and Infrastructure);

●	$450 million in funding for Critical Community Infrastructure to support targeted projects located in each economic development region in B.C. Projects will support certain local communities in meeting public and environment health regulations in a time sensitive manner (Ministry of Municipal Affairs);

●	$160 million in funding for food security initiatives to support British Columbians access an affordable supply of nutritious food (Ministry of Agriculture and Food, and Ministry of Social Development and Poverty Reduction);

●	$150 million to the BC Cancer Foundation to support cancer research by expanding genomics and precision health, expanding access to new medicines, enhancing capacity to participate in research studies and establishing innovative cancer treatment programs (Ministry of Health);

●	$150 million to support local, remote and Indigenous communities with planning, preparation, and implementation of technology and infrastructure upgrades for the transition to Next Gen 911 (Ministry of Public Safety and Solicitor General);

●	$100 million to support projects that benefit a range of provincial priorities, including wild salmon health, clean drinking water, biodiversity, flood resilience, economic opportunities, and reconciliation with First Nations (Ministry of Water, Land and Resource Stewardship);

●	$85 million to fund new highway cellular coverage across the province as well as to support connectivity in the southeast region of B.C. (Ministry of Citizens’ Services);

●	$75 million in funding to advance government commitments under existing reconciliation initiatives with First Nations across B.C. (Ministry of Indigenous Relations and Reconciliation); and

●	$45 million to support public libraries and service partners to address local priorities and support accessibility, inclusion, and reconciliation (Ministry of Municipal Affairs).

Contingencies

Government used the Contingencies Vote as a prudent budgeting tool to fund priority initiatives and manage budget pressures. Budget 2022 included a Contingencies Vote of $4.85 billion with $2.0 billion allocated for pandemic measures, and $2.85 billion for General Programs and CleanBC.

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Part 2 – Financial Review

Table 2.5.2 provides for spending details for the $1.5 billion spent under the Pandemic and Recovery Contingencies.

Table 2.5.2 2022/23 Pandemic and Recovery Contingencies Spending

Actual
($ millions)	2022/23
Health COVID-19 management
Health COVID-19 management	780
Total Health and Safety	780

Supports for Vulnerable Populations
Temporary housing, shelter, and supports for vulnerable populations	135
Total Supports Vulnerable Populations	135

Tourism Initiatives
Arts, culture and creative sector resilience funding	30
Destination development	32
Port and airport development	9
Various tourism initiatives	23
Total Tourism Initiatives	94

Other Recovery Initiatives
Transportation Safety Measures	468
Various recovery initiatives	13
Total Other Recovery Initiatives	481

Total Pandemic and Recovery Contingencies Spending Measures	1,490

The $2.88 billion contingencies in the General Programs and CleanBC sub-votes was spent on a number of priority initiatives and pressures, including:

●	$525 million for various treaty and non-treaty agreements with First Nations, including costs under the Priority Negotiation Funding Envelope and funding to the New Relationship Trust to support implementation of the Declaration Act Action Plan (Ministry of Indigenous Relations and Reconciliation);

●	$284 million mainly to support various CleanBC initiatives, including the BC Indigenous Clean Energy Initiative (Ministry of Energy, Mines and Low Carbon Innovation);

●	$272 million to support various land and natural resource management initiatives including BC Parks Foundation, Blueberry River Restoration Society and the Great Bear Sea Initiative (Ministry of Water, Land, and Resource Stewardship);

●	$200 million mainly to support various CleanBC initiatives as well as the Clean Coast Clean Waters Initiative Fund, the Neucel Pulp Mill Site Stabilization and the BC Parks Foundation Endowment (Ministry of Environment and Climate Change Strategy);

●	$185 million to fund various social programs and initiatives including income assistance and community living services, the Vancouver Foundation, First Nations Well-being Fund, the Communication Assistance for Youth and Adults program and the BC Association of Aboriginal Friendship Centres (Ministry of Social Development and Poverty Reduction);

●	$173 million in grants to local governments and communities for various programs including initial flood recovery costs, the Abbotsford Drinking Water Resilience Project and the Investing in Canada Infrastructure Program (Ministry of Municipal Affairs);

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●	$173 million to fund various mental health and addictions initiatives including various programs at the Canadian Mental Health Association BC and community-based First Nations Treatment Centres in the First Nations Health Authority (Ministry of Mental Health and Addictions);

●	$169 million to support various arts and cultural investments including funding for the creative sector, the B.C. Fairs, Festivals and Events Fund, the Vancouver Art Gallery and the expansion of Science World (Ministry of Tourism, Arts, Culture and Sport);

●	$115 million to fund various economic development initiatives including the Rural Economic Diversification and Infrastructure Program, Maritime Infrastructure, and to support Old Growth (Ministry of Jobs, Economic Development and Innovation);

●	$131 million to fund wildfire services and prevention, reforestation, the Silviculture Innovation Program, and various other initiatives (Ministry of Forests);

●	$111 million to support various transportation related initiatives including the Island Rail Corridor, BC Ferries electrification plan, extend the Get on Board program at TransLink, and highway maintenance (Ministry of Transportation and Infrastructure);

●	$93 million to fund various housing initiatives including support for housing projects by the Aboriginal Housing Management Association, capacity building in not-for-profit housing organizations, and local governments development approval programs (Ministry of Housing);

●	$89 million to fund various justice sector initiatives, including the historical wrongs recognition for Japanese Canadians, and other program operating pressures (Ministry of Attorney General);

●	$78 million to support various training and education programs and initiatives including funding for graduate student internships, and skills training for forest workers (Ministry of Post-Secondary Education and Future Skills);

●	$77 million to fund various agriculture and food programs and initiatives including the Agriculture Irrigation Infrastructure program, Commercially Viable Replant Program, the BC SPCA Facility Modernization Fund as well to as to support the agriculture flood response (Ministry of Agriculture and Food);

●	$63 million to fund various public safety program operating pressures and initiatives including policing, RoadSafetyBC, corrections, court services and victim services (Ministry of Public Safety and Solicitor General);

●	$138 million in other areas to fund various operating pressures and initiatives such as Old Growth supports, funding to public and independent school boards and enhancements to the BC Repayment Assistance Program.

Spending Recovered from Third Parties

Third party spending relates to program spending funded or co-funded by parties outside of government. Cost-recovered spending was $908 million higher than Budget 2022 due to:

●	$493 million higher recoverable health care costs mainly due to PharmaCare costs and Regional Services;

●	$461 million higher recoveries from natural resource revenue for non-treaty related revenue sharing and economic benefits agreements;

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●	$263 million net increases in other program areas such as labour market development, workforce development and skills training, and transportation; offset by

●	$220 million lower recoveries in interest payments from commercial Crown corporations through the fiscal agency loan program and sinking fund investment returns;

●	$89 million lower recoveries from the federal government due to timing of local government infrastructure projects.

The recovered spending changes are offset by an equal net increase in revenue and as a result have no net impact on government’s financial results.

Operating Transfers to Service Delivery Agencies

Operating transfers paid to service delivery agencies may change during the fiscal year as ministries make budget allocations, Contingencies Vote access is approved, and funding is provided under statutory authority provisions. In 2022/23, operating grants to agencies increased by $3.9 billion compared to Budget 2022 primarily due to higher grants to health authorities ($2.9 billion) to support pandemic related services and wage mandate increases, the BC Housing Management Commission to provide housing and shelter for vulnerable populations ($560 million), the education sector mainly to fund wage mandate increases ($364 million) and various other service delivery agencies ($45 million).

Service Delivery Agency Spending

Service delivery agency spending was $3.51 billion higher than Budget 2022, made up of the following:

●	School districts’ spending was $200 million higher than Budget 2022 due to higher than anticipated salaries & benefits and operating costs.

●	Post-secondary institutions spending was $38 million lower than Budget 2022 mainly due to decreased student-related operating costs. The lower spending is partly offset by lower student-related tuition and ancillary revenues.

●	Health authority and hospital society spending was $3.17 billion higher than Budget 2022 due to increased costs associated with health system priorities and the ongoing pandemic. Costs to address health system priorities include salaries and operating costs associated with growing demand for healthcare services and the Shared Recovery Mandate. Pandemic related costs include overtime, vaccination program, and continuation of the single site order and screeners.

●	Spending in other service delivery agencies was $178 million higher than Budget 2022 reflecting increased grants provided by the BC Housing Management Commission to support affordable rental housing projects ($163 million) and higher spending by Community Living BC to increase its supports and services ($94 million) offset by lower spending by the BC Transportation Financing Authority ($79 million).

A detailed review of the above changes by quarter is available in Table 2.5.1. Further information on 2022/23 spending by function is provided in Appendix Table A2.6.

2023 Financial and Economic Review – September 2023	| 37

Part 2 – Financial Review

Provincial Capital Spending

In 2022/23, capital spending totalled $10.9 billion, which was comprised of $6.7 billion for taxpayer-supported infrastructure and $4.2 billion for the self-supported infrastructure of commercial Crown corporations and agencies.

Direct spending on health and education facilities, social housing, and government capital projects (i.e. government ministry infrastructure, including IT systems and correctional institutions) represented 44 per cent of total capital spending in 2022/23.

Spending on highways and public transportation reflects government’s transportation and transit investments, comprising approximately 18 per cent of total capital spending in 2022/23. While this spending is predominantly taxpayer financed, a portion is funded from the federal government and other external sources.

Spending on power generation and transmission projects is the largest single category of capital spending and is entirely self-supported. The spending primarily reflects BC Hydro’s refurbishment and expansion of its generating and transmission assets.

Chart 2.4 Components of Total Capital Spending – 2022/23

Taxpayer-Supported Capital Spending

In 2022/23, government spending on taxpayer-supported infrastructure was $2.5 billion lower than forecast in Budget 2022.

Education facilities spending, which includes both the K-12 and post-secondary sector, was $314 million lower than budget, primarily due to timing changes for site acquisitions and projects under construction in the K-12 sector; and supply chain constraints, labour shortages and project scheduling changes in the post-secondary sector.

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Health facilities spending was $669 million lower than budget, primarily due to timing of expenditures associated with major projects under construction, including the Royal Columbian Hospital Redevelopment, Cowichan District Hospital Replacement, Burnaby Hospital Redevelopment – Phase 1, and the New St. Paul’s Hospital, as well as projects in procurement, including the Dawson Creek and District Hospital Replacement.

Highways and public transit spending was $899 million lower than budget, primarily due to timing changes for the construction of the Broadway Subway and Pattullo Bridge Replacement projects, and procurement of the Surrey Langley SkyTrain.

Social Housing, Ministry and Other spending was $642 million lower than budget, primarily due to timing changes for the development of housing projects, procurement of the Royal BC Museum Collections and Research Building, construction of the Nanaimo Correctional Centre, and upgrades and maintenance of core government assets.

The above scheduling and cash flow changes do not represent a reduction in capital spending; rather the spending has been shifted to future years within the provincial capital plan.

Table 2.6 Capital Spending

	Budget	Actual	Actual
($ millions)	2022	2022/23	2021/22
Taxpayer-supported
Education facilities	2,319	2,005	1,900
Health facilities	2,584	1,915	1,555
Highways and public transit	2,822	1,923	1,431
Social Housing	572	357	642
Government direct (ministries)	755	470	386
Other	227	85	88
Total taxpayer-supported	9,279	6,755	6,002

Self-supported commercial
Power generation and transmission	4,142	3,929	3,484
Other	232	236	246

Total self-supported	4,374	4,165	3,730

Total capital spending	13,653	10,920	9,732

Self-Supported Capital Spending

Self-supported commercial Crown corporation and agency spending on capital projects in 2022/23 was $209 million lower than Budget 2022 primarily due to timing changes of BC Hydro’s Site C capital project.

Further details on capital spending are provided in Appendix Table A2.9.

2023 Financial and Economic Review – September 2023	| 39

Part 2 – Financial Review

Chart 2.5 Capital Spending Changes from Budget 2022

Total spending lower by $2.7 billion

$ millions

Major Capital Projects

Significant capital projects (those with multi-year budgets totalling $50 million or more) are shown in Table 2.7. Investments in these larger projects will provide long-term social and economic benefits for the province.

As projects are completed, or new ones receive approval, the projects are removed from or added to the $50 million table.

During the 2022/23 fiscal year, the following projects were removed:

●	Simon Fraser University – Energy Systems Engineering Building;

●	Children’s and Women’s Hospital Redevelopment;

●	Highway 1 Lower Lynn Corridor improvements;

●	6585 Sussex Ave (Affordable Rental Housing);

●	ICBC – Enhanced Care Coverage program; and

●	BC Hydro’s John Hart generating station replacement, Fort St. John and Taylor Electric Supply project, and Downtown Vancouver Electricity Supply: West End strategic property purchase.

The following projects were added to the $50 million table during the fiscal year:

●	Burke Mountain Secondary School ($160 million);

●	New Cloverley Elementary School ($64 million);

●	Pineview Valley Elementary School ($65 million);

●	Douglas College – Academic and Student Housing ($293 million);

●	Royal Roads University – Westshore Learning Centre ($100 million);

●	Vancouver Island University – Student Housing and Dining ($88 million);

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●	Centre for Children and Youth Living with Health Complexity ($222 million);

●	Vancouver General Hospital – Operating Rooms Renewal – Phase 2 ($332 million);

●	St. Vincent’s Heather Long-Term Care ($207 million);

●	Nanaimo Regional General Hospital ICU/HAU Redevelopment ($60 million);

●	Western Communities Long-Term Care ($224 million);

●	Highway 7 Widening – 266th St. to 287th St. ($106 million);

●	Surrey Langley SkyTrain ($4.0 billion);

●	Highway 17 Keating Cross Overpass ($77 million);

●	Highway 5 Corridor ($350 million);

●	BC Transit Victoria HandyDART Facility ($60 million);

●	1015 Hastings St Development ($138 million);

●	128 to 134 East Cordova St. ($159 million);

●	320 Hastings St E. Redevelopment ($81 million); and

●	BC Hydro – Lake Buntzen 1 Coquitlam Tunnel Gates Refurbishment ($67 million), Mainwaring station upgrade project ($154 million), Kootenay Canal modernize controls project ($61 million), and Peace to Kelly Lake stations sustainment project ($344 million).

Financing Capital Spending

Provincial capital infrastructure spending is financed through a combination of sources:

●	borrowing (debt financing);

●	operating cash flows (i.e. cash derived from the operating surplus and management of operating accounts);

●	partnerships with the private sector (public-private partnerships or P3s); and

●	cost-sharing with partners.

Chart 2.6 shows that 86 per cent of 2022/23 taxpayer-supported capital spending was financed from operating cash flows, seven per cent from federal contributions and six per cent from other contributions. Public-private partnerships accounted for one per cent of the financing.

Self-supported commercial Crown and agency capital spending of $4.2 billion was financed 29 per cent from direct net borrowing ($1.2 billion), and 71 per cent from operating cash flows ($3.0 billion).

2023 Financial and Economic Review – September 2023	| 41

Part 2 – Financial Review

Chart 2.6      Financing Taxpayer-Supported Capital Spending

Total taxpayer-supported capital spending: $6.755 billion

42 |	2023 Financial and Economic Review – September 2023

Part 2 – Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project
		Cost to	Estimated	Anticipated
	Year of	Mar. 31,	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	2023	Complete	Cost	Borrowing	Liability	Gov't	Contrib'ns
Schools
Centennial Secondary [2]	2017	59	2	61	61	-	-	-
Grandview Heights Secondary [2]	2021	77	6	83	63	-	-	20
New Westminster Secondary [2]	2021	92	15	107	107	-	-	-
Handsworth Secondary [2]	2022	66	3	69	69	-	-	-
Pexsisen Elementary and Centre Mountain Lellum Middle [2]	2022	87	2	89	89	-	-	-
Quesnel Junior School [2]	2022	45	7	52	52	-	-	-
Stitó:s Lá:lém totí:lt Elementary Middle School [2]	2022	52	2	54	49			5
Burnaby North Secondary	2023	94	14	108	99	-	-	9
Coast Salish Elementary [3]	2023	21	22	43	38	-	-	5
Cowichan Secondary	2024	33	53	86	84	-	-	2
Eric Hamber Secondary	2024	60	46	106	94	-	-	12
Victoria High School	2024	71	29	100	97	-	-	3
Burke Mountain Secondary	2026	2	158	160	135	-	-	25
New Cloverley Elementary School	2026	-	64	64	61	-	-	3
Pineview Valley Elementary	2026	-	65	65	65	-	-	-
George Pringle Secondary	2027	6	100	106	103	-	-	3
Seismic mitigation program [4]	2030	1,355	671	2,026	2,026	-	-	-
Total schools		2,120	1,259	3,379	3,292	-	-	87
Post-secondary institutions
British Columbia Institute of Technology
–Health Sciences Centre for Advanced Simulation [2]	2022	89	-	89	66	-	-	23
Simon Fraser University – Student Housing [2]	2023	108	-	108	73	-	-	35
University of Victoria – Student Housing	2023	200	32	232	128	-	-	104
Okanagan College – Student Housing	2024	15	60	75	74	-	-	1
Capilano University – Student Housing	2024	6	52	58	41	-	-	17
North Island College – Student Housing	2024	4	74	78	76	-	-	2
Royal Roads University - West Shore Learning Centre	2024	33	67	100	80	-	-	20
University of the Fraser Valley – Student Housing	2024	-	75	75	63	-	-	12
British Columbia Institute of Technology – Student Housing	2025	26	94	120	108	-	-	12
The University of British Columbia
– School of Biomedical Engineering	2025	27	112	139	25	-	-	114
Vancouver Island University – Student Housing and Dining	2025	-	88	88	87	-	-	1
University of Victoria
– Engineering and Computer Science Building Expansion	2026	5	128	133	97	-	-	36
British Columbia Institute of Technology
– Trades and Technology Complex	2027	-	178	178	152	-	-	26
Douglas College – Academic and Student Housing	2027	3	290	293	203	-	-	90
Total post-secondary institutions		516	1,250	1,766	1,273	-	-	493
Health facilities
Royal Columbian Hospital Redevelopment – Phase 1 [2]	2020	247	4	251	242	-	-	9
Red Fish Healing Centre for Mental Health and Addiction - θəqiʔ ɫəwʔənəq leləm [2]	2021	129	2	131	131	-	-	-
Vancouver General Hospital – Operating Rooms Renewal – Phase 1 [2]	2021	101	1	102	35	-	-	67
Peace Arch Hospital Renewal [2]	2022	86	1	87	8	-	-	79
Penticton Regional Hospital Patient Care Tower [2]
– Direct procurement	2022	65	11	76	18	-	-	58
– P3 contract	2019	232	-	232	-	139	-	93
Dogwood Lodge Long-term Care Home Replacement	2023	53	12	65	-	-	-	65
Lions Gate Hospital – New Acute Care Facility	2024	125	185	310	144	-	-	166
Stuart Lake Hospital Replacement	2024	56	102	158	140	-	-	18
Nanaimo Regional General Hospital – ICU/HAU Redevelopment	2024	31	29	60	22	-	-	38
Mills Memorial Hospital Replacement	2026	400	233	633	513	-	-	120
Royal Columbian Hospital Redevelopment Phases 2 & 3 [5]	2026	469	775	1,244	1,182	-	-	62
Cowichan District Hospital Replacement	2027	87	1,359	1,446	1,148	-	-	298
Burnaby Hospital Redevelopment - Phase 1 [6]	2027	66	546	612	578	-	-	34
Dawson Creek and District Hospital Replacement	2027	22	568	590	413	-	-	177
New St Paul's Hospital	2027	571	1,609	2,180	1,327	-	-	853
New Surrey Hospital and BC Cancer Centre	2027	9	1,715	1,724	1,664	-	-	60
Health facilities continued on the next page

2023 Financial and Economic Review – September 2023	| 43

Part 2 – Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project
		Cost to	Estimated	Anticipated
	Year of	Mar. 31,	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	2023	Complete	Cost	Borrowing	Liability	Gov't	Contrib'ns
Health facilities continued
Royal Inland Hospital Phil and Jennie Gaglardi Tower
– Direct procurement	2027	62	67	129	39	-	-	90
– P3 contract	2022	288	-	288	-	164	-	124
Western Communities Long-Term Care	2027	-	224	224	157	-	-	67
Centre for Children and Youth Living with Health Complexity	2028	3	219	222	193	-	-	29
Cariboo Memorial Hospital Redevelopment	2029	20	347	367	257	-	-	110
St. Vincent's Heather Long-Term Care	2028	1	206	207	207	-	-	-
Vancouver General Hospital –
Operating Rooms Renewal – Phase 2	2029	8	324	332	312	-	-	20
Richmond Hospital Redevelopment [7]	2031	5	856	861	791	-	-	70
Clinical and Systems Transformation	2025	718	81	799	702	-	-	97
iHealth Project – Vancouver Island Health Authority	2025	133	22	155	55	-	-	100
Total health facilities		3,987	9,498	13,485	10,278	303	-	2,904
Transportation
Highway 91 Alex Fraser Bridge Capacity Improvements [2]	2019	67	3	70	37	-	33	-
Highway 1 Illecillewaet Four-Laning and Brake Check improvements [2]	2021	74	1	75	59	-	16	-
Highway 99 10-Mile Slide [2]	2021	75	9	84	84	-	-	-
Highway 4 Kennedy Hill Safety Improvements[2]	2022	54	-	54	40	-	14	-
Highway 14 Corridor improvements	2023	62	15	77	48	-	29	-
Highway 1 Chase Four-Laning	2023	88	132	220	208	-	12	-
Highway 1 Salmon Arm West	2023	87	68	155	124	-	31	-
Highway 91 to Highway 17 and Deltaport Way Corridor improvements	2023	239	21	260	87	-	82	91
Kootenay Lake ferry service upgrade	2023	50	35	85	68	-	17	-
West Fraser Road Realignment	2023	59	44	103	103	-	-	-
Highway 1 Quartz Creek Bridge Replacement	2024	56	65	121	71	-	50	-
Highway 1 Kicking Horse Canyon Phase 4 [8]	2024	466	135	601	386	-	215	-
Pattullo Bridge Replacement [9]	2024	676	701	1,377	1,076	301	-	-
Highway 5 Corridor	2024	94	256	350	350	-	-	-
BC Transit Victoria HandyDART Facility	2025	20	40	60	26	-	21	13
Highway 1 216th - 264th Street widening	2025	53	292	345	226	-	96	23
Highway 1 R.W. Bruhn Bridge	2025	35	190	225	134	-	91	-
Highway 7 Widening - 266th St to 287th St	2025	19	87	106	77	-	29	-
Highway 99 / Steveston Interchange, Transit & Cycling Improvements [10]	2025	34	103	137	137	-	-	-
Highway 17 Keating Cross Overpass	2025	12	65	77	58	-	17	2
Broadway Subway [11]	2026	1,089	1,738	2,827	1,380	450	897	100
Highway 1 Ford Road to Tappen Valley Road Four-Laning	2026	38	205	243	161	-	82	-
Surrey Langley SkyTrain Project [12]	2028	65	3,945	4,010	2,476	-	1,306	228
Fraser River Tunnel Project [10,13]	2030	53	4,095	4,148	4,148	-	-	-
Total transportation		3,565	12,245	15,810	11,564	751	3,038	457
Other taxpayer-supported
Housing
Stanley New Fountain Hotel [2]	2023	75	3	78	9	-	-	69
13583 81st Ave	2023	42	8	50	37	-	-	13
Crosstown	2024	35	37	72	61	-	-	11
58 W Hastings	2024	27	131	158	67	-	19	72
1015 Hastings St Development	2025	11	127	138	100	-	19	19
128 to 134 East Cordova St	2025	10	149	159	88	-	27	44
320 Hastings St E. Redevelopment	2025	-	81	81	45	-	5	31
Clark & 1st Ave	2026	7	102	109	75	-	-	34
Other
Nanaimo Correctional Centre Replacement	2024	101	80	181	181	-	-	-
Royal BC Museum – Collections and Research Building	2025	31	239	270	270	-	-	-
Total other taxpayer-supported		339	957	1,296	933	-	70	293
Total taxpayer-supported		10,527	25,209	35,736	27,340	1,054	3,108	4,234

44 |	2023 Financial and Economic Review – September 2023

Part 2 – Financial Review

Table 2.7 Capital Expenditure Projects Greater Than $50 million 1

		Project
		Cost to	Estimated	Anticipated
	Year of	Mar. 31,	Cost to	Total	Internal/	P3	Federal	Other
($ millions)	Completion	2023	Complete	Cost	Borrowing	Liability	Gov't	Contrib'ns
Power generation and transmission
BC Hydro
–UBC load increase stage 2 project [2]	2020	53	-	53	53	-	-	-
–Bridge River 2 upgrade units 7 and 8 project [2]	2021	74	1	75	75	-	-	-
–LNG Canada load interconnection project [2]	2021	81	1	82	58	-	-	24
–Peace Region Electricity Supply (PRES) project [2,14]	2021	218	1	219	219	-	TBD	-
–Mica replace units 1 to 4 generator transformers project [2]	2022	75	14	89	89	-	-	-
–Mount Lehman substation upgrade project [2]	2023	53	2	55	55	-	-	-
– G.M. Shrum G1 to 10 control system upgrade	2023	69	6	75	75	-	-	-
– 5L063 Telkwa relocation project	2023	46	20	66	66	-	-	-
– Lake Buntzen 1 Coquitlam Tunnel Gates Refurbishment project	2023	42	25	67	67	-	-	-
– Street light replacement program	2023	55	20	75	75	-	-	-
– Various Sites - NERC Critical Infrastructure Protection implementation project for cyber assets	2023	40	20	60	60	-	-	-
– Wahleach refurbish generator project	2023	44	20	64	64	-	-	-
– Capilano substation upgrade project	2024	56	31	87	87	-	-	-
– Mica modernize controls project	2024	47	9	56	56	-	-	-
– Vancouver Island radio system project	2024	41	12	53	53	-	-	-
– Natal - 60-138 kV switchyard upgrade project	2025	23	61	84	84	-	-	-
–Site C project [15]	2025	11,020	4,980	16,000	16,000	-	-	-
– Sperling substation (SPG) metalclad switchgear replacement project	2026	34	42	76	76	-	-	-
– Treaty Creek Terminal - Transmission Load Interconnection (KSM) project	2026	27	82	109	72	-	-	37
– Mainwaring station upgrade project	2026	12	142	154	154	-	-	-
– Kootenay Canal modernize controls project	2028	3	58	61	61	-	-	-
– Peace to Kelly Lake stations sustainment project	2028	18	326	344	344	-	-	-
Total power generation and transmission		12,131	5,873	18,004	17,943	-	-	61
Total self-supported		12,131	5,873	18,004	17,943	-	-	61
Total $50 million projects		22,658	31,082	53,740	45,283	1,054	3,108	4,295

[1]	Only projects that receive provincial funding and have been approved by Treasury Board and/or Crown corporation boards are included in this table. Ministry service plans may highlight projects that still require final approval. Capital costs reflect current government accounting policy.
[2]	Assets have been put into service and only trailing costs remain.
[3]	The anticipated total cost was previously reported as $52 million and has been reduced to $43 million to reflect current estimates.
[4]	The Seismic Mitigation Program consists of all spending to date on Phase 2 of the program and may include spending on projects greater than $50 million included in the table above.
[5]	The Royal Columbian Hospital new acute care tower is expected to be available to patients in 2025.
[6]	The concept plan for Phase 2 of the Burnaby Hospital Redevelopment has been approved. Financial information will be added to the table upon business case approval.
[7]	The Richmond Hospital new acute care tower is expected to be available to patients in 2028.
[8]	Kicking Horse Canyon Project costs exclude $11 million of past planning costs which are expensed.
[9]	Pattullo Bridge forecasted to open to the public in 2024 with old bridge decommissioning to follow. Forecasted amount reflects total expenditures including capitalized and expensed items.
[10]	Project is part of the Highway 99 Tunnel Program.
[11]	The Broadway Subway Project forecast and value of costs incurred to date include the City of Vancouver in-kind contribution of land rights, in keeping with the approved project budget. Under current government accounting, purchased intangible assets are given accounting recognition, and contributed intangible assets, such as land use rights or licenses are not.
[12]	Total project cost includes $3.939 billion capital costs and $0.071 billion operating costs.
[13]	The Fraser River Tunnel is forecasted to open to the public in 2030 with the removal of the existing tunnel to follow.
[14]	The total cost represents the gross cost of the project and has not been netted for Federal Government contributions. The Federal Government's contribution amount is dependent on the final actual project costs and what costs are eligible under the agreement.
[15]	The approved updated project cost estimate is $16 billion, with a project in-service date of 2025 (first and last generating unit in-service in December 2024 and 2025, respectively). The anticipated project cost and cost to date include capital costs, charges subject to regulatory deferral and certain operating expenditures.

2023 Financial and Economic Review – September 2023	| 45

Part 2 – Financial Review

 Provincial Debt

As at March 31, 2023, total provincial debt was $89.4 billion, a decrease of $1.2 billion over the year, amounting to 23.0 per cent of B.C.’s nominal GDP. About 33 per cent of the total debt is self-supported through the activities of commercial Crown corporations.

The taxpayer-supported debt-to-GDP ratio, a measure often used by investors and credit rating agencies to analyze a government’s ability to manage its debt load, stood at 15.4 per cent. This is lower by 2.5 percentage points from 2021/22 and is 4.6 percentage points lower than forecast in Budget 2022. The debt-to-revenue ratio was 74.3 per cent, 36.6 percentage points lower than the Budget 2022 forecast and a decrease of 16.5 percentage points from 2021/22.

Table 2.8 Provincial Debt Summary 1

		Opening	Updated
	Budget	Balance	Budget		Actual	Actual
($ millions)	2022	Adjustment [2]	2022		2022/23	2021/22
Taxpayer-supported debt
Provincial government
Operating	10,411	1,514	11,925		-	7,233
Capital [3]	40,573	(571)	40,002		36,538	36,487
Total provincial government	50,984	943	51,927		36,538	43,720
Taxpayer-supported entities
BC Transportation Financing Authority	17,512	(341)	17,171		18,992	14,615
Health Authorities and Hospital Societies	1,831	(30)	1,801		1,983	1,839
Post Secondary institutions	888	23	911		910	922
Social Housing [4]	1,932	16	1,948		1,241	974
Other	328	(1)	327		270	271
Total taxpayer-supported entities	22,491	(333)	22,158		23,396	18,621
Total taxpayer-supported debt	73,475	610	74,085		59,934	62,341
Self-supported debt	30,956	(489)	30,467		29,492	28,325
Total debt before forecast allowance	104,431	121	104,552		89,426	90,666
Forecast allowance	1,000	(1,000)	-		-	-
Total provincial debt	105,431	(879)	104,552		89,426	90,666

Debt to GDP ratios:
Taxpayer-supported debt	20.0%		20.1	% [5]	15.4%	17.9%
Total provincial debt	28.7%		28.4%		23.0%	26.1%

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts . Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

[2]	The opening balance adjustment reflects actual balances at March 31, 2022 (the Budget 2022 projection was based on a forecast for 2021/22).

[3]	Includes debt incurred by the government to fund the building of capital assets in the education, health, social housing and other sectors.

[4]	Includes debt incurred by BC Housing Management Commission and the Provincial Rental Housing Corporation to fund investments in affordable housing through HousingHub.

[5]	Revised to reflect Statistics Canada's Provincial Economic Accounts update released on November 8, 2022.

Taxpayer-supported debt includes provincial government borrowings for operating and capital needs, and borrowings by taxpayer-supported entities. Provincial government issues capital grants to organizations for funding their infrastructure, including schools, post-secondary institutions and health facilities (SUCH), and social housing. Taxpayer-supported entities’ debt is mainly the debt of the BC Transportation Financing Authority that was incurred to fund highways and public transit projects.

46 |	2023 Financial and Economic Review – September 2023

Part 2 – Financial Review

Chart 2.7  Components of Total Provincial Debt – 2022/23

Self-supported debt includes power generation and transmission debt which is entirely commercial in nature and is predominantly the debt of BC Hydro. A portion of this debt reflects borrowing for the Columbia Basin power projects managed by Columbia Power Corporation and Columbia Basin Trust. Self-supported borrowing from the BC Lottery Corporation for gaming equipment and gaming management software, the debt of post-secondary institutions’ commercial subsidiaries, and lease liabilities related to right-of-use assets are also included in this debt category.

Total debt was lower by $16.0 billion at year-end compared to the Budget 2022 forecast (see Chart 2.8).

Chart 2.8  Change in Ending Debt Level from Budget 2022

2023 Financial and Economic Review – September 2023	| 47

Part 2 – Financial Review

This variance consists of:

•	$13.5 billion lower taxpayer-supported debt, primarily due to improved operating results of $6.2 billion (excluding the forecast allowance), $2.5 billion lower net capital spending, and changes in other working capital balances and external funding of $10.4 billion, offset by higher cash balances of $5.6 billion;

•	$1.5 billion decrease in self-supported debt due to lower operating cash flows and lower capital spending; and

•	$1.0 billion forecast allowance.

Surplus/Deficit Versus Change In Debt

For the 2022/23 fiscal year, government posted a surplus of $704 million, which included net non-cash items of $143 million (primarily amortization and an adjustment for commercial Crown corporations net income and dividends). Working capital balances increased by $8.6 billion, including higher cash balance and higher account payable and accrued liabilities at year end. Taxpayer-supported capital spending was $6.7 billion. As a result, taxpayer-supported debt decreased by $2.4 billion during the fiscal year.

The $1.2 billion increase in self-supported debt primarily reflects $4.2 billion of capital spending mainly by BC Hydro and BCLC, offset by almost $3.0 billion in net operating cash flows.

Chart 2.9  Reconciliation of Surplus/Deficit to Change In Debt

48 |	2023 Financial and Economic Review – September 2023

Part 2 – Financial Review

Debt Indicators

Table 2.9 provides a summary of financial indicators depicting the Province’s debt position, recent borrowing trends and related interest cost burden.

Further details on provincial debt are provided in Appendix Tables A2.10 to A2.12.

Table 2.9    Key Debt Indicators1

	Budget	Actual	Actual
	2022	2022/23	2021/22
Debt to revenue (per cent)
Total provincial	124.5	90.6	104.3
Taxpayer-supported	110.9	74.3	90.8
Debt per capita ($) [2]
Total provincial	19,834	16,813	17,428
Taxpayer-supported	13,823	11,268	11,983
Debt to GDP (per cent) [3]
Total provincial	28.7	23.0	25.9
Taxpayer-supported	20.0	15.4	17.8
Interest bite (cents per dollar of revenue) [4]
Total provincial	3.5	3.2	3.3
Taxpayer-supported	3.0	2.5	2.8
Interest costs ($ millions)
Total provincial	2,967	3,114	2,848
Taxpayer-supported	2,012	2,030	1,896
Interest rate (per cent) [5]
Taxpayer-supported	3.0	3.3	3.1
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	84,672	98,655	86,903
Taxpayer-supported [7]	66,226	80,647	68,658
Total debt ($ millions)
Total provincial	105,431	89,426	90,666
Taxpayer-supported [8]	73,475	59,934	62,341
Provincial GDP ($ millions) [9]	367,966	389,129	350,598
Population (thousands at July 1) [10]	5,316	5,319	5,202

[1]	Figures for prior year have been restated to conform with the presentation used for 2022/23 and to include the effects of changes in underlying data and statistics.

[2]	The ratio of debt to population (e.g. debt at March 31, 2023 divided by population at July 1, 2022).

[3]	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. debt at March 31, 2023 divided by 2022 GDP).

[4]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

[5]	Weighted average of all outstanding debt issues.

[6]	Includes revenue less earnings related to enterprises (sinking fund earnings, loan interest and net earnings), plus revenue of all enterprises.

[7]	Excludes revenues of commercial Crown corporations, but includes dividends paid to the Consolidated Revenue Fund.

[8]	Excludes debt of commercial Crown corporations.

[9]	Nominal GDP for the calendar year ending in the fiscal year (e.g. GDP for 2022 is used for the fiscal year ended March 31, 2023). As nominal GDP for the calendar year ending in 2022 is not available, the 2022 GDP projected in the February 2023 budget has been used for the fiscal year ended March 31, 2023 for demonstration purposes.

[10]	Population at July 1st within the fiscal year (e.g. population at July 1, 2022 is used for the fiscal year ended March 31, 2023).

2023 Financial and Economic Review – September 2023	| 49

Part 2 – Financial Review

Credit Rating

A credit rating is an evaluation of the credit risk of a prospective borrower, predicting their ability to pay interest and to repay the debt principal. It impacts the borrower’s debt servicing costs and the investor’s rate of return since an investor will demand a higher interest rate on a higher-risk, lower-rated security. Table 2.10 provides an interprovincial comparison of credit ratings.

As of July 2023, B.C. has a Aaa rating from Moody’s, AA rating from Standard & Poor’s, and AA (High) rating from DBRS.

Table 2.10 Interprovincial Comparison of Credit Ratings, July 2023

Rating Agency[1]
	Moody’s Investors	Standard &
Province	Service	Poor’s	DBRS
British Columbia	Aaa	AA	AA(High)
Alberta	Aa2	A+	AA (Low)
Saskatchewan	Aa1	AA	AA (Low)
Manitoba	Aa2	A+	A (High)
Ontario	Aa3	A+	AA (Low)
Quebec	Aa2	AA-	AA (Low)
New Brunswick	Aa2	A+	A (High)
Nova Scotia	Aa2	AA-	A (High)
Prince Edward Island	Aa2	A	A
Newfoundland/Labrador	A1	A	A (Low)

[1]	The rating agencies assign letter ratings to borrowers. The major categories, in descending order of credit quality are: AAA/Aaa; AA/Aa; A; BBB/Baa; BB/Ba; and B. The “1”, “2”, “3”, “high”, “low”, “+”, and “-” modifiers show relative standing within the major categories. For example, AA+ exceeds AA and Aa2 exceeds Aa3.

Pension Plans

The province contributes to four defined benefit pension plans (Public Service, Municipal, Teachers’ and College) for many of its employees. These pension plans are managed under joint trusteeship arrangements with the plan members. Under joint trusteeship, the provincial government has no formal claim on plan surpluses or assets; however, government is responsible for 50 per cent of any unfunded liabilities in the Public Service, Teachers’ and College plans, and 35 per cent of any unfunded liability in the Municipal plan since the province’s interest in that plan is only 70 per cent.

As a result, government’s balance sheet only includes its share of any unfunded pension liabilities incurred by the four pension plans under the joint trusteeship arrangements, as well as the entire liability for the MLA Superannuation Account, which is not part of a joint trusteeship arrangement. As at March 31, 2023, all pension plans under joint trusteeship were fully funded.

In the event that a plan is determined to be in a deficit position, the pension boards, by agreement, are required to address the deficit through contribution adjustments or other measures. As a result, it is expected that any unfunded pension liability in the future would be short-term in nature.

50 |	2023 Financial and Economic Review – September 2023

Part 2 – Financial Review

The pension valuations do not include future indexing of pensions, as this is a non-guaranteed supplemental benefit to the plans that is determined by the amount of available assets in separate inflation accounts. The estimated financial positions of each plan (based on extrapolations of the most recent actuarial valuations) as at March 31, 2023 are shown in Table 2.11.

Table 2.11 Pension Plan Balances

	Pension Plan					Total
($ millions)	Public Service	Municipal	Teachers	College	Other [1]	2022/23	2021/22
Accrued benefit obligation	(24,616)	(35,281)	(24,429)	(4,955)	(781)	(90,062)	(85,307)
Pension fund assets	28,451	42,444	27,871	5,478	879	105,123	97,937
Subtotal	3,835	7,163	3,442	523	98	15,061	12,630
Unamortized actuarial (gain) loss	(827)	(3,594)	(2,455)	(168)	46	(6,998)	(5,780)
Accrued net asset (obligation)	3,008	3,569	987	355	144	8,063	6,850

[1]	Represents other defined benefit plans, outside of the four main pension plans, which are funded by entities within the government reporting entity. Includes Simon Fraser University's Academic Pension Plan and Administrative/Union Pension Plan, the University of Victoria's pension plan for employees other than faculty and professional staff, and the province's 14.67% interest in the Canadian Blood Services pension plan.

Actuarial valuations are performed on the pension plans every three years with the resulting reports released nine months after the valuation date. The pension plans and the dates of their last actuarial valuation are:

•	Public Service Pension Plan, March 31, 2020;

•	Municipal Pension Plan, December 31, 2021;

•	Teachers’ Pension Plan, December 31, 2020; and

•	College Pension Plan, August 31, 2021.

Key actuarial assumptions used for valuation purposes include a long-term annual rate of return on fund assets (currently 6.00 per cent for the Public Service Pension Plan, College Pension Plan and the Municipal Pension Plan and 5.75 per cent for the Teachers’ Pension Plan) and the rate of annual salary increases (currently at 3.25 per cent).

The pension plans are administered by the BC Pension Corporation in accordance with direction received from the various pension boards. The audited financial statements of each pension plan, along with full descriptions, benefit formulas, inflation assumptions and funding polices may be found on the corporation’s website at www.pensionsbc.ca.

Contractual Rights

Contractual rights represent the annual nominal future cash receipts for multi-year contracts. As at March 31, 2023, taxpayer-supported entities have $15.5 billion in contractual rights, and self-supported Crown corporations and subsidiaries have $6.1 billion in contractual rights, for a total of $21.6 billion in contract receipts over the future years, depending on the terms of the contract.

Contractual rights represent future receipts where the projected revenue has been quantified in an agreement. They are not off-balance sheet assets, nor are they deferred revenues.

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Contractual Obligations

Contractual obligations represent the annual nominal future cash payments for multi-year contracts for the delivery of services and construction of assets — except in the case of P3 contracts, where the obligations related to construction of assets are recognized as liabilities as the assets are constructed.

As at March 31, 2023, taxpayer-supported entities have incurred $47.3 billion in contractual obligations, and self-supported Crown corporations and subsidiaries have incurred $53.9 billion in contractual obligations, for a total of $101.2 billion in contract payments that will be made over the future years, depending on the terms of the contract.

Contractual obligations represent ongoing program costs where the projected expense has been quantified in an agreement. They are not off-balance sheet debt, nor are they unfunded costs. Rather, these annual costs have been incorporated into the overall program budgets of the contracting ministries and other entities similar to other future-oriented government program costs such as legislated entitlements and capital asset amortization. In the case of self-supported Crown corporations and subsidiaries, the payments will be made from future revenue streams.

The 2022/23 Public Accounts Contractual Obligations schedule presents a detailed listing of obligations by function. Taxpayer-supported contractual obligations can also be grouped into eight categories (see Table 2.12) as follows:

•	Coastal ferry services agreement – annual operating subsidy provided by the Ministry of Transportation and Infrastructure to BC Ferry Services Inc. in support of its smaller routes.

•	Capital construction and maintenance P3s – reflect the annual service payments that will be made to maintain the asset and retire the liabilities.

•	Provincial policing contracts – annual operating cost of the policing contract with the RCMP (aside from major cities such as Vancouver, which have their own police forces, policing in British Columbia is provided by the RCMP under contract).

•	Housing subsidy agreements – annual operating cost of the subsidy agreements between BC Housing Management Commission and cooperative subsidized housing associations.

•	Program delivery agreements – annual operating cost of agreements with third-party entities that provide services to the public on behalf of government, such as care homes. Some agreements are for one year only.

•	Operating and maintenance agreements – annual operating cost of agreements with third-party entities that operate and maintain government infrastructure on behalf of government. A majority of these agreements relate to health sector facilities.

•	Service delivery agreements – annual operating cost of agreements with third-party entities that provide services directly to government, such as the Telecommunications Service Master Agreement with Telus.

•	Capital and economic development agreements – annual cost of agreements to build infrastructure, such as school district, universities, and British Columbia Transportation Financing Authority’s commitments for future projects.

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Table 2.12 Taxpayer-Supported Contractual Obligations

($ millions)	2023/24	2024/25	2025/26	2026/27	2027/28	2028/29+	Total
Coastal ferry services agreement	245	245	245	245	245	8,573	9,798
Capital construction and maintenance P3s	1,004	670	452	224	182	3,032	5,564
Provincial policing contracts	504	504	504	504	504	2,016	4,536
Housing subsidy agreements	370	291	239	180	152	3,583	4,815
Program delivery agreements	2,281	399	352	311	274	1,539	5,156
Operating and maintenance agreements	845	760	386	312	247	813	3,363
Service delivery agreements	963	874	871	866	883	2,123	6,580
Capital and economic development agreements	3,461	2,133	992	348	155	403	7,492
	9,673	5,876	4,041	2,990	2,642	22,082	47,304

Almost all (99 per cent or $53.4 billion) of the contractual obligations for self-supported Crown corporations and subsidiaries are for BC Hydro power purchase agreements with independent power producers (IPPs). This ongoing cost of energy is factored into BC Hydro’s financial statement projections in the fiscal plan, although any contractual increases to the tariffs paid to the IPPs will have to be recovered from future electricity rate increases.

The remaining contractual obligations for self-supported Crown corporations and subsidiaries relate to maintenance and service agreements, whose costs also are factored into government fiscal plan projections.

2022/23 Public Accounts Audit Qualification

The Audit Opinion on the 2022/23 Public Accounts includes three qualifications, which continue from the prior year.

Deferral of Revenues

The Auditor General recommends reporting restricted contributions as revenue in the period the transfers are received, unless the transfer establishes a financial liability on the part of the recipient. The government has maintained its longstanding recognition of deferring restricted contributions and recognizing revenue in the same period that programs and services are provided to the public. The impact of the recommendation in the current year would be to increase revenue and surplus by $6.97 billion and decrease liabilities by $6.97 billion.

Incomplete Contractual Obligations Disclosure

Contractual obligations that commit Government to make certain expenditures, for a considerable period into the future, are required to be disclosed in the financial statements. In the Auditor General’s opinion, the summary financial statements do not provide the required disclosures in relation to certain contracts, such as contracts below the $50 million threshold as well as larger contracts such as the obligation to the BC First Nations Gaming Revenue Sharing Limited Partnership. The Auditor General’s recommendation would increase the disclosure of contractual obligations for future years.

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BC First Nations Gaming Revenue Sharing Agreement Accounting Treatment

Section 14.3 of the Gaming Control Act (B.C.), conveys the right to 7 per cent of the net income of the British Columbia Lottery Corporation (BCLC) to the BC First Nations Gaming Revenue Sharing Limited Partnership (Partnership) each year for 23 years commencing in 2022. Government acts as an intermediary in the arrangement and has no discretion over the funds. The Auditor General recommends that this arrangement should be accounted for as revenue of the Government and a subsequent grant to First Nations. The effect of the Auditor General’s recommendation would be an increase to both revenues and expenses on the statement of operations in the current year by $114 million. Additionally, an estimate of future transfers would be disclosed in Note 28 – Contingent Liabilities and Contractual Obligations, instead of the more comprehensive disclosure in Note 39 – Dedicated Revenue.

Government’s summary financial statements have accounted for this transaction in accordance with generally accepted accounting principles as an administrative flow through where neither the revenues or expenses have been reflected on the income statement. These revenues belong to the Nations by virtue of the Gaming Control Act (B.C.) and Government receives none of the economic benefits associated with the revenue. It would be inconsistent with generally accepted accounting principles to include these amounts as government revenues and expenses.

The full text of the Auditor General’s opinion and the comments of the Comptroller General of British Columbia can be found in the 2022/23 Public Accounts.

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2023 Financial and Economic Review – September 2023 Part 3 Supplementary Information – General Description of the Province – Constitutional Framework – Provincial Government – Annual Financial Cycle – Government’s Financial Statements – Provincial Taxes

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Part 3 – Supplementary Information

General Description of the Province

British Columbia is located on Canada’s Pacific coast, and has a land and freshwater area of 95 million hectares. It is Canada’s third largest province and comprises 9.5 per cent of the country’s total land area.

Geography

The province is nearly four times the size of Great Britain, 2.5 times larger than Japan and larger than any American state except Alaska. B.C.’s 7,022-kilometre coastline supports a large shipping industry through ice-free, deep-water ports. The province has about 8.5 million hectares of grazing land, 1.8 million hectares of lakes and rivers, and 950,000 hectares of agricultural land that is capable of supporting a wide range of crops.

Physiography

B.C. is characterized by mountainous topography, but also has substantial areas of lowland and plateau country. The province has four basic regions, a northwesterly trending mountain system on the coast, a similar mountain system on the east, and an extensive area of plateau country between the two. The northeastern corner of the province is lowland, a segment of the continent’s Great Plains.

The western system of mountains averages about 300 kilometres in width and extends along the entire B.C. coast and the Alaska panhandle. The Coast Mountains contain some of the tallest peaks in the province. The western system includes the Insular Mountains that form the basis of Vancouver Island and Haida Gwaii (previously known as the Queen Charlotte Islands). These islands help to shelter the waters off the mainland coast of B.C., which form an important transportation route for people and products.

The Interior of the province is a plateau of rolling forest and grassland, 600 to 1,200 metres in average elevation, incised deeply by rivers. North of Prince George the interior becomes mountainous, but plateau terrain returns just south of the Yukon boundary in the area drained by the Liard River. The southern Interior’s water system is dominated by the Fraser River, which has a drainage area covering about one-quarter of the province. The Rocky Mountains, in the eastern mountain system, rise abruptly on the southern B.C.-Alberta boundary and are cut by passes that provide dramatic overland transportation routes into the province. The Rocky Mountain Trench lies immediately to the west of the Rockies. This extensive valley, the longest in North America, is a geological fault zone separating different earth plates. It is the source of many of B.C.’s major rivers, including the Peace, Columbia and Fraser.

Climate and Vegetation

Coastal B.C. has abundant rainfall and mild temperatures associated with a maritime climate. The Pacific coast has an average annual rainfall of between 155 and 440 centimetres, while the more sheltered coasts of eastern Vancouver Island and the mainland along the Strait of Georgia average between 65 and 150 centimetres. Canada’s longest frost-free periods of over 180 days per year are enjoyed along the edges of the coastal zone and inland along the Fraser River valley. Temperatures fall quickly up the steep slopes of the Coast Mountains. The predominant trees in this coastal region are the western hemlock, western red cedar and balsam in the wetter parts, and Douglas fir and grand fir in the drier areas.

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B.C.’s Interior region has a mainly continental type of climate, although not as severe as that of the Canadian Prairies. Considerable variation in climate occurs, especially in winter and across the Coast Mountains, as mild Pacific storms bring relief from cold spells. The southern Interior has the driest and warmest climate of the province. In the valleys, annual precipitation ranges from less than 30 centimetres to 50 centimetres, while daily temperatures can average over 20°C in July and just under freezing in January. The climate becomes more extreme further north and precipitation increases. The frost-free period in the North is short and variable. Spruce and lodgepole pine are the dominant trees of commercial value in the Interior.

The northeast region of the province is an extension of the western prairie region of Alberta. It has a continental climate that is more extreme than that of the northern interior region. However, it does have long hot summers and a frost-free period long enough to grow grain, forage and other crops.

Population

B.C. is the third largest province in terms of population, which was estimated at 5.319 million people, accounting for 13.7 per cent of Canada’s population on July 1, 2022. B.C.’s population grew at an average annual rate of 1.5 per cent between 2012 and 2022, higher than the growth rate of the overall Canadian population for the same period.

The Vancouver census metropolitan area, a major Canadian shipping, manufacturing and services centre, had the largest urban population in B.C. with 2.843 million people in 2022. Meanwhile, the census metropolitan area for Victoria, the provincial capital, had a population of 423 thousand people in 2022.

Constitutional Framework

The structure of the British Columbia government is based on British parliamentary tradition and precedent. Prior to 1866, B.C. was composed of two British-controlled colonies — the Colony of Vancouver Island was established in 1849, and the Colony of British Columbia was established in 1858 on the mainland. In the Union Proclamation of 1866, the two colonies were joined to form the single united Crown Colony of British Columbia. On July 20, 1871, B.C. entered into Confederation with Canada. Although the Colony of Vancouver Island had a parliamentary form of government as far back as 1856, the first fully elected government was not instituted in B.C. until the autumn after Confederation with Canada. Responsible government was achieved in late 1872, when the lieutenant governor acquiesced to an executive council that was responsible to the legislative assembly.

Upon entering Confederation, B.C. came under the authority of the British North America Act, 1867 (BNA Act), a statute of the British parliament. Until 1982, the BNA Act defined the major national institutions and established the division of authority between the federal and provincial governments. In 1982, the British Parliament ended its legal right to legislate for Canada with the passage of the Canada Act, 1982 and its companion legislation, the Constitution Act, 1982, which also includes the Canadian Charter of Rights and Freedoms. The BNA Act was renamed the Constitution Act, 1867, which continues to be the foundation for the division of legislative powers between Canada, as a federal state, and provincial governments.

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Indigenous Peoples

British Columbia is home to more than 270,000 Indigenous1 people, representing one in six Indigenous people in Canada. There are 203 First Nations in B.C. (of 600 in Canada), and they represent 34 distinct languages. At more than 89,000, the Métis population in B.C. is the fourth-largest in Canada.

Each Indigenous community has a unique history and experience and different ways of life, social organization, governance systems, and approaches to economic development.

As the original occupants of the land, Indigenous Peoples have a special constitutional relationship with the Crown. This relationship, including existing Aboriginal2 and treaty rights, is recognized and affirmed in section 35 of the Constitution Act, 1982, and includes recognizing that Indigenous self-government is part of Canada’s evolving system of cooperative federalism and distinct orders of government.

Provincial Government

B.C.’s government is modeled after the British system. Functionally there are three main branches: the legislature, the executive and the judiciary.

Legislature

Legislative powers in British Columbia are exercised by a single legislative chamber, which is elected for a term of four years. B.C. was the first jurisdiction in Canada to establish set general election dates, in 2001. Provincial general elections are scheduled to take place on the third Saturday in October every four years.

The legislature consists of the lieutenant governor and 87 elected members of the legislative assembly. The legislative assembly represents the people of B.C. in the conduct of the province’s affairs. The assembly is required by law to meet at least once a year with a normal session lasting several months. However, special sessions can last just a few days or many months, depending on the nature of the government’s business.

The legislature operates on a fixed schedule — the second Tuesday in February each year is usually reserved for the Throne Speech and the fourth Tuesday in February each year is reserved for the Budget Speech.

Executive

The executive is composed of the lieutenant governor and the executive council. The executive council, or cabinet, is headed by the premier and is composed of selected members of the ruling party. The lieutenant governor, the King’s representative in British Columbia, holds a largely ceremonial place in the modern provincial government. By constitutional custom, the lieutenant governor is appointed by the Governor General of Canada for a term usually lasting five years.

Following a general election, the lieutenant governor calls upon the leader of the political party with the majority of elected members to serve as premier and to form the provincial government.

[1]	The term ‘Indigenous’ includes all people of Indigenous ancestry, including First Nations (status and non-status), Métis and Inuit.

[2]	The federal Constitution Act recognizes the Aboriginal peoples of Canada as the Indian, Inuit and Métis peoples of Canada; however, First Nations is the generally preferred term for Indian peoples of Canada, and Indigenous is preferred to Aboriginal.

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Where the general election does not result in a single political party having the majority of elected members, a minority government may be formed by the party that is able to form a coalition or enter into a confidence and supply agreement with another party, to ensure it has the majority required for all confidence motions and budgetary legislation.

The lieutenant governor, on the advice of the premier, appoints members of the executive council and is guided by the executive council’s advice as long as it holds the confidence of the legislative assembly.

The lieutenant governor, on recommendation of the premier, convenes, prorogues and dissolves the legislative assembly and gives Royal Assent to all measures and bills passed by the assembly before they become law.

Ministers are the executives responsible for government ministries, and are usually members of cabinet. Cabinet determines government policy and is held responsible by the legislative assembly for the operation of the provincial government.

Deputy ministers are the senior civil servants in their ministries and have responsibility for all operational matters including budget, human resources and program development. Deputy ministers are required to manage a complex set of multiple accountabilities which arise out of various powers, authorities and responsibilities attached to the position. The deputy minister is the principal source of support for a minister in fulfilling minister’s collective and individual responsibilities and accountability. In providing this support, the deputy minister is responsible for:

•	sound public service advice on policy development and implementation, both within the minister’s portfolio and with respect to the government’s overall policy and legislative agenda;

•	effective ministry management, as well as advice on management of the minister’s entire portfolio; and

•	fulfillment of authorities that have been assigned to the deputy minister or other officials either by the minister directly or by virtue of legislation.

Judiciary

The judiciary performs functions that are central to the orderly operation of society. Judges hear and give judgment in criminal prosecutions and in actions arising from disputes between private citizens or between the government and private citizens. Judges apply both judge-made law, known as “common law,” and laws made by the Parliament of Canada and provincial legislatures. The judiciary is sometimes called on to determine whether laws passed by governments conform to the values expressed in the Canadian Charter of Rights and Freedoms.

B.C.’s judicial system is made up of the Provincial Court of British Columbia, the Supreme Court of British Columbia and the Court of Appeal of British Columbia. The Provincial Court hears cases that fall into five main categories: criminal cases, family cases, youth court cases, small claims, and traffic & bylaw cases. The provincial government appoints Provincial Court judges, and the federal government appoints Court of Appeal and Supreme Court judges.

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The federal judicial system includes the Tax Court of Canada, the Federal Court of Canada (Appeals division and Trial division) and the Supreme Court of Canada. The Federal Court of Canada hears cases in limited areas of exclusively federal jurisdiction — for example, reviewing decisions made by federal tribunals such as the Canada Labour Relations Board. The Supreme Court of Canada is the court of final resort and hears selected appeals from the Federal Court of Appeal and provincial Courts of Appeal.

Provincial Government Jurisdiction

Under Canada’s constitutional framework, B.C. has ownership and jurisdiction over natural resources and is responsible for education, health and social services, municipal institutions, property and civil rights, the administration of justice and other matters of purely provincial or local concern.

Annual Financial Cycle

British Columbia’s Budget Transparency and Accountability Act (BTAA) outlines the Province’s reporting requirements during the financial cycle and imposes specific reporting deadlines or release dates for these publications. In particular, fixed dates for presentation of the budget, as well as dates for quarterly and annual reports, are set by law.

Under the BTAA, the provincial government focuses its budgeting and reporting on a summary accounts basis. The BTAA requirements include reporting on the advice of the Economic Forecast Council; presentation of the annual Estimates, Budget and Fiscal Plan, Quarterly Reports, and Public Accounts; publication of Quarterly Reports with revised forecasts; annual three-year service plans and service plan reports for each ministry and government organization; and an annual three-year government strategic plan and report.

Chart 3.1 summarizes the annual financial process of the Province. This process consists of four main stages.

Planning and Budget Preparation

Treasury Board, a committee of the executive council, reviews longer-term estimates of revenue, expense, capital and debt, and establishes a preliminary fiscal plan within the framework of the government’s overall strategic plan. Ministries, service delivery agencies, and Crown corporations prepare three-year service plans, including performance measures and targets, and operating and capital budgets, for review by government. Treasury Board makes recommendations to Cabinet on budget allocations for ministries and agencies, and assesses commercial Crown corporation net income benchmarks, within the context of the fiscal plan. Included as inputs into this process are a consultation paper published by September 15th that invites public comment on issues for consideration as government develops its fiscal and service plans, and provincewide public hearings held by a committee of the legislature. A report outlining the results of the budget consultation process is made public by November 15th of each year.

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Chart 3.1  Financial Planning and Reporting Cycle Overview

JAN FEB MAR APRIL MAY JUNE JULY AUG SEPT OCT NOV DEC
CALENDAR YEAR
CALENDAR YEAR
CALENDAR YEAR
CALENDAR YEAR
Ministries and Crown corporations prepare 3-year service plans including financial implications
Fiscal outlook updated and budget targets/envelopes established based on government priorities
Budget Consultation Process
BUDGET PREPARATION - decisions on revenue, expense, Crown corporation plans, capital, FTEs
Government tables in the Legislative Assembly the Estimates, Budget and 3-Year Fiscal Plan, and 3-year ministry/Crown service plans
BUDGET DAY*
Fourth Tuesday in February
ESTIMATES tabled
BUDGET & THREE-YEAR FISCAL PLAN tabled
Three-year service plans of ministries and Crown organizations tabled
Legislative Assembly approves money/resources
Interim Supply
ESTIMATES DEBATED to authorize ministry operating and capital spending
Final Supply
Government delivers programs and services, and incurs expenses
Based on Estimates and fiscal plan
Records are maintained of how revenue is earned and the money spent, and forecasts are updated
QUARTERLY REPORTS
Ongoing reports of government and Crown corporation finances
Q1
Q2
Q3
FINANCIAL AND ECONOMIC REVIEW
Record of economic performance and annual government and Crown corporation finances
Detailed records of government and Crown corporation finances (audited by Auditor General and Crown corporation auditors)
PUBLIC ACCOUNTS published
Annual service plan reports made public by government, ministries and organizations
MINISTERIAL ACCOUNTABILITY REPORT published
FISCAL YEAR
FISCAL YEAR
FISCAL YEAR
FISCAL YEAR

*In an election year the budget day may be delayed, in accordance with the Budget Transparency and Accountability Act .

Implementation and Reporting

The government’s revenue, expense and capital plans for the next three fiscal years, as well as other information on the government’s finances, are presented to the legislative assembly by the Minister of Finance in a budget document called the Budget and Fiscal Plan. The financial plan for the next fiscal year is also included in the document called the Estimates, which describes the individual appropriations to be voted on by the legislative assembly. Government’s strategic plan, service plans, and a report on major capital projects (those where government contribution exceeds $50 million) must also be tabled in the legislature. Throughout the year, the authorized funding as specified in the Estimates and ministry service plans is spent on programs and services. Crown corporations follow approved service plans under the direction of their own boards of directors. Quarterly Reports, including full-year forecasts, are published by legislated dates, thereby providing regular updates to the public on the government’s finances.

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Evaluation

At the end of the fiscal year, the Public Accounts are prepared by the Office of the Comptroller General and examined by the Auditor General to ensure that the financial statements fairly present the government’s financial position. The Public Accounts are augmented by the British Columbia Financial and Economic Review, which provides an overview of annual and historical financial and economic results. In addition, annual service plan reports are made public that compare actual results with ministry and Crown corporation performance targets.

Accountability

The Public Accounts are presented to the legislative assembly and are reviewed by two committees of the legislative assembly (the Select Standing Committee on Public Accounts, and the Select Standing Committee on Crown Corporations). At the same time, the Ministerial Accountability Report is published detailing the individual and collective financial performance of cabinet ministers, and the performance achieved by the Ministers of State on non-financial targets.

Government’s Financial Statements

Government Reporting Entity

The provincial government conducts its activities through:

•	ministries;

•	the SUCH sector (school districts, universities, colleges, institutes, and health organizations);

•	other taxpayer-supported service delivery agencies; and

•	commercial Crown corporations.

The accounts relating to the ministries and other direct activities of government are contained in the Consolidated Revenue Fund (CRF), whose financial results are reported as a separate entity in the Public Accounts. The CRF comprises all money over which the legislature has direct power of appropriation. The operations of public sector organizations, including the SUCH sector entities, service delivery agencies, and Crown corporations, are recorded in their own financial statements, which are subject to audit by the Auditor General or by private-sector auditors.

The relationships between the legislature and government’s public sector organizations are guided by legislation, governance agreements, and/or mandate letters to ensure effective oversight, alignment with government’s priorities, and preservation of public confidence in the management of public-sector programs and services for the citizens of British Columbia.

The Province consolidates the financial results of all these entities into a single set of financial statements, published annually in the Public Accounts.

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Compliance with GAAP

British Columbia’s Budget Transparency and Accountability Act (BTAA) requires government’s financial statements to conform to generally accepted accounting principles (GAAP) for senior governments in Canada. In practice this means compliance with the Public Sector Accounting Standards (PSAS), which are set by the Canadian Public Sector Accounting Board (PSAB).

Under PSAS, service delivery agencies are consolidated with the CRF on a line-by-line basis. Commercial Crown corporations3 (government business enterprises) and commercial subsidiaries owned by service delivery agencies are consolidated on a modified equity basis — i.e. their net income is reported as revenue of the Province and their retained earnings as an investment.

Where the accounting policies of service delivery agencies differ from those used by the central government, the service delivery agency financial statements are adjusted to conform to government’s accounting policies. No adjustments for accounting differences are made for commercial Crown corporations, which prepare their statements in accordance with International Financial Reporting Standards (IFRS).

The BTAA authorizes Treasury Board to adopt different standards than those promoted by PSAB in order to ensure that British Columbia’s financial reporting reflects the policy framework within which the Crown corporations and agencies operate. Any alternative standard adopted by Treasury Board must come from other areas of Canadian GAAP or from a recognized standard setting body in another jurisdiction (e.g. the US Financial Accounting Standards Board). Treasury Board has issued one such regulation, mandating BC Hydro to follow the US FASB standard for rate-regulated accounting.

The full text of government’s significant accounting policies can be found in Note 1 to the Consolidated Summary Financial Statements in the 2022/23 Public Accounts.

[3]	Crown corporations are considered commercial if the majority of their operating revenue comes from non-government sources, and their operating revenue is sufficient to cover operating and debt service costs without the need for government grants or other forms of assistance. Otherwise they are included with the service delivery agencies.

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Table 3.1 Provincial Taxes (as of July 2023)

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Income — Income Tax Act	Taxable Income: • Corporate • Personal

General rate: 12%

Small business rate: 2%.

Tax rates of 5.06%, 7.7%, 10.5%, 12.29%, 14.7%, 16.8% and 20.5% corresponding to the following tax brackets:

up to $45,654,

$45,654.01 to $91,310,

$91,310.01 to $104,835,

$104,835.01 to $127,299,

$127,299.01 to $172,602,

$172,602.01 to $240,716,

and over $240,716.

The Canada Revenue Agency administers B.C.'s personal and corporate income taxes under the Tax Collection Agreement between the province and the federal government.

Corporate tax credits include the scientific research and experimental development tax credit, the book publishing tax credit, the interactive digital media tax credit and the film tax credits. In addition, the clean buildings tax credit, farmers’ food donation tax credit, mining exploration tax credit, logging tax credit, training tax credits and venture capital tax credits are available to both individuals and corporations.

B.C. provides a set of non-refundable credits similar to most federal non-refundable credits.

Refundable personal tax credits include the B.C. renter’s tax credit, B.C. climate action tax credit, B.C. sales tax credit, the BC Family Benefit (previously known as the BC Child Opportunity Benefit) and other credits available to individuals who meet specific eligibility criteria.

Payroll — Employer Health Tax Act	B.C. remuneration	1.95%. Rate is reduced if annual B.C. remuneration is between $500,000 and $1.5 million. Tax does not apply if B.C. remuneration is less than $500,000.

Employers with annual B.C. remuneration less than $500,000 are exempt from the tax. The exemption amount is shared by all associated employers.

The tax rate is phased in for employers with annual B.C. remuneration between $500,000 and $1.5 million.

Special rules exist for charities and non-profits. Charities and non-profits receive an exemption of $1.5 million per qualifying location, and charities with B.C. remuneration between $1.5 million and $4.5 million per qualifying location pay a reduced rate. Employers associated with charities do not have to share the exemption with the charity.

Real property transfers — Property Transfer Tax Act	Fair market value of property based on the percentage of interest in the property.

1% on the first $200,000 of the fair market value transferred, 2% of the fair market value that exceeds $200,000 but does not exceed $2,000,000 and 3% of the fair market value that exceeds $2,000,000. For residential class property and farm land associated with a farmers’ dwelling, the 3% rate becomes 5% for the fair market value above $3,000,000.

Foreign nationals and foreign corporations purchasing residential class property in certain areas pay an additional 20% of fair market value. These areas are Metro Vancouver Regional District except Tsawwassen Lands, and Capital, Central Okanagan, Fraser Valley and Nanaimo Regional Districts.

Eligible first time home-buyers are fully exempt from tax on transfers of eligible properties up to $500,000. Similarly, eligible purchasers of newly constructed homes are fully exempt if the fair market value is $750,000 or less.

Other exemptions include: some intergenerational transfers or transfers to a spouse of principal residences, recreational residences and family farms; transfers of property between spouses pursuant to written separation agreements or court orders; transfers of property to local governments, registered charities and educational institutions; transfers of property to veterans under the Veterans’ Land Act (Canada); transfers of land to be protected, preserved, conserved or kept in a natural state; and transfers of leases 30 years or less in duration. A number of technical exemptions are also provided.

Foreign nationals who become citizens or permanent residents of Canada within a year of purchase may be eligible for a refund of the additional 20% tax.

Foreign nationals who are in the Provincial Nominee Program process for immigration to Canada may be exempt from the additional 20% tax.

2023 Financial and Economic Review – September 2023	| 65

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2023) – Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Retail sales tax — Provincial Sales Tax Act	Purchase and lease of tangible personal property. Purchase of software, accommodation, related services, telecommunication services and legal services. Gifts of vehicles, boats and aircraft.	General rate: 7% Liquor: 10% Vapour products: 20% Accommodation: 8% Vehicles: 7% to 20% Boats and aircraft: 7% or 12% Fossil fuel combustion systems: 12% Manufactured buildings: reduced rate of tax.

Paid by purchasers and lessees and primarily collected through businesses required to be registered under the Act.

Major consumer exemptions include, but are not limited to:

•    food for human consumption (including prepared food, but not including soda beverages),

•    residential energy,

•    children’s clothing and footwear (child-sized clothing and adult-sized clothing for children under 15 years of age),

•    basic cable and residential land-line telephone services, and

•   vitamins, drugs and household medical aids.

Major business exemptions include, but are not limited to:

•    goods acquired solely for re-sale or re-lease,

•    goods purchased to be incorporated into goods for sale or lease,

•    certain production machinery and equipment purchased by major industries (manufacturers, logging, mining, oil and gas) for qualifying activities at qualifying locations, and

•    electricity.

Tobacco — Tobacco Tax Act	By cigarette, heated tobacco product, cigar retail price, and weight on other tobacco products.	32.5 cents per cigarette, tobacco stick or heated tobacco product unit, and 65 cents per gram of loose tobacco; 90.5% of taxable price on cigars to a maximum tax of $7 per cigar.	Tax is payable on tobacco by purchasers at the time of retail purchase. Tobacco is subject to a security scheme. Security is payable by wholesale dealers registered under the Act when tobacco is delivered to them.
Carbon dioxide equivalent emissions from combustion of fuels and combustibles — Carbon Tax Act

Purchase, use, or, in certain circumstances, transfer or importation of:

•    Aviation Fuel

•    Gasoline

•    Heavy Fuel Oil

•    Jet Fuel

•    Kerosene

•    Light Fuel Oil

•    Methanol (not produced from biomass)

•    Naphtha

•    Butane

•    Coke Oven Gas

•    Ethane

•    Propane

•    Natural Gas

•    Refinery Gas

•    High Heat Value Coal

•    Low Heat Value Coal

•    Coke

•    Petroleum Coke

•    Gas Liquids

•    Pentanes Plus

Combustion (to produce heat or energy) of:

•    Peat

•    Combustible Waste

Tax rates vary by type of fuel or combustible based on carbon dioxide equivalent emitted by each fuel or combustible. Tax rates are equivalent to $65 per tonne of carbon dioxide equivalent.

Tax is payable on fuels by purchasers at the time of retail purchase. Fuels, other than natural gas, are subject to a security scheme similar to the security scheme under the Motor Fuel Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation.

Tax on the purchase of natural gas is collected and remitted at the retail level.

Tax on use, transfer and import is self-assessed.

Tax on the burning of combustibles is self-assessed.

Exemptions include:

•    fuels which are exported for use outside of British Columbia,

•    fuel used for certain non-energy purposes,

•    fuel used for eligible inter-jurisdictional transportation,

•    coloured gasoline and coloured diesel purchased by farmers solely for listed farm purposes, and

•    minor exemptions similar to exemptions in other consumption tax acts for administrative and technical reasons.

66 |	2023 Financial and Economic Review – September 2023

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2023) – Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Motor fuel — Motor Fuel Tax Act	Purchase, use, or in certain circumstances, transfer or importation of fuels:

Tax generally applies to all fuels purchased for use, or used in internal combustion engines. Tax is payable on fuels by purchasers at the time of retail purchase. Most fuels are subject to a security scheme similar to the security scheme under the Carbon Tax Act. Security is payable by collectors registered under the Act when fuel is sold in British Columbia for the first time after manufacture or importation. The additional tax collected in the South Coast BC Transportation Service Region, on behalf of TransLink, helps fund regional transportation costs. The additional tax collected in the Victoria Regional Transit Service Area, on behalf of BC Transit, helps fund the public transit system.

• Clear gasoline

General rate: 14.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 27 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 18.5 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 20 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 5.5 cents per litre collected on behalf of BC Transit).

• Motive fuel

General rate: 15 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority).

South Coast BC Transportation Service Region: 27.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 18.5 cents per litre collected on behalf of TransLink).

Victoria Regional Transit Service Area: 20.5 cents per litre (includes 6.75 cents per litre collected on behalf of the BC Transportation Financing Authority and 5.5 cents per litre collected on behalf of BC Transit).

Tax applies to diesel fuel but does not include alternative motor fuels or coloured fuels.

	• Alternative motor fuels (natural gas, hydrogen and methanol (M85+))	Exempt.	Natural gas, when used as a motor fuel, is exempt from tax. Certain hydrogen is exempt from tax. Fuels comprised of at least 85% methanol are also exempt from tax.

2023 Financial and Economic Review – September 2023	| 67

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2023) – Continued

Type and
Statute Reference	Tax Base	Tax Rate	Characteristics and Exemptions
Motor fuel — Motor Fuel Tax Act (continued)	• Coloured fuel, marine diesel fuel	3 cents per litre.

Coloured fuel may be used in all vehicles not licensed to operate on a highway and in specific industrial vehicles. Farmers are exempt from paying the tax when fuel is used solely for listed farm purposes. Farm trucks are allowed to use tax-exempt coloured fuel for farming purposes on a highway. Marine diesel fuel used in interjurisdictional cruise ships and ships prohibited from coasting trade under the Coasting Trade Act is exempt from tax.

	• Locomotive fuel	3 cents per litre.	Tax applies to fuel specifically for use in locomotives.

	• Propane	2.7 cents per litre.	Propane tax applies to all uses of propane. There are exemptions for propane used as residential energy in a residential dwelling, for propane used by qualifying farmers solely for a farm purpose, and for small containers of propane.

	• Aviation fuel	2 cents per litre.	Aviation fuel tax applies to fuel produced specifically for use in a non-turbine aircraft engine.

	• Jet fuel	2 cents per litre.	Jet fuel tax applies to fuel produced specifically for use in a turbine aircraft engine. Jet fuel used for international flights is exempt.

	• Natural gas used in stationary engines, other than listed below.	1.1 cents per 810.32 litres.

	• Natural gas used in pipeline compressors to transmit marketable gas.	1.9 cents per 810.32 litres.

	• Natural gas used in pipeline compressors to extract and transmit raw gas from wells to processing plants.	Exempt.

	• Natural gas used in compressors to re-inject sour gas into depleted wells.	Exempt.

	• Marine bunker fuel	Exempt.	Exemption applies to bunker fuel used as fuel in a ship.

	• Marine gas oil	Exempt.	Exemption applies to marine gas oil when used in primary gas turbine engines to propel passenger and cargo vessels.

Natural resources — Logging Tax Act	Net income from logging in B.C.	10% (fully recoverable against federal and provincial corporation and personal income tax).	Tax is calculated as net income from logging after deducting a processing allowance.
— Mineral Land Tax Act	Assessed value of freehold mineral land and production areas.	Undesignated mineral land — $1.25 to $4.94 per hectare. Designated production areas — $4.94 per hectare.	Rates of tax set on sliding scale, dependent on size and designation of land. No tax is payable if the mineral land is less than 16.2 hectares, owned by a registered charity or if the administrator has classified the mineral lands as agricultural.
— Mineral Tax Act

Cash flow from individual metal and coal mines (other than placer gold mines).

Volume of production of limestone, dolomite, marble, shale, clay, volcanic ash, diatomaceous earth, sandstone, quartzite and dimension stone.

Value of minerals sold by placer gold mines.

2% of net current proceeds (NCP). 13% of net revenue (NR). $0.15 per tonne removed from all quarries operated. 0.5% of value of minerals sold.

Tax calculated for each operator on a mine-by-mine basis. NCP tax paid on current operating cash flow until all current and capital costs, plus any investment allowance, are recovered. Then NR tax paid on cumulative cash flow. NCP tax creditable against NR tax.

An operator may deduct 25,000 tonnes from the total number of tonnes removed from all quarries operated by that operator. However, the amount deducted from any one quarry by all operators of that quarry must not exceed 25,000 tonnes.

68 |	2023 Financial and Economic Review – September 2023

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2023) – Continued

Type and
Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions
Insurance — Insurance Premium Tax Act	B.C. premiums.	4.4% for vehicle and property insurance, 2% for life, sickness, personal accident and loss of salary and wages insurance, 4% for other insurance and 7% for all contracts with unlicensed insurers.		Exemptions: fraternal benefit societies; mutual corporations with 50% of income from farm or 100% from religious, educational or charitable institutions; marine, except pleasure craft; approved medical or hospitalization plans; professional liability insurance from the Law Society of B.C.; liability insurance with the Real Estate Errors and Omissions Insurance Corporation; and assessments for the Real Estate Special Compensation Fund.
Real property — Taxation (Rural Area) Act	Assessed value of land and improvements in rural areas (outside municipalities). Assessment determined under the Assessment Act.

Rates are set annually expressed as $/$1000 of taxable assessed value. For residential properties the rates are set to increase average residential rural taxes by the rate of inflation. For non-residential property classes, the rates are set so that total non-residential rural tax revenues increase by inflation plus tax on new construction.

Some exemptions apply under various statutes.
		Class 1 residential: 2 utilities: 3 supportive housing: 4 major industry: 5 light industry: 6 business and other: 7 managed forest land: 8 recreation/non-profit: 9 farm land:	Rate $/$1000 0.34 3.75 0.10 7.49 2.49 2.49 0.47 0.74 0.57
In Peace River Regional District, tax rates are the same as above except
		2 utilities: 4 major industry: 5 light industry:	4.07 7.81 2.81
Basic residential class school property tax — School Act section 119 Additional school tax on homes over $3 million. — School Act section 120.1	Assessed value of class 1 residential land and improvements. Assessment determined under the Assessment Act. Assessed value of “dwelling property”.

Rates are set annually to increase average residential taxes by the rate of inflation. The rates vary by school district. For 2023, rates range from about $0.71/$1000 to $4.04/$1000.

Tax is 0.2% on the value of the dwelling property between $3,000,000 and $4,000,000 and 0.4% on the value above $4,000,000.

Basic rates are calculated using a formula to moderate effects of varying average assessments on school district taxes. Amendments to the School Act in 2002 allow the Minister of Finance to apply different tax rates within a school district. Tofino is the only municipality with a rate that differs from the rest of the school district. School districts may levy additional tax on residential class property if authorized by local referendum. None do.

The Home Owner Grant Program and the Land Tax Deferment Program can reduce or postpone the tax liability for Canadian citizens and permanent residents of Canada who live in their own home as a principal residence.

Dwelling property for the additional school tax is most residential class property where there is between one and three dwelling units. Properties with four or more units, such as apartment buildings, are not taxed. Vacant land in residential class is taxed unless it is in the Agricultural Land Reserve.

2023 Financial and Economic Review – September 2023	| 69

Part 3 – Supplementary Information

Table 3.1 Provincial Taxes (as of July 2023) – Continued

Type and
Statute Reference	Tax Base	Tax Rate		Characteristics and Exemptions
Non-residential class school property tax — School Act section 119	Assessed value of non-residential land and improvements. Assessment determined under the Assessment Act.	Rates are set annually and expressed as $/$1000 of taxable assessed value. For 2023 the rates are:		Some exemptions apply under various statutes. Tax rates for 2023 were set according to the usual policy, so that revenues would grow from 2022 by inflation and by the tax on new building since 2022.
		Class 2 utilities: 3 supportive housing: 4 major industry: 5 light industry: 6 business and other: 7 managed forest land: 8 recreation/non-profit: 9 farm land:	Rate $/$1000 12.57 0.10 1.33 3.33 3.33 1.95 1.99 7.29

Starting in 2023, the 60% credit on major industrial (class 4) properties is eliminated. The class 4 property tax rate is reduced by an equivalent amount, resulting in no effective change from the removal of the credit.

A 50% provincial farm land property tax credit reduces the provincial school property tax on farm land (class 9).

Police tax — Police Act	Assessed value of land and improvements in municipalities under 5,000 population and in rural areas. Assessment determined under the Assessment Act.	Rates are set annually to raise up to 50% of the provincial cost of rural and small community policing. Rates are set for each of the nine property classes in each municipality under 5,000 population, in each electoral area of the province and in the area of the province outside a regional district.

As announced in the Budget 2023, police tax revenue is set to target 33% of the cost estimate after all the tax reduction.

Basic rates are calculated using a formula that includes assessed value and population. Tax rate reductions are embedded in the rates to reflect the contribution taxpayers in the rural areas make to policing costs through the provincial rural area property tax and payments of grants in lieu of police tax by exempt taxpayers. Rates are further reduced to deliver traffic fine revenue sharing amounts to taxpayers: in municipalities over 5,000 where police tax does not apply the traffic fine revenue sharing amounts are paid to municipalities.

Speculation and vacancy tax — Speculation and Vacancy Tax Act	Tax is based on the assessed value of the residential property. Assessment determined under the Assessment Act.	The tax rate is 2% for foreign owners and untaxed worldwide earners (satellite families). The tax rate for other owners is 0.5%.

The tax is intended to capture foreign and domestic speculators who own residential property in designated taxable areas.

Different exemptions and credits are available depending on owner type.

The principal residence of a resident of British Columbia is exempt from tax. Residential property that is rented out is exempt. Property that is under construction or development is exempt. There are also a variety of hardship exemptions available.

Residents of B.C. are entitled to an up to $2,000 tax credit. Other categories of owners are entitled to a tax credit based on reported B.C. income and the use of the property.

70 |	2023 Financial and Economic Review – September 2023

Part 3 – Supplementary Information

Table 3.2 Interprovincial Comparisons of Tax Rates – 2023
 (Rates known and in effect as of July 1, 2023)

Tax	British Columbia	Alberta	Saskat- chewan		Manitoba	Ontario	Quebec	New Brunswick		Nova Scotia	Prince Edward Island	Newfound- land and Labrador
Corporate income tax (per cent of taxable income)
General rate	12	8	12		12	11.5	11.5	14		14	16	15
Manufacturing rate [1]	12	8	10		12	10	11.5	14		14	16	15
Small business rate [2]	2	2	1		0	3.2	3.2	2.5		2.5	1	3
Small business threshold ($000s)	500	500	600		500	500	500	500		500	500	500
Corporation capital tax (per cent)
Financial [3]	Nil	Nil	0.7	/4	6	Nil	1.25	4	/5	4	5	6
Payroll tax (per cent) [4]	1.95	Nil	Nil		2.15	1.95	4.26	Nil		Nil	Nil	2
Insurance premium tax (per cent) [5]	2/7	3/4	3/4		2/4	2/3.5	3.3	2/3		3/4	3.75/4	5
Fuel tax (cents per litre) [6]
Gasoline	28.81	14.31	29.31		28.31	34.62	34.18	39.11		43.10	36.91	36.42
Diesel	31.85	17.38	32.38		31.38	36.86	33.96	46.32		44.83	45.34	40.75
Sales tax (per cent) [7]
General rate	7	Nil	6		7	8	9.975	10		10	10	10
Tobacco tax ($ per carton of 200 cigarettes) [8]	76.08	55	67.08		70.73	47.37	37.8	65.47		74.27	74.27	80.83

[1]	In British Columbia (and some other provinces), the general rate applies to income from manufacturing and processing.

[2]	Saskatchewan has temporarily reduced the province's small business rate. The rate was 0 per cent from October 1, 2020 to June 30, 2023. Effective July 1, 2023, the rate is increased to 1 per cent and is due to increase to 2 per cent July 1, 2024.

[3]	Saskatchewan provides a lower rate for small financial corporations, while Manitoba exempts small financial corporations from taxation. Quebec's tax only applies to life insurance companies. New Brunswick generally applies a 4 per cent tax on financial institutions with a 5 per cent tax on banks specifically. Saskatchewan, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador each provide capital tax deductions.

[4]	Provinces with payroll taxes provide payroll tax relief for small businesses. Quebec levies a compensation tax of up to 2.8 per cent on salaries and wages paid by financial institutions other than insurance corporations which are taxed at a rate of 0.3 per cent.

[5]	Lower rates apply to premiums for life, sickness, and accident insurance; higher rates apply to premiums for property insurance including automobile insurance. In British Columbia, the highest rate applies to unlicensed insurance. Quebec's rate includes the 0.3 per cent rate of compensation tax levied on insurance corporations. In Saskatchewan, Manitoba, Ontario, Quebec, and Newfoundland and Labrador, sales taxes also apply to certain insurance premiums except, generally, those related to individual life and health.

[6]	Tax rates are for regular fuel used on highways and include all provincial taxes payable by consumers at the pump. The British Columbia rates include 6.75 cents per litre dedicated to the BC Transportation Financing Authority and the carbon tax rates of 14.31 cents per litre for gasoline and 16.85 cents per litre for diesel. The British Columbia rates do not include regional taxes that increase the gasoline and diesel rates by 18.5 cents per litre in the South Coast British Columbia Transportation Authority service region and by 5.5 cents per litre in the Capital Regional District. The rates for Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island, and Newfoundland and Labrador include provincial sales tax based on average pump prices as of June 2023. The rates for Alberta, Saskatchewan, Manitoba, Ontario, Newfoundland and Labrador, Nova Scotia, New Brunswick, and Prince Edward Island include federal carbon pricing backstop rates of 14.31 cents per litre for gasoline and 17.38 cents per litre for diesel. In Alberta, fuel tax rates, including gas and diesel, are adjusted quarterly based on an average West Texas Intermediate price within a given period, and fuel tax rates are currently at zero as a temporary measure until December 31, 2023. The temporary fuel tax reduction in Newfoundland and Labrador has been included as it is in effect until March 31, 2024. The temporary fuel tax reduction in Ontario has been included as it is in effect until December 31, 2023. Quebec's rates do not include increased or reduced regional tax rates, such as an additional 3 cents per litre on gasoline in the Montreal area.

[7]	Tax rates shown are statutory rates. Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and Labrador have harmonized their sales taxes with the federal GST. Alberta imposes a 4 per cent tax on short-term rental accommodation.

[8]	Includes estimated provincial sales tax / provincial portion of the harmonized sales tax in all provinces except Alberta and Quebec.

2023 Financial and Economic Review – September 2023	| 71

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2023 Financial and Economic Review – September 2023 Appendix 1 Economic Review Supplementary Tables

Appendix 1 – Economic Review Supplementary Tables

Table A1.1A Aggregate and Labour Market Indicators

	Population[1] (thousands)	Nominal GDP ($ millions)	Real GDP (chained) ($2012 millions)	Primary household income ($ millions)	Gross fixed capital formation ($ millions)	Business incorporations (number)	Labour force (thousands)	Employment (thousands)	Unemployment rate (per cent)
1981	2,827	46,596	104,634	33,035	13,256	-	1,416	1,320	6.8
1982	2,877	46,600	97,936	34,966	11,061	-	1,427	1,253	12.1
1983	2,908	49,329	98,655	35,263	10,903	-	1,446	1,245	13.9
1984	2,947	51,788	99,550	36,944	10,722	-	1,465	1,245	15.0
1985	2,975	55,788	106,567	39,668	11,573	-	1,493	1,280	14.3
1986	3,004	58,954	107,559	41,991	11,012	-	1,526	1,332	12.7
1987	3,049	65,147	114,142	45,787	12,607	-	1,567	1,378	12.1
1988	3,115	72,095	120,448	50,643	15,210	-	1,599	1,435	10.3
1989	3,197	78,443	124,256	56,796	18,748	-	1,659	1,508	9.1
1990	3,292	82,374	126,129	62,770	19,391	19,550	1,703	1,560	8.4
1991	3,374	84,975	126,535	65,226	19,283	18,528	1,751	1,578	9.9
1992	3,469	90,515	130,049	68,047	20,546	20,406	1,800	1,617	10.1
1993	3,568	97,221	136,155	70,589	21,435	22,955	1,848	1,668	9.7
1994	3,676	103,598	139,733	74,124	24,400	25,774	1,918	1,743	9.1
1995	3,777	109,203	143,402	78,040	23,076	23,846	1,951	1,786	8.5
1996	3,874	112,540	147,052	80,322	22,787	23,237	1,986	1,813	8.7
1997	3,949	118,585	151,968	83,387	24,819	22,958	2,032	1,860	8.5
1998	3,983	119,775	153,811	85,832	23,173	20,759	2,038	1,858	8.8
1999	4,011	125,658	159,162	89,551	23,281	21,009	2,064	1,894	8.3
2000	4,039	136,411	166,405	94,462	24,152	21,388	2,080	1,931	7.2
2001	4,077	138,815	167,541	97,235	26,197	19,474	2,082	1,921	7.7
2002	4,101	143,993	174,214	101,152	26,819	20,987	2,135	1,952	8.5
2003	4,124	151,958	178,240	104,469	29,096	22,531	2,172	1,998	8.0
2004	4,156	164,600	185,250	111,064	34,336	24,703	2,186	2,028	7.2
2005	4,196	177,197	194,460	118,263	39,429	30,937	2,220	2,090	5.9
2006	4,242	190,479	203,053	128,744	45,658	33,273	2,264	2,153	4.9
2007	4,291	200,440	209,419	137,373	49,568	34,036	2,312	2,211	4.4
2008	4,349	206,427	210,903	142,034	52,692	30,085	2,357	2,244	4.8
2009	4,411	198,179	205,878	140,482	46,303	26,431	2,389	2,202	7.8
2010	4,466	206,990	211,749	144,734	49,423	30,305	2,410	2,222	7.8
2011	4,502	218,771	218,203	152,291	50,911	30,853	2,420	2,235	7.6
2012	4,567	223,328	223,329	158,221	54,486	31,067	2,465	2,296	6.9
2013	4,630	230,981	228,310	166,281	53,814	32,224	2,487	2,322	6.6
2014	4,707	243,872	236,696	172,841	59,031	34,951	2,505	2,349	6.2
2015	4,776	250,784	241,509	181,683	59,392	37,934	2,546	2,389	6.2
2016	4,859	263,912	248,262	187,000	64,897	43,555	2,628	2,468	6.1
2017	4,929	282,283	257,724	198,265	69,871	46,249	2,703	2,560	5.3
2018	5,010	297,392	266,882	204,273	73,768	46,245	2,733	2,606	4.6
2019	5,095	308,993	273,941	218,490	82,248	44,724	2,813	2,678	4.8
2020	5,155	306,947	265,831	218,456	84,186	47,788	2,761	2,509	9.1
2021	5,202	350,598	282,111	241,341	100,041	60,813	2,852	2,664	6.6
2022	5,319	-	-	-	-	51,969	2,881	2,748	4.6

[1]	As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011, 2016, non-permanent residents and incompletely enumerated Indian reserves.

74 |	2023 Financial and Economic Review – September 2023

Appendix 1 – Economic Review Supplementary Tables

Table A1.1A Aggregate and Labour Market Indicators (continued )

	Population[1]	Nominal GDP	Real GDP (chained)	Primary household income	Gross fixed capital formation	Business incorporations	Labour force	Employment	Unemployment rate
(annual percentage change)[2]
1982	1.8	0.0	(6.4)	5.8	(16.6)	-	0.8	(5.0)	5.3
1983	1.1	5.9	0.7	0.8	(1.4)	-	1.3	(0.7)	1.8
1984	1.4	5.0	0.9	4.8	(1.7)	-	1.3	0.0	1.1
1985	0.9	7.7	7.0	7.4	7.9	-	1.9	2.8	(0.7)
1986	1.0	5.7	0.9	5.9	(4.8)	-	2.2	4.1	(1.6)
1987	1.5	10.5	6.1	9.0	14.5	-	2.7	3.4	(0.6)
1988	2.2	10.7	5.5	10.6	20.6	-	2.0	4.1	(1.8)
1989	2.6	8.8	3.2	12.1	23.3	-	3.8	5.1	(1.2)
1990	3.0	5.0	1.5	10.5	3.4	-	2.6	3.4	(0.7)
1991	2.5	3.2	0.3	3.9	(0.6)	(5.2)	2.8	1.1	1.5
1992	2.8	6.5	2.8	4.3	6.5	10.1	2.8	2.5	0.2
1993	2.9	7.4	4.7	3.7	4.3	12.5	2.7	3.1	(0.4)
1994	3.0	6.6	2.6	5.0	13.8	12.3	3.8	4.5	(0.6)
1995	2.8	5.4	2.6	5.3	(5.4)	(7.5)	1.7	2.4	(0.6)
1996	2.6	3.1	2.5	2.9	(1.3)	(2.6)	1.8	1.6	0.2
1997	1.9	5.4	3.3	3.8	8.9	(1.2)	2.3	2.6	(0.2)
1998	0.9	1.0	1.2	2.9	(6.6)	(9.6)	0.3	(0.1)	0.3
1999	0.7	4.9	3.5	4.3	0.5	1.2	1.3	1.9	(0.5)
2000	0.7	8.6	4.6	5.5	3.7	1.8	0.8	2.0	(1.1)
2001	0.9	1.8	0.7	2.9	8.5	(8.9)	0.1	(0.5)	0.5
2002	0.6	3.7	4.0	4.0	2.4	7.8	2.5	1.6	0.8
2003	0.6	5.5	2.3	3.3	8.5	7.4	1.7	2.3	(0.5)
2004	0.8	8.3	3.9	6.3	18.0	9.6	0.7	1.5	(0.8)
2005	1.0	7.7	5.0	6.5	14.8	25.2	1.5	3.0	(1.3)
2006	1.1	7.5	4.4	8.9	15.8	7.6	2.0	3.0	(1.0)
2007	1.2	5.2	3.1	6.7	8.6	2.3	2.1	2.7	(0.5)
2008	1.4	3.0	0.7	3.4	6.3	(11.6)	1.9	1.5	0.4
2009	1.4	(4.0)	(2.4)	(1.1)	(12.1)	(12.1)	1.4	(1.9)	3.0
2010	1.2	4.4	2.9	3.0	6.7	14.7	0.9	0.9	0.0
2011	0.8	5.7	3.0	5.2	3.0	1.8	0.4	0.6	(0.2)
2012	1.4	2.1	2.3	3.9	7.0	0.7	1.9	2.7	(0.7)
2013	1.4	3.4	2.2	5.1	(1.2)	3.7	0.9	1.2	(0.3)
2014	1.7	5.6	3.7	3.9	9.7	8.5	0.7	1.2	(0.4)
2015	1.5	2.8	2.0	5.1	0.6	8.5	1.6	1.7	0.0
2016	1.7	5.2	2.8	2.9	9.3	14.8	3.2	3.3	(0.1)
2017	1.4	7.0	3.8	6.0	7.7	6.2	2.9	3.7	(0.8)
2018	1.6	5.4	3.6	3.0	5.6	(0.0)	1.1	1.8	(0.7)
2019	1.7	3.9	2.6	7.0	11.5	(3.3)	2.9	2.7	0.2
2020	1.2	(0.7)	(3.0)	(0.0)	2.4	6.9	(1.9)	(6.3)	4.3
2021	0.9	14.2	6.1	10.5	18.8	27.3	3.3	6.2	(2.5)
2022	2.2	-	-	-	-	(14.5)	1.0	3.2	(2.0)

[1]	As at July 1. Data take into account adjustments made for net census undercount in 1996, 2001, 2006, 2011, 2016, non-permanent residents and incompletely enumerated Indian reserves.
[2]	Annual unemployment rate expressed as percentage point difference.

Sources: Statistics Canada (Tables: 17-10-0005-01, 36-10-0222-01, 36-10-0224-01, 14-10-0327-01 - accessed April 2023) and BC Stats.

2023 Financial and Economic Review – September 2023	| 75

Appendix 1 – Economic Review Supplementary Tables

Table A1.1B Prices, Earnings and Financial Indicators

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	B.C.	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees[2]	per capita	per capita	rate	exchange rate	mortgage rate
	(2002=100)	(2002=100)	($)	($ millions)	(current $)	(current $)	(per cent)	(US cents)	(per cent)[3]
1981	51.8	51.2	-	25,554	11,687	9,535	19.4	83.4	18.4
1982	57.3	56.6	-	26,380	12,156	10,085	16.0	81.1	18.1
1983	60.4	59.7	-	26,834	12,128	10,139	11.2	81.1	13.3
1984	62.8	62.1	-	27,748	12,535	10,611	12.1	77.2	13.6
1985	64.8	64.0	-	29,303	13,333	11,377	10.6	73.2	12.2
1986	66.7	66.2	-	30,408	13,980	11,863	10.6	72.0	11.2
1987	68.7	68.2	-	33,177	15,019	12,695	9.6	75.4	11.2
1988	71.2	70.6	-	36,537	16,259	13,587	10.7	81.3	11.6
1989	74.4	73.8	-	40,711	17,767	14,843	13.3	84.5	12.1
1990	78.4	77.8	-	44,656	19,067	15,528	14.1	85.7	13.3
1991	82.6	81.9	-	46,772	19,333	15,887	10.1	87.3	11.2
1992	84.8	84.3	-	49,430	19,617	16,272	7.5	82.7	9.5
1993	87.8	87.3	-	51,782	19,785	16,575	6.0	77.5	8.8
1994	89.5	89.1	-	54,492	20,164	16,744	6.8	73.2	9.4
1995	91.6	91.3	-	57,214	20,660	16,934	8.6	72.9	9.2
1996	92.4	92.1	-	58,685	20,732	16,884	6.2	73.3	8.0
1997	93.1	92.6	612.55	60,816	21,118	17,198	4.9	72.2	7.1
1998	93.4	93.0	620.99	62,340	21,549	17,491	6.7	67.4	6.9
1999	94.4	93.9	628.12	64,358	22,324	18,318	6.4	67.3	7.5
2000	96.1	96.0	639.18	68,975	23,386	18,872	7.2	67.3	8.3
2001	97.7	97.8	648.27	70,663	23,850	19,826	6.0	64.6	7.4
2002	100.0	100.0	668.48	73,752	24,668	20,996	4.2	63.7	7.0
2003	102.2	102.0	683.79	76,134	25,329	21,447	4.7	71.4	6.4
2004	104.2	104.0	687.32	81,017	26,726	22,427	4.0	76.8	6.3
2005	106.3	106.0	704.05	86,189	28,184	23,216	4.4	82.5	6.0
2006	108.1	108.0	738.96	94,384	30,351	25,108	5.8	88.2	6.6
2007	110.0	110.2	771.37	99,719	32,014	26,428	6.1	93.1	7.0
2008	112.3	112.8	806.27	103,735	32,656	27,179	4.8	93.7	7.1
2009	112.3	112.9	827.37	101,368	31,852	27,274	2.4	87.6	5.7
2010	113.8	114.9	843.22	103,864	32,411	28,225	2.6	97.1	5.6
2011	116.5	117.5	858.82	108,841	33,827	28,969	3.0	101.1	5.4
2012	117.8	119.0	877.18	112,543	34,646	29,722	3.0	100.1	5.3
2013	117.7	119.2	909.44	117,735	35,913	30,982	3.0	97.1	5.2
2014	118.9	120.5	909.26	122,520	36,719	31,512	3.0	90.5	4.9
2015	120.2	121.9	951.14	127,754	38,038	32,610	2.8	78.2	4.7
2016	122.4	124.6	954.67	130,955	38,483	33,038	2.7	75.4	4.7
2017	125.0	127.3	970.74	138,027	40,221	34,782	2.9	77.0	4.8
2018	128.4	131.0	1,000.92	145,322	40,769	34,925	3.6	77.2	5.3
2019	131.4	134.1	1,021.16	153,561	42,885	36,813	4.0	75.4	5.3
2020	132.4	134.9	1,093.77	152,732	42,373	40,087	2.8	74.6	4.9
2021	136.1	138.5	1,136.50	171,846	46,391	41,638	2.5	79.8	4.8
2022	145.5	147.8	1,191.03	-	-	-	4.1	76.8	5.7

[1]	Data prior to 1997 are not available.
[2]	Component of household income account. This amount includes the wages, salaries and employers' social contributions earned by BC residents, regardless of where they are employed.
[3]	The most typical of those offered by the major chartered banks.

76 |	2023 Financial and Economic Review – September 2023

Appendix 1 – Economic Review Supplementary Tables

Table A1.1B Prices, Earnings and Financial Indicators (continued )

					Primary	Household
			Average	Compensation	household	disposable			Conventional
	B.C.	Vancouver	weekly	of	income	income	Prime	Can/US	(5 year)
	CPI	CPI	wage rate[1]	employees[2]	per capita	per capita	rate	exchange rate	mortgage rate[3]
(annual percentage change) [4]
1982	10.6	10.5	-	3.2	4.0	5.8	(3.4)	(2.4)	(0.2)
1983	5.4	5.5	-	1.7	(0.2)	0.5	(4.8)	0.1	(4.9)
1984	4.0	4.0	-	3.4	3.4	4.7	0.9	(3.9)	0.3
1985	3.2	3.1	-	5.6	6.4	7.2	(1.5)	(4.0)	(1.4)
1986	2.9	3.4	-	3.8	4.9	4.3	(0.1)	(1.3)	(1.0)
1987	3.0	3.0	-	9.1	7.4	7.0	(1.0)	3.4	(0.1)
1988	3.6	3.5	-	10.1	8.3	7.0	1.2	5.8	0.5
1989	4.5	4.5	-	11.4	9.3	9.2	2.5	3.2	0.4
1990	5.4	5.4	-	9.7	7.3	4.6	0.9	1.2	1.3
1991	5.4	5.3	-	4.7	1.4	2.3	(4.0)	1.6	(2.1)
1992	2.7	2.9	-	5.7	1.5	2.4	(2.6)	(4.5)	(1.7)
1993	3.5	3.6	-	4.8	0.9	1.9	(1.6)	(5.2)	(0.8)
1994	1.9	2.1	-	5.2	1.9	1.0	0.8	(4.3)	0.6
1995	2.3	2.5	-	5.0	2.5	1.1	1.9	(0.4)	(0.2)
1996	0.9	0.9	-	2.6	0.3	(0.3)	(2.4)	0.5	(1.2)
1997	0.8	0.5	-	3.6	1.9	1.9	(1.3)	(1.1)	(0.9)
1998	0.3	0.4	1.4	2.5	2.0	1.7	1.7	(4.8)	(0.1)
1999	1.1	1.0	1.1	3.2	3.6	4.7	(0.2)	(0.1)	0.6
2000	1.8	2.2	1.8	7.2	4.8	3.0	0.8	0.0	0.8
2001	1.7	1.9	1.4	2.4	2.0	5.1	(1.3)	(2.8)	(0.9)
2002	2.4	2.2	3.1	4.4	3.4	5.9	(1.8)	(0.9)	(0.4)
2003	2.2	2.0	2.3	3.2	2.7	2.2	0.5	7.7	(0.6)
2004	2.0	2.0	0.5	6.4	5.5	4.6	(0.7)	5.5	(0.2)
2005	2.0	1.9	2.4	6.4	5.5	3.5	0.4	5.7	(0.3)
2006	1.7	1.9	5.0	9.5	7.7	8.1	1.4	5.6	0.7
2007	1.8	2.0	4.4	5.7	5.5	5.3	0.3	5.0	0.4
2008	2.1	2.4	4.5	4.0	2.0	2.8	(1.3)	0.6	0.1
2009	0.0	0.1	2.6	(2.3)	(2.5)	0.4	(2.4)	(6.1)	(1.4)
2010	1.3	1.8	1.9	2.5	1.8	3.5	0.2	9.5	(0.1)
2011	2.4	2.3	1.9	4.8	4.4	2.6	0.4	4.0	(0.2)
2012	1.1	1.3	2.1	3.4	2.4	2.6	0.0	(1.0)	(0.1)
2013	(0.1)	0.2	3.7	4.6	3.7	4.2	0.0	(3.0)	(0.0)
2014	1.0	1.1	(0.0)	4.1	2.2	1.7	0.0	(6.6)	(0.3)
2015	1.1	1.2	4.6	4.3	3.6	3.5	(0.2)	(12.3)	(0.2)
2016	1.8	2.2	0.4	2.5	1.2	1.3	(0.1)	(2.8)	(0.0)
2017	2.1	2.2	1.7	5.4	4.5	5.3	0.2	1.6	0.1
2018	2.7	2.9	3.1	5.3	1.4	0.4	0.7	0.1	0.5
2019	2.3	2.4	2.0	5.7	5.2	5.4	0.4	(1.8)	0.0
2020	0.8	0.6	7.1	(0.5)	(1.2)	8.9	(1.2)	(0.8)	(0.3)
2021	2.8	2.7	3.9	12.5	9.5	3.9	(0.3)	5.2	(0.2)
2022	6.9	6.7	4.8	-	-	-	1.7	(2.9)	0.9

[1]	Data prior to 1997 are not available.
[2]	Component of household income account. This amount includes the wages, salaries and employers' social contributions earned by BC residents, regardless of where they are employed.
[3]	The most typical of those offered by the major chartered banks.
[4]	Prime rate, exchange rate and conventional (5 year) mortgage rates expressed as percentage point difference.

Sources: Statistics Canada (Tables: 18-10-0005-01, 14-10-0064-01, 36-10-0224-01, 10-10-0145-01 - accessed April 2023), Bank of Canada, Haver Analytics and BC Stats.

2023 Financial and Economic Review – September 2023	| 77

Appendix 1 – Economic Review Supplementary Tables

Table A1.1C Other Indicators

	Manufacturing		Housing	Non-residential	MLS home	MLS average	Tourism	High-tech	B.C. international
	shipments	Retail sales	starts	building permits	sales	home sale price	GDP[1]	GDP[2]	goods exports
	($ millions)	($ millions)	(units)	($ millions)	(units)	($)	($2012 millions)	($2012 millions)	($ millions)
1981	-	-	41,585	1,335	19,161	117,534	-	-	8,877
1982	-	-	19,807	1,026	25,040	93,951	-	-	9,925
1983	-	-	22,607	775	32,131	95,620	-	-	11,659
1984	-	-	16,169	827	30,955	90,923	-	-	12,315
1985	-	-	17,969	812	43,530	87,957	-	-	12,715
1986	-	-	20,687	912	46,145	92,852	-	-	15,690
1987	-	-	28,944	999	56,376	101,916	-	-	15,883
1988	-	-	30,487	1,647	67,460	121,040	-	-	17,405
1989	-	-	38,894	1,812	83,652	151,400	-	-	17,775
1990	-	-	36,720	1,833	58,027	157,616	-	-	16,607
1991	-	25,022	31,875	1,803	84,554	168,235	-	-	15,253
1992	24,398	26,194	40,621	2,082	93,564	189,999	-	-	16,336
1993	26,583	28,463	42,807	1,944	80,919	211,992	-	-	19,034
1994	30,333	31,770	39,408	1,772	75,315	228,154	-	-	22,856
1995	34,207	34,219	27,057	1,966	58,176	221,735	-	-	26,874
1996	32,932	34,775	27,641	1,957	72,022	218,955	-	-	25,717
1997	33,496	36,591	29,351	1,960	68,131	220,539	-	6,313	26,699
1998	31,757	35,762	19,931	2,022	52,852	212,135	-	6,637	25,942
1999	36,679	36,373	16,309	2,104	57,945	215,611	-	7,065	29,044
2000	40,699	38,435	14,418	2,089	54,162	221,391	-	8,221	33,640
2001	38,303	40,719	17,234	2,125	69,515	222,831	-	8,380	31,680
2002	38,610	43,265	21,625	1,771	82,597	238,923	-	8,729	28,828
2003	39,772	44,421	26,174	1,880	93,151	260,075	-	9,571	28,265
2004	41,607	47,219	32,925	2,070	96,425	289,209	-	9,880	31,008
2005	42,883	49,380	34,667	3,212	105,566	332,912	-	10,819	34,167
2006	44,480	53,136	36,443	3,921	97,021	390,228	-	11,623	33,466
2007	42,418	56,936	39,195	3,933	102,604	439,477	-	12,241	31,524
2008	39,435	57,794	34,321	3,678	68,843	454,147	-	12,561	33,124
2009	32,951	55,288	16,077	3,139	85,076	465,336	4,886	12,187	25,240
2010	35,575	58,251	26,479	3,018	74,841	504,730	5,294	12,650	28,646
2011	37,998	60,090	26,400	3,136	76,900	560,598	5,412	13,146	32,671
2012	38,491	61,217	27,465	4,048	67,682	514,152	5,428	13,565	31,484
2013	40,199	62,944	27,054	3,108	72,985	536,947	5,528	13,918	33,421
2014	43,888	66,916	28,356	3,729	84,084	568,006	5,718	14,756	35,832
2015	45,157	71,609	31,446	3,680	102,573	635,881	6,142	14,905	35,497
2016	47,089	77,109	41,843	3,392	112,243	690,107	6,655	15,808	38,423
2017	51,320	87,846	43,664	4,212	103,843	708,570	6,993	16,629	43,241
2018	55,265	90,169	40,857	5,691	78,473	711,163	7,330	17,872	46,280
2019	53,953	91,305	44,932	6,121	77,287	700,155	7,574	19,594	43,348
2020	52,188	92,916	37,734	5,216	93,900	781,635	4,069	20,085	39,604
2021	63,074	104,653	47,607	5,176	124,776	927,524	4,997	21,217	53,910
2022	68,954	107,889	46,721	7,950	80,859	996,598	-	-	64,930

[1]	Data prior to 2009 are not available.
[2]	Data prior to 1997 are not available.

78 |	2023 Financial and Economic Review – September 2023

Appendix 1 – Economic Review Supplementary Tables

Table A1.1C Other Indicators (continued )

	Manufacturing		Housing	Non-residential	MLS Home	MLS Average	Tourism	High-tech	B.C. international
	shipments	Retail sales	starts	building permits	Sales	Home Sale Price	GDP[1]	GDP[2]	goods exports
(annual percentage change)
1982	-	-	(52.4)	(23.2)	30.7	(20.1)	-	-	11.8
1983	-	-	14.1	(24.5)	28.3	1.8	-	-	17.5
1984	-	-	(28.5)	6.7	(3.7)	(4.9)	-	-	5.6
1985	-	-	11.1	(1.7)	40.6	(3.3)	-	-	3.3
1986	-	-	15.1	12.3	6.0	5.6	-	-	23.4
1987	-	-	39.9	9.6	22.2	9.8	-	-	1.2
1988	-	-	5.3	64.9	19.7	18.8	-	-	9.6
1989	-	-	27.6	10.0	24.0	25.1	-	-	2.1
1990	-	-	(5.6)	1.2	(30.6)	4.1	-	-	(6.6)
1991	-	-	(13.2)	(1.6)	45.7	6.7	-	-	(8.2)
1992	-	4.7	27.4	15.5	10.7	12.9	-	-	7.1
1993	9.0	8.7	5.4	(6.7)	(13.5)	11.6	-	-	16.5
1994	14.1	11.6	(7.9)	(8.9)	(6.9)	7.6	-	-	20.1
1995	12.8	7.7	(31.3)	11.0	(22.8)	(2.8)	-	-	17.6
1996	(3.7)	1.6	2.2	(0.4)	23.8	(1.3)	-	-	(4.3)
1997	1.7	5.2	6.2	0.1	(5.4)	0.7	-	-	3.8
1998	(5.2)	(2.3)	(32.1)	3.2	(22.4)	(3.8)	-	5.1	(2.8)
1999	15.5	1.7	(18.2)	4.0	9.6	1.6	-	6.4	12.0
2000	11.0	5.7	(11.6)	(0.7)	(6.5)	2.7	-	16.4	15.8
2001	(5.9)	5.9	19.5	1.7	28.3	0.7	-	1.9	(5.8)
2002	0.8	6.3	25.5	(16.6)	18.8	7.2	-	4.2	(9.0)
2003	3.0	2.7	21.0	6.1	12.8	8.9	-	9.7	(2.0)
2004	4.6	6.3	25.8	10.1	3.5	11.2	-	3.2	9.7
2005	3.1	4.6	5.3	55.2	9.5	15.1	-	9.5	10.2
2006	3.7	7.6	5.1	22.1	(8.1)	17.2	-	7.4	(2.1)
2007	(4.6)	7.2	7.6	0.3	5.8	12.6	-	5.3	(5.8)
2008	(7.0)	1.5	(12.4)	(6.5)	(32.9)	3.3	-	2.6	5.1
2009	(16.4)	(4.3)	(53.2)	(14.7)	23.6	2.5	-	(3.0)	(23.8)
2010	8.0	5.4	64.7	(3.9)	(12.0)	8.5	8.4	3.8	13.5
2011	6.8	3.2	(0.3)	3.9	2.8	11.1	2.2	3.9	14.1
2012	1.3	1.9	4.0	29.1	(12.0)	(8.3)	0.3	3.2	(3.6)
2013	4.4	2.8	(1.5)	(23.2)	7.8	4.4	1.8	2.6	6.2
2014	9.2	6.3	4.8	20.0	15.2	5.8	3.4	6.0	7.2
2015	2.9	7.0	10.9	(1.3)	22.0	11.9	7.4	1.0	(0.9)
2016	4.3	7.7	33.1	(7.8)	9.4	8.5	8.4	6.1	8.2
2017	9.0	13.9	4.4	24.2	(7.5)	2.7	5.1	5.2	12.5
2018	7.7	2.6	(6.4)	35.1	(24.4)	0.4	4.8	7.5	7.0
2019	(2.4)	1.3	10.0	7.5	(1.5)	(1.5)	3.3	9.6	(6.3)
2020	(3.3)	1.8	(16.0)	(14.8)	21.5	11.6	(46.3)	2.5	(8.6)
2021	20.9	12.6	26.2	(0.8)	32.9	18.7	22.8	5.6	36.1
2022	9.3	3.1	(1.9)	53.6	(35.2)	7.4	-	-	20.4

[1]	Data prior to 2009 are not available.
[2]	Data prior to 1997 are not available.

Sources: Statistics Canada (Tables: 16-10-0048-01, 20-10-0056-01, 34-10-0126-01, 34-10-0066-01 - accessed June 2023); Canadian Real Estate Association; Haver Analytics; BC Stats; and DestinationBC.

2023 Financial and Economic Review – September 2023	| 79

Appendix 1 – Economic Review Supplementary Tables

Table A1.1D Commodity Production Indicators

	Lumber [1] production	Timber scale data	Pulp production	Newsprint, etc production	Oil & natural gas production	Coal production	Solid mineral shipments [2]	Electric pwr generated	Farm cash receipts	Landed value of seafood products
	(thousand m3)	(thousand m3)	(000 tonnes)	(000 tonnes)	($ millions)	(000 tonnes)	($ millions)	(GW.h)	($ millions)	($ millions)
1981	24,598	-	-	-	-	11,782	2,831	51,008	877	-
1982	23,855	-	2,823	1,872	-	11,769	2,769	48,238	962	241
1983	30,773	-	3,267	2,148	-	11,717	2,903	47,213	917	210
1984	30,884	-	3,051	2,084	-	20,771	3,346	52,369	1,005	243
1985	32,994	76,869	3,442	2,470	-	22,993	3,541	59,126	1,061	378
1986	31,468	77,503	3,727	2,628	-	20,361	3,160	50,759	1,106	405
1987	37,336	90,592	4,291	2,759	-	21,990	3,615	63,066	1,122	455
1988	36,736	86,808	4,354	2,878	-	24,942	3,943	60,943	1,206	573
1989	35,952	86,793	4,281	2,862	585	24,800	4,123	57,655	1,255	513
1990	33,514	78,045	3,709	3,002	902	24,557	3,954	60,662	1,299	559
1991	31,406	73,449	3,957	2,721	858	24,965	3,840	62,981	1,342	492
1992	33,396	73,937	3,954	2,692	890	17,173	3,500	64,058	1,404	533
1993	33,935	79,232	3,981	3,067	1,089	20,633	3,538	58,774	1,446	605
1994	33,671	75,639	4,670	2,947	1,270	22,583	4,066	61,015	1,538	728
1995	32,611	75,430	4,773	2,836	1,040	24,350	4,501	58,006	1,586	604
1996	32,671	73,099	4,473	2,842	1,333	25,422	4,340	71,765	1,706	590
1997	31,562	69,155	4,532	2,260	1,588	27,876	4,681	66,961	1,738	604
1998	30,238	65,451	4,296	2,781	1,574	24,868	4,466	67,710	1,780	547
1999	32,397	75,878	4,921	3,047	2,091	24,845	4,536	68,045	1,885	613
2000	34,346	76,009	5,324	3,106	4,783	25,682	7,901	68,241	2,024	667
2001	32,606	69,796	4,525	2,900	5,666	27,006	8,623	57,332	2,201	647
2002	35,501	75,208	4,465	2,905	4,251	24,397	2,864	64,945	2,174	664
2003	36,052	74,899	4,785	2,916	6,230	23,073	2,887	63,051	2,248	645
2004	39,951	81,679	4,777	3,046	6,784	27,313	3,740	60,496	2,360	635
2005	41,129	83,590	4,937	2,982	8,967	26,718	5,384	67,774	2,389	706
2006	41,198	80,350	4,742	3,010	7,148	23,161	5,991	61,598	2,346	788
2007	36,811	72,684	4,742	2,764	6,934	25,941	5,611	71,830	2,381	727
2008	28,263	61,137	4,115	2,521	9,264	26,163	7,403	66,072	2,522	718
2009	22,935	48,822	3,547	2,094	4,120	21,193	5,622	65,057	2,525	700
2010	26,831	63,336	4,262	1,621	4,528	26,040	7,166	64,224	2,547	873
2011	28,414	69,580	4,502	1,553	4,945	27,431	8,982	69,257	2,688	813
2012	29,164	68,133	4,444	1,445	3,415	28,777	7,826	73,584	2,845	748
2013	30,023	71,053	4,296	1,420	4,676	31,132	7,112	67,851	2,883	775
2014	29,635	66,382	4,294	1,435	6,996	x	6,815	67,008	3,037	862
2015	30,612	68,709	4,320	1,252	3,536	x	6,186	71,771	3,188	885
2016	31,448	66,252	4,223	1,143	3,073	x	6,704	69,779	3,119	1,180
2017	30,337	64,516	4,215	1,126	3,958	x	9,178	74,586	3,243	1,187
2018	29,200	67,938	4,089	1,042	4,742	x	9,783	69,781	3,453	1,294
2019	22,839	54,260	4,097	986	4,270	x	8,870	64,782	3,930	1,123
2020	21,176	51,652	3,926	581	4,014	x	8,119	70,947	3,962	1,015
2021	21,740	52,719	3,715	813	9,381	x	12,899	74,207	4,172	1,166
2022	18,563	47,642	3,308	698	17,041	x	-	-	4,696	-

[1]	Total lumber production is total softwood production.
[2]	Values as reported in the 2022 British Columbia Financial and Economic Review due to a significant methodological change from the source.
[x]	Suppressed to meet the confidentiality requirements of the Statistics Act.

80 |	2023 Financial and Economic Review – September 2023

Appendix 1 – Economic Review Supplementary Tables

Table A1.1D Commodity Production Indicators (continued )

	Lumber [1] production	Timber scale data	Pulp production	Newsprint, etc production	Oil & natural gas production	Coal production	Solid mineral shipments [2]	Electric pwr generated	Farm cash receipts	Landed value of seafood products
(annual percentage change)
1982	(3.0)	-	-	-	-	(0.1)	(2.2)	(5.4)	9.7	-
1983	29.0	-	15.7	14.7	-	(0.4)	4.8	(2.1)	(4.7)	(12.9)
1984	0.4	-	(6.6)	(3.0)	-	77.3	15.3	10.9	9.6	15.7
1985	6.8	-	12.8	18.5	-	10.7	5.8	12.9	5.7	55.6
1986	(4.6)	0.8	8.3	6.4	-	(11.4)	(10.8)	(14.2)	4.2	7.1
1987	18.6	16.9	15.1	5.0	-	8.0	14.4	24.2	1.4	12.3
1988	(1.6)	(4.2)	1.5	4.3	-	13.4	9.1	(3.4)	7.6	25.9
1989	(2.1)	(0.0)	(1.7)	(0.6)	-	(0.6)	4.6	(5.4)	4.0	(10.5)
1990	(6.8)	(10.1)	(13.4)	4.9	54.0	(1.0)	(4.1)	5.2	3.5	9.0
1991	(6.3)	(5.9)	6.7	(9.4)	(4.8)	1.7	(2.9)	3.8	3.3	(12.0)
1992	6.3	0.7	(0.1)	(1.1)	3.7	(31.2)	(8.9)	1.7	4.7	8.3
1993	1.6	7.2	0.7	13.9	22.4	20.1	1.1	(8.2)	3.0	13.5
1994	(0.8)	(4.5)	17.3	(3.9)	16.6	9.5	14.9	3.8	6.4	20.3
1995	(3.1)	(0.3)	2.2	(3.8)	(18.1)	7.8	10.7	(4.9)	3.1	(17.0)
1996	0.2	(3.1)	(6.3)	0.2	28.2	4.4	(3.6)	23.7	7.6	(2.3)
1997	(3.4)	(5.4)	1.3	(20.5)	19.1	9.7	7.9	(6.7)	1.9	2.5
1998	(4.2)	(5.4)	(5.2)	23.1	(0.9)	(10.8)	(4.6)	1.1	2.4	(9.6)
1999	7.1	15.9	14.5	9.6	32.8	(0.1)	1.6	0.5	5.9	12.2
2000	6.0	0.2	8.2	1.9	128.7	3.4	74.2	0.3	7.4	8.7
2001	(5.1)	(8.2)	(15.0)	(6.6)	18.5	5.2	9.1	(16.0)	8.7	(2.9)
2002	8.9	7.8	(1.3)	0.2	(25.0)	(9.7)	(66.8)	13.3	(1.2)	2.5
2003	1.6	(0.4)	7.2	0.4	46.6	(5.4)	0.8	(2.9)	3.4	(2.9)
2004	10.8	9.1	(0.2)	4.5	8.9	18.4	29.5	(4.1)	5.0	(1.4)
2005	2.9	2.3	3.3	(2.1)	32.2	(2.2)	44.0	12.0	1.3	11.2
2006	0.2	(3.9)	(3.9)	0.9	(20.3)	(13.3)	11.3	(9.1)	(1.8)	11.6
2007	(10.6)	(9.5)	-	(8.2)	(3.0)	12.0	(6.3)	16.6	1.5	(7.7)
2008	(23.2)	(15.9)	(13.2)	(8.8)	33.6	0.9	31.9	(8.0)	5.9	(1.2)
2009	(18.9)	(20.1)	(13.8)	(16.9)	(55.5)	(19.0)	(24.1)	(1.5)	0.1	(2.5)
2010	17.0	29.7	20.2	(22.6)	9.9	22.9	27.5	(1.3)	0.9	24.8
2011	5.9	9.9	5.6	(4.2)	9.2	5.3	25.3	7.8	5.5	(6.9)
2012	2.6	(2.1)	(1.3)	(7.0)	(30.9)	4.9	(12.9)	6.2	5.8	(8.0)
2013	2.9	4.3	(3.3)	(1.7)	36.9	8.2	(9.1)	(7.8)	1.3	3.6
2014	(1.3)	(6.6)	(0.0)	1.1	49.6	-	(4.2)	(1.2)	5.4	11.2
2015	3.3	3.5	0.6	(12.8)	(49.5)	-	(9.2)	7.1	5.0	2.7
2016	2.7	(3.6)	(2.2)	(8.7)	(13.1)	-	8.4	(2.8)	(2.2)	33.3
2017	(3.5)	(2.6)	(0.2)	(1.5)	28.8	-	36.9	6.9	4.0	0.5
2018	(3.7)	5.3	(3.0)	(7.5)	19.8	-	6.6	(6.4)	6.5	9.1
2019	(21.8)	(20.1)	0.2	(5.4)	(10.0)	-	(9.3)	(7.2)	13.8	(13.3)
2020	(7.3)	(4.8)	(4.2)	(41.1)	(6.0)	-	(8.5)	9.5	0.8	(9.6)
2021	2.7	2.1	(5.4)	39.9	133.7	-	58.9	4.6	5.3	14.9
2022	(14.6)	(9.6)	(11.0)	(14.1)	81.7	-	-	-	12.6	-

[1]	Total lumber production is total softwood production.
[2]	Values as reported in the 2022 British Columbia Financial and Economic Review due to a significant methodological change from the source.

Sources: Statistics Canada (Table: 16-10-0017-01, 25-10-0046-01, 25-10-0021-01, 32-10-0045-01 - accessed June 2023);

Ministry of Agriculture and Food; Ministry of Energy, Mines and Low Carbon Innovation; Ministry of Forests; Natural Resources Canada; Haver Analytics; and BC Stats.

2023 Financial and Economic Review – September 2023	| 81

Appendix 1 – Economic Review Supplementary Tables

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based

	Household Final Consumption	General Governments Final Consumption	Residential	Non- residential	Machinery and	Intellectual Property	Business Gross Fixed Capital	General Governments Gross Fixed Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Formation	Exports	Imports	Real GDP
(millions of 2012 $, chained)
1981	57,254	25,432	8,426	9,830	2,233	623	19,304	2,914	30,775	32,148	104,634
1982	54,284	25,819	6,252	8,136	1,816	477	15,312	2,623	29,217	28,134	97,936
1983	54,543	25,571	6,633	8,661	1,353	509	14,745	2,878	30,779	30,165	98,655
1984	55,969	25,561	6,305	7,504	1,452	610	14,082	2,945	32,978	32,694	99,550
1985	58,030	26,191	6,817	7,055	1,642	645	14,661	3,593	36,256	33,754	106,567
1986	59,253	26,429	7,509	5,489	1,564	628	13,838	3,249	38,048	35,006	107,559
1987	62,383	26,740	8,934	5,753	1,913	681	15,979	3,467	41,273	37,988	114,142
1988	65,379	28,017	9,955	6,896	2,567	879	19,300	3,200	43,541	41,126	120,448
1989	69,152	28,373	11,457	7,674	3,081	983	22,273	4,089	42,822	45,022	124,256
1990	72,042	29,403	11,655	7,464	3,113	1,227	22,583	4,080	42,344	46,941	126,129
1991	72,471	31,073	11,010	7,890	3,191	1,231	22,520	4,626	43,018	47,386	126,535
1992	74,713	32,140	13,535	6,166	3,185	1,229	23,455	4,638	45,157	49,588	130,049
1993	77,151	32,588	13,875	5,649	3,091	1,603	23,560	4,728	46,950	49,290	136,155
1994	80,289	32,870	13,955	6,879	3,510	2,315	25,912	5,438	50,039	57,258	139,733
1995	82,775	32,306	12,270	7,541	3,587	1,825	24,600	5,053	53,082	57,974	143,402
1996	85,806	32,946	12,459	6,661	3,675	1,841	24,294	5,434	53,351	57,506	147,052
1997	89,016	32,876	13,071	8,876	4,066	1,946	27,333	4,729	55,463	61,586	151,968
1998	90,175	33,385	11,314	6,781	4,496	2,408	25,452	4,532	56,944	60,891	153,811
1999	92,443	33,624	10,499	7,527	4,517	2,077	25,097	5,332	61,911	64,595	159,162
2000	95,344	34,897	10,563	7,289	4,897	2,513	26,065	5,403	67,308	69,598	166,405
2001	97,251	36,032	11,629	8,404	4,811	3,164	28,386	5,458	66,794	69,764	167,541
2002	100,887	36,560	13,554	7,875	4,681	2,704	28,868	5,212	67,270	69,848	174,214
2003	104,235	36,720	14,601	8,599	4,693	3,238	30,948	5,443	69,226	73,588	178,240
2004	108,952	36,511	17,112	9,487	5,274	3,697	35,317	6,299	72,828	79,354	185,250
2005	113,429	36,946	18,352	9,974	6,342	3,941	38,637	7,517	76,457	84,079	194,460
2006	120,181	37,399	19,671	11,813	7,355	4,181	43,107	7,778	79,417	90,710	203,053
2007	126,699	39,404	20,099	11,191	8,044	4,863	44,436	8,093	81,168	95,697	209,419
2008	129,782	40,961	19,096	12,832	8,067	5,102	45,183	8,551	78,546	96,459	210,903
2009	130,162	41,455	17,460	11,376	6,129	4,188	39,098	8,571	73,286	89,411	205,878
2010	135,142	41,761	17,494	12,170	7,237	4,611	41,533	9,222	79,025	97,377	211,749
2011	137,998	42,612	17,987	13,734	7,500	4,657	43,876	7,334	82,874	100,829	218,203
2012	140,749	43,344	19,282	14,937	7,812	4,134	46,165	8,041	85,442	104,682	223,329
2013	144,336	43,347	19,396	14,618	7,182	4,243	45,442	7,339	88,297	105,680	228,310
2014	149,395	42,520	20,558	16,070	7,814	4,030	48,478	7,817	94,851	111,054	236,696
2015	155,326	43,451	22,528	14,103	6,832	3,367	46,833	7,694	94,041	109,916	241,509
2016	160,338	44,179	25,916	12,661	7,744	3,420	49,843	7,859	97,054	115,448	248,262
2017	167,984	45,171	25,970	14,297	8,036	3,580	51,910	8,520	99,738	121,506	257,724
2018	173,566	46,601	25,551	14,310	8,633	4,224	52,675	9,579	103,531	125,933	266,882
2019	176,378	47,874	24,876	19,758	9,641	4,900	58,791	9,663	105,851	131,208	273,941
2020	170,129	49,720	25,691	21,428	7,804	4,784	59,335	10,033	95,976	123,432	265,831
2021	182,479	53,629	29,447	22,514	8,240	5,143	65,131	11,603	99,016	136,118	282,111
2022	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

82 |	2023 Financial and Economic Review – September 2023

Appendix 1 – Economic Review Supplementary Tables

Table A1.2 British Columbia Real GDP at Market Prices, Expenditure Based (continued )

								General
		General					Business	Governments
	Household	Governments					Gross	Gross
	Final	Final		Non-	Machinery	Intellectual	Fixed	Fixed
	Consumption	Consumption	Residential	residential	and	Property	Capital	Capital
	Expenditure	Expenditure	Structures	Structures	Equipment	Products	Formation	Formation	Exports	Imports	Real GDP
(annual percentage change)
1982	(5.2)	1.5	(25.8)	(17.2)	(18.7)	(23.4)	(20.7)	(10.0)	(5.1)	(12.5)	(6.4)
1983	0.5	(1.0)	6.1	6.5	(25.5)	6.7	(3.7)	9.7	5.3	7.2	0.7
1984	2.6	(0.0)	(4.9)	(13.4)	7.3	19.8	(4.5)	2.3	7.1	8.4	0.9
1985	3.7	2.5	8.1	(6.0)	13.1	5.7	4.1	22.0	9.9	3.2	7.0
1986	2.1	0.9	10.2	(22.2)	(4.8)	(2.6)	(5.6)	(9.6)	4.9	3.7	0.9
1987	5.3	1.2	19.0	4.8	22.3	8.4	15.5	6.7	8.5	8.5	6.1
1988	4.8	4.8	11.4	19.9	34.2	29.1	20.8	(7.7)	5.5	8.3	5.5
1989	5.8	1.3	15.1	11.3	20.0	11.8	15.4	27.8	(1.7)	9.5	3.2
1990	4.2	3.6	1.7	(2.7)	1.0	24.8	1.4	(0.2)	(1.1)	4.3	1.5
1991	0.6	5.7	(5.5)	5.7	2.5	0.3	(0.3)	13.4	1.6	0.9	0.3
1992	3.1	3.4	22.9	(21.9)	(0.2)	(0.2)	4.2	0.3	5.0	4.6	2.8
1993	3.3	1.4	2.5	(8.4)	(3.0)	30.4	0.4	1.9	4.0	(0.6)	4.7
1994	4.1	0.9	0.6	21.8	13.6	44.4	10.0	15.0	6.6	16.2	2.6
1995	3.1	(1.7)	(12.1)	9.6	2.2	(21.2)	(5.1)	(7.1)	6.1	1.3	2.6
1996	3.7	2.0	1.5	(11.7)	2.5	0.9	(1.2)	7.5	0.5	(0.8)	2.5
1997	3.7	(0.2)	4.9	33.3	10.6	5.7	12.5	(13.0)	4.0	7.1	3.3
1998	1.3	1.5	(13.4)	(23.6)	10.6	23.7	(6.9)	(4.2)	2.7	(1.1)	1.2
1999	2.5	0.7	(7.2)	11.0	0.5	(13.7)	(1.4)	17.7	8.7	6.1	3.5
2000	3.1	3.8	0.6	(3.2)	8.4	21.0	3.9	1.3	8.7	7.7	4.6
2001	2.0	3.3	10.1	15.3	(1.8)	25.9	8.9	1.0	(0.8)	0.2	0.7
2002	3.7	1.5	16.6	(6.3)	(2.7)	(14.5)	1.7	(4.5)	0.7	0.1	4.0
2003	3.3	0.4	7.7	9.2	0.3	19.7	7.2	4.4	2.9	5.4	2.3
2004	4.5	(0.6)	17.2	10.3	12.4	14.2	14.1	15.7	5.2	7.8	3.9
2005	4.1	1.2	7.2	5.1	20.3	6.6	9.4	19.3	5.0	6.0	5.0
2006	6.0	1.2	7.2	18.4	16.0	6.1	11.6	3.5	3.9	7.9	4.4
2007	5.4	5.4	2.2	(5.3)	9.4	16.3	3.1	4.0	2.2	5.5	3.1
2008	2.4	4.0	(5.0)	14.7	0.3	4.9	1.7	5.7	(3.2)	0.8	0.7
2009	0.3	1.2	(8.6)	(11.3)	(24.0)	(17.9)	(13.5)	0.2	(6.7)	(7.3)	(2.4)
2010	3.8	0.7	0.2	7.0	18.1	10.1	6.2	7.6	7.8	8.9	2.9
2011	2.1	2.0	2.8	12.9	3.6	1.0	5.6	(20.5)	4.9	3.5	3.0
2012	2.0	1.7	7.2	8.8	4.2	(11.2)	5.2	9.6	3.1	3.8	2.3
2013	2.5	0.0	0.6	(2.1)	(8.1)	2.6	(1.6)	(8.7)	3.3	1.0	2.2
2014	3.5	(1.9)	6.0	9.9	8.8	(5.0)	6.7	6.5	7.4	5.1	3.7
2015	4.0	2.2	9.6	(12.2)	(12.6)	(16.5)	(3.4)	(1.6)	(0.9)	(1.0)	2.0
2016	3.2	1.7	15.0	(10.2)	13.3	1.6	6.4	2.1	3.2	5.0	2.8
2017	4.8	2.2	0.2	12.9	3.8	4.7	4.1	8.4	2.8	5.2	3.8
2018	3.3	3.2	(1.6)	0.1	7.4	18.0	1.5	12.4	3.8	3.6	3.6
2019	1.6	2.7	(2.6)	38.1	11.7	16.0	11.6	0.9	2.2	4.2	2.6
2020	(3.5)	3.9	3.3	8.5	(19.1)	(2.4)	0.9	3.8	(9.3)	(5.9)	(3.0)
2021	7.3	7.9	14.6	5.1	5.6	7.5	9.8	15.6	3.2	10.3	6.1
2022	-	-	-	-	-	-	-	-	-	-	-

Source: Statistics Canada (Table 36-10-0222-01 – accessed April 2023).

2023 Financial and Economic Review – September 2023	| 83

Appendix 1 – Economic Review Supplementary Tables

Table A1.3     British Columbia GDP at Basic Prices, by Industry

	Crop and Animal Production	Fishing, Hunting and Trapping	Forestry and Logging	Support Activities for Agriculture and Forestry	Mining, Quarrying Oil and Gas Extraction	Manufacturing	Construction	Utilities	Transportation and Warehousing	Wholesale and Retail Trade	Finance and Insurance	Real Estate and Rental and Leasing	Other Services[1]	Public Administration	Real GDP at Basic Prices
(millions of 2012 $, chained)
1997	1,548	317	2,299	708	7,146	11,247	10,208	3,277	8,152	12,424	8,554	21,233	45,749	9,304	141,853
1998	1,609	212	2,334	737	7,024	11,101	9,125	3,422	8,203	13,027	8,103	21,783	47,359	9,320	143,234
1999	1,722	165	2,195	695	7,163	12,603	8,993	3,647	8,460	13,287	8,682	22,453	47,952	9,641	147,986
2000	1,677	182	2,039	783	7,897	14,789	8,823	4,252	9,019	13,874	8,468	23,086	49,409	9,836	154,966
2001	1,978	151	2,013	723	8,856	13,713	8,971	3,038	8,997	14,356	8,371	23,815	50,472	10,038	155,831
2002	1,950	187	2,057	659	8,158	13,748	9,566	3,706	9,126	15,111	8,545	25,241	52,793	10,473	161,762
2003	2,086	184	2,036	706	8,015	13,934	10,337	3,642	9,166	15,690	8,848	26,011	54,213	10,421	165,800
2004	2,217	205	2,306	671	8,392	15,050	11,639	3,659	9,461	16,341	9,349	26,909	55,273	10,464	172,580
2005	2,292	196	2,290	693	9,382	15,719	12,582	4,139	10,257	17,084	9,650	28,230	57,119	10,467	180,855
2006	2,375	218	2,188	678	9,410	16,602	13,777	3,511	10,357	18,284	10,604	29,385	60,086	10,986	189,186
2007	2,503	174	2,055	694	8,196	16,438	14,616	4,384	10,414	19,389	11,112	30,979	62,279	11,291	194,683
2008	2,411	149	1,813	599	8,429	15,122	15,384	4,373	10,197	19,324	10,863	31,654	63,339	11,925	195,789
2009	2,529	156	1,248	604	7,548	13,029	14,532	4,282	10,196	18,413	10,683	32,807	62,136	12,619	190,709
2010	2,581	181	1,533	621	8,587	13,798	14,895	4,143	10,433	19,032	11,170	33,943	62,064	12,779	195,819
2011	2,656	172	1,814	694	9,218	14,272	14,987	4,529	10,749	19,375	11,470	34,980	63,356	13,015	201,413
2012	2,655	150	1,860	678	8,942	14,693	16,797	4,587	10,983	20,058	11,404	36,365	64,681	12,736	206,591
2013	2,810	172	2,011	670	9,188	14,623	16,699	4,507	11,534	21,065	11,821	37,657	66,167	12,666	211,555
2014	2,792	196	1,977	702	9,729	15,427	18,167	4,554	12,154	21,480	12,110	39,164	68,203	12,473	219,061
2015	2,973	195	1,970	733	9,423	15,845	18,108	4,805	12,624	21,627	12,569	40,757	69,803	12,607	224,153
2016	2,921	174	1,807	721	9,668	16,517	18,322	5,023	12,847	22,551	13,010	42,387	71,929	12,754	230,764
2017	2,927	165	1,841	754	9,816	16,769	19,641	5,032	14,190	23,351	13,902	43,611	74,165	12,911	239,206
2018	3,037	163	1,977	833	10,535	16,971	21,006	4,887	14,518	24,044	14,357	45,084	77,316	13,317	248,163
2019	3,139	125	1,523	819	9,818	16,765	23,107	4,852	14,891	24,591	14,569	46,871	80,521	13,549	255,172
2020	3,095	119	1,626	802	10,032	15,850	23,913	4,905	11,914	24,247	14,938	48,625	74,172	13,342	247,185
2021	3,144	125	1,498	870	11,511	16,282	25,526	4,956	12,150	25,991	15,490	51,121	80,264	14,076	262,593
2022	3,130	112	1,358	870	11,701	16,792	27,000	5,174	13,386	25,547	15,639	51,510	85,445	14,667	272,009

[1]	Other Services includes health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, management of companies and enterprises, and other services (except public administration).

84 |	2023 Financial and Economic Review – September 2023

Appendix 1 – Economic Review Supplementary Tables

Table A1.3     British Columbia GDP at Basic Prices, by Industry (continued)

	Crop and Animal Production	Fishing, Hunting and Trapping	Forestry and Logging	Support Activities for Agriculture and Forestry	Mining, Quarrying Oil and Gas Extraction	Manufacturing	Construction	Utilities	Transportation and Warehousing	Wholesale and Retail Trade	Finance and Insurance	Real Estate and Rental and Leasing	Other Services[1]	Public Administration	Real GDP at Basic Prices
(annual percentage change)
1998	4.0	(33.2)	1.5	4.1	(1.7)	(1.3)	(10.6)	4.4	0.6	4.9	(5.3)	2.6	3.5	0.2	1.0
1999	7.0	(22.2)	(6.0)	(5.7)	2.0	13.5	(1.4)	6.6	3.1	2.0	7.1	3.1	1.3	3.4	3.3
2000	(2.6)	10.5	(7.1)	12.7	10.3	17.3	(1.9)	16.6	6.6	4.4	(2.5)	2.8	3.0	2.0	4.7
2001	18.0	(17.1)	(1.3)	(7.6)	12.1	(7.3)	1.7	(28.5)	(0.2)	3.5	(1.1)	3.2	2.2	2.0	0.6
2002	(1.4)	24.0	2.2	(8.8)	(7.9)	0.3	6.6	22.0	1.4	5.3	2.1	6.0	4.6	4.3	3.8
2003	7.0	(1.7)	(1.0)	7.1	(1.8)	1.4	8.1	(1.7)	0.4	3.8	3.5	3.1	2.7	(0.5)	2.5
2004	6.3	11.4	13.3	(5.1)	4.7	8.0	12.6	0.5	3.2	4.1	5.7	3.5	2.0	0.4	4.1
2005	3.4	(4.6)	(0.7)	3.3	11.8	4.4	8.1	13.1	8.4	4.5	3.2	4.9	3.3	0.0	4.8
2006	3.6	11.6	(4.5)	(2.2)	0.3	5.6	9.5	(15.2)	1.0	7.0	9.9	4.1	5.2	5.0	4.6
2007	5.4	(20.1)	(6.1)	2.4	(12.9)	(1.0)	6.1	24.9	0.5	6.0	4.8	5.4	3.7	2.8	2.9
2008	(3.7)	(14.3)	(11.8)	(13.7)	2.8	(8.0)	5.3	(0.3)	(2.1)	(0.3)	(2.2)	2.2	1.7	5.6	0.6
2009	4.9	4.4	(31.2)	0.9	(10.5)	(13.8)	(5.5)	(2.1)	(0.0)	(4.7)	(1.6)	3.6	(1.9)	5.8	(2.6)
2010	2.1	15.9	22.9	2.7	13.8	5.9	2.5	(3.3)	2.3	3.4	4.6	3.5	(0.1)	1.3	2.7
2011	2.9	(5.1)	18.3	11.8	7.3	3.4	0.6	9.3	3.0	1.8	2.7	3.1	2.1	1.8	2.9
2012	(0.0)	(12.8)	2.6	(2.3)	(3.0)	3.0	12.1	1.3	2.2	3.5	(0.6)	4.0	2.1	(2.1)	2.6
2013	5.8	15.2	8.1	(1.2)	2.8	(0.5)	(0.6)	(1.7)	5.0	5.0	3.7	3.6	2.3	(0.5)	2.4
2014	(0.6)	13.5	(1.7)	4.7	5.9	5.5	8.8	1.0	5.4	2.0	2.4	4.0	3.1	(1.5)	3.5
2015	6.5	(0.1)	(0.4)	4.5	(3.1)	2.7	(0.3)	5.5	3.9	0.7	3.8	4.1	2.3	1.1	2.3
2016	(1.7)	(11.0)	(8.3)	(1.7)	2.6	4.2	1.2	4.5	1.8	4.3	3.5	4.0	3.0	1.2	2.9
2017	0.2	(5.3)	1.9	4.5	1.5	1.5	7.2	0.2	10.5	3.5	6.9	2.9	3.1	1.2	3.7
2018	3.8	(0.9)	7.4	10.6	7.3	1.2	6.9	(2.9)	2.3	3.0	3.3	3.4	4.2	3.1	3.7
2019	3.4	(23.2)	(22.9)	(1.7)	(6.8)	(1.2)	10.0	(0.7)	2.6	2.3	1.5	4.0	4.1	1.7	2.8
2020	(1.4)	(5.3)	6.7	(2.1)	2.2	(5.5)	3.5	1.1	(20.0)	(1.4)	2.5	3.7	(7.9)	(1.5)	(3.1)
2021	1.6	4.9	(7.9)	8.4	14.7	2.7	6.7	1.0	2.0	7.2	3.7	5.1	8.2	5.5	6.2
2022	(0.4)	(10.0)	(9.3)	(0.0)	1.7	3.1	5.8	4.4	10.2	(1.7)	1.0	0.8	6.5	4.2	3.6

[1]	Other Services includes health care and social assistance, professional, scientific and technical services, educational services, information and cultural industries, accommodation and food services, administrative and support, waste management and remediation services, arts, entertainment and recreation, management of companies and enterprises, and other services (except public administration).

Source: Statistics Canada (Table: 36-10-0402-01 – accessed May 2023).

2023 Financial and Economic Review – September 2023	| 85

Appendix 1 – Economic Review Supplementary Tables

Table A1.4     British Columbia GDP, Income Based

	Compensation of Employees*	Gross Operating Surplus	Net Operating Surplus: Corporations	Consumption of Fixed Capital: Corporations	Consumption of Fixed Capital: Government & NPISH	Gross Mixed Income	Net Mixed Income	Consumption of Fixed Capital: Unincorporated Businesses	Taxes less subsidies on Production	Taxes less subsidies on Products & Imports	Statistical Discrepancy	GDP at Market Prices
($ millions)
1981	25,637	9,026	3,226	4,635	1,165	6,394	4,913	1,481	2,158	3,165	216	46,596
1982	26,496	7,620	1,089	5,227	1,304	6,990	5,354	1,637	2,395	2,893	206	46,600
1983	27,018	9,080	2,334	5,374	1,372	7,446	5,732	1,714	2,847	2,884	54	49,329
1984	27,811	10,459	3,563	5,480	1,416	8,010	6,145	1,865	2,509	3,258	(260)	51,788
1985	29,101	11,850	4,746	5,636	1,468	8,824	6,843	1,981	2,531	3,699	(217)	55,788
1986	30,339	12,298	4,927	5,788	1,583	9,581	7,543	2,038	2,532	4,506	(302)	58,954
1987	32,837	14,358	6,902	5,858	1,598	10,290	8,103	2,187	2,607	5,152	(97)	65,147
1988	36,110	15,750	7,807	6,161	1,782	11,259	8,903	2,356	2,726	5,568	682	72,095
1989	40,296	16,007	7,385	6,694	1,928	12,432	9,827	2,605	2,888	6,697	123	78,443
1990	44,216	14,530	5,152	7,231	2,147	13,549	10,718	2,831	3,035	6,800	244	82,374
1991	46,296	13,330	3,871	7,304	2,155	14,555	11,560	2,995	2,964	7,593	237	84,975
1992	48,924	13,342	3,411	7,622	2,309	15,450	12,274	3,176	3,472	8,389	938	90,515
1993	51,312	15,377	5,079	7,926	2,372	16,133	12,698	3,435	3,952	9,112	1,335	97,221
1994	53,972	19,431	8,420	8,483	2,528	17,118	13,463	3,655	4,234	8,830	13	103,598
1995	56,768	21,649	9,975	9,011	2,663	17,851	14,052	3,799	4,268	9,242	(575)	109,203
1996	58,517	21,917	9,715	9,409	2,793	18,321	14,394	3,927	4,377	9,476	(68)	112,540
1997	60,781	24,129	11,400	9,759	2,970	18,704	14,700	4,004	4,665	10,211	96	118,585
1998	62,120	23,496	9,822	10,617	3,057	19,467	15,302	4,166	4,786	10,346	(441)	119,775
1999	64,216	25,733	11,594	10,972	3,167	20,272	16,061	4,211	4,919	10,676	(158)	125,658
2000	68,591	30,979	16,192	11,403	3,384	20,843	16,470	4,373	4,974	11,063	(39)	136,411
2001	70,309	30,003	14,546	11,966	3,491	22,099	17,467	4,633	5,076	11,312	16	138,815
2002	72,951	30,307	14,491	12,229	3,587	23,426	18,541	4,885	5,009	12,408	(108)	143,993
2003	75,268	33,813	17,612	12,514	3,687	24,741	19,781	4,960	5,122	13,108	(93)	151,958
2004	80,071	39,402	22,503	13,004	3,895	26,253	21,053	5,199	5,388	13,491	(5)	164,600
2005	85,336	43,994	25,971	13,824	4,199	27,827	22,337	5,490	5,679	14,219	142	177,197
2006	93,392	46,643	26,833	15,187	4,623	29,526	23,736	5,790	5,959	14,881	78	190,479
2007	98,459	47,607	25,901	16,597	5,109	31,784	25,438	6,345	6,505	15,799	287	200,440
2008	102,318	49,897	25,892	18,259	5,746	32,435	25,604	6,830	6,812	14,756	210	206,427
2009	100,375	41,901	17,293	18,789	5,819	33,771	26,845	6,925	7,038	14,969	125	198,179
2010	102,621	45,534	20,992	18,561	5,981	35,494	28,408	7,086	7,338	15,870	134	206,990
2011	106,845	51,238	25,450	19,437	6,351	36,872	29,536	7,336	7,216	16,493	107	218,771
2012	110,128	50,606	23,422	20,589	6,595	38,645	31,069	7,576	7,332	16,611	6	223,328
2013	114,300	51,647	23,263	21,550	6,834	40,286	32,361	7,925	8,129	16,784	(165)	230,981
2014	118,452	56,480	26,944	22,450	7,086	42,286	34,193	8,093	8,603	18,012	39	243,872
2015	123,805	55,116	23,835	23,883	7,398	43,935	35,527	8,408	8,736	19,057	135	250,784
2016	127,866	60,562	28,372	24,554	7,636	46,030	37,237	8,793	9,073	20,593	(212)	263,912
2017	135,921	66,610	33,638	25,035	7,937	47,982	38,543	9,439	9,625	22,062	83	282,283
2018	144,465	68,766	34,157	26,183	8,426	50,435	40,414	10,021	10,667	22,997	62	297,392
2019	152,568	66,468	29,607	27,923	8,938	54,606	44,074	10,532	12,700	22,812	(161)	308,993
2020	152,704	73,798	35,315	29,278	9,205	56,355	45,319	11,036	3,474	20,551	65	306,947
2021	171,837	85,664	44,601	31,247	9,816	59,977	47,499	12,478	8,785	24,346	(11)	350,598
2022	-	-	-	-	-	-	-	-	-	-	-	-

*	Component of income-based GDP, including wages, salaries and employers' social contributions earned in B.C. by residents and non-residents of the province.

86 |	2023 Financial and Economic Review – September 2023

Appendix 1 – Economic Review Supplementary Tables

Table A1.4     British Columbia GDP, Income Based (continued )

	Compensation of Employees*	Gross Operating Surplus	Net Operating Surplus: Corporations	Consumption of Fixed Capital: Corporations	Consumption of Fixed Capital: Government & NPISH	Gross Mixed Income	Net Mixed Income	Consumption of Fixed Capital: Unincorporated Businesses	Taxes less subsidies on Production	Taxes less subsidies on Products & Imports	Statistical Discrepancy	GDP at Market Prices
(annual percentage change)
1982	3.4	(15.6)	(66.2)	12.8	11.9	9.3	9.0	10.5	11.0	(8.6)	(4.6)	0.0
1983	2.0	19.2	114.3	2.8	5.2	6.5	7.1	4.7	18.9	(0.3)	(73.8)	5.9
1984	2.9	15.2	52.7	2.0	3.2	7.6	7.2	8.8	(11.9)	13.0	(581.5)	5.0
1985	4.6	13.3	33.2	2.8	3.7	10.2	11.4	6.2	0.9	13.5	(16.5)	7.7
1986	4.3	3.8	3.8	2.7	7.8	8.6	10.2	2.9	0.0	21.8	39.2	5.7
1987	8.2	16.8	40.1	1.2	0.9	7.4	7.4	7.3	3.0	14.3	(67.9)	10.5
1988	10.0	9.7	13.1	5.2	11.5	9.4	9.9	7.7	4.6	8.1	(803.1)	10.7
1989	11.6	1.6	(5.4)	8.7	8.2	10.4	10.4	10.6	5.9	20.3	(82.0)	8.8
1990	9.7	(9.2)	(30.2)	8.0	11.4	9.0	9.1	8.7	5.1	1.5	98.4	5.0
1991	4.7	(8.3)	(24.9)	1.0	0.4	7.4	7.9	5.8	(2.3)	11.7	(2.9)	3.2
1992	5.7	0.1	(11.9)	4.4	7.1	6.1	6.2	6.0	17.1	10.5	295.8	6.5
1993	4.9	15.3	48.9	4.0	2.7	4.4	3.5	8.2	13.8	8.6	42.3	7.4
1994	5.2	26.4	65.8	7.0	6.6	6.1	6.0	6.4	7.1	(3.1)	(99.0)	6.6
1995	5.2	11.4	18.5	6.2	5.3	4.3	4.4	3.9	0.8	4.7	(4,523.1)	5.4
1996	3.1	1.2	(2.6)	4.4	4.9	2.6	2.4	3.4	2.6	2.5	(88.2)	3.1
1997	3.9	10.1	17.3	3.7	6.3	2.1	2.1	2.0	6.6	7.8	(241.2)	5.4
1998	2.2	(2.6)	(13.8)	8.8	2.9	4.1	4.1	4.0	2.6	1.3	(559.4)	1.0
1999	3.4	9.5	18.0	3.3	3.6	4.1	5.0	1.1	2.8	3.2	(64.2)	4.9
2000	6.8	20.4	39.7	3.9	6.9	2.8	2.5	3.8	1.1	3.6	(75.3)	8.6
2001	2.5	(3.2)	(10.2)	4.9	3.2	6.0	6.1	5.9	2.1	2.3	(141.0)	1.8
2002	3.8	1.0	(0.4)	2.2	2.7	6.0	6.1	5.4	(1.3)	9.7	(775.0)	3.7
2003	3.2	11.6	21.5	2.3	2.8	5.6	6.7	1.5	2.3	5.6	(13.9)	5.5
2004	6.4	16.5	27.8	3.9	5.6	6.1	6.4	4.8	5.2	2.9	(94.6)	8.3
2005	6.6	11.7	15.4	6.3	7.8	6.0	6.1	5.6	5.4	5.4	(2,940.0)	7.7
2006	9.4	6.0	3.3	9.9	10.1	6.1	6.3	5.5	4.9	4.7	(45.1)	7.5
2007	5.4	2.1	(3.5)	9.3	10.5	7.6	7.2	9.6	9.2	6.2	267.9	5.2
2008	3.9	4.8	(0.0)	10.0	12.5	2.0	0.7	7.6	4.7	(6.6)	(26.8)	3.0
2009	(1.9)	(16.0)	(33.2)	2.9	1.3	4.1	4.8	1.4	3.3	1.4	(40.5)	(4.0)
2010	2.2	8.7	21.4	(1.2)	2.8	5.1	5.8	2.3	4.3	6.0	7.2	4.4
2011	4.1	12.5	21.2	4.7	6.2	3.9	4.0	3.5	(1.7)	3.9	(20.1)	5.7
2012	3.1	(1.2)	(8.0)	5.9	3.8	4.8	5.2	3.3	1.6	0.7	(94.4)	2.1
2013	3.8	2.1	(0.7)	4.7	3.6	4.2	4.2	4.6	10.9	1.0	(2,850.0)	3.4
2014	3.6	9.4	15.8	4.2	3.7	5.0	5.7	2.1	5.8	7.3	(123.6)	5.6
2015	4.5	(2.4)	(11.5)	6.4	4.4	3.9	3.9	3.9	1.5	5.8	246.2	2.8
2016	3.3	9.9	19.0	2.8	3.2	4.8	4.8	4.6	3.9	8.1	(257.0)	5.2
2017	6.3	10.0	18.6	2.0	3.9	4.2	3.5	7.3	6.1	7.1	(139.2)	7.0
2018	6.3	3.2	1.5	4.6	6.2	5.1	4.9	6.2	10.8	4.2	(25.3)	5.4
2019	5.6	(3.3)	(13.3)	6.6	6.1	8.3	9.1	5.1	19.1	(0.8)	(359.7)	3.9
2020	0.1	11.0	19.3	4.9	3.0	3.2	2.8	4.8	(72.6)	(9.9)	(140.4)	(0.7)
2021	12.5	16.1	26.3	6.7	6.6	6.4	4.8	13.1	152.9	18.5	(116.9)	14.2
2022	-	-	-	-	-	-	-	-	-	-	-	-

*	Component of income-based GDP, including wages, salaries and employers' social contributions earned in B.C. by residents and non-residents of the province.

Source: Statistics Canada (Table: 36-10-0221-01 – accessed April 2023).

2023 Financial and Economic Review – September 2023	| 87

Appendix 1 – Economic Review Supplementary Tables

Table A1.5     Employment by Industry in British Columbia

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
(thousands)
Total – all industries	1,952	1,998	2,028	2,090	2,153	2,211	2,244	2,202	2,222	2,235	2,296	2,322	2,349	2,389	2,468	2,560	2,606	2,678	2,509	2,664	2,748

Primary industries	67	78	72	76	79	82	78	71	70	67	71	77	78	79	74	77	74	71	71	70	72
Agriculture	30	33	36	38	35	35	36	31	29	24	24	27	25	26	23	24	24	24	28	21	24
Forestry, logging & support activities	25	27	22	22	21	24	16	13	16	15	17	19	20	22	19	19	17	16	16	18	18
Fishing, hunting & trapping	3	5	3	2	3	3	2	2	2	2	2	2	2	2	2	2	3	2	3	2	2
Mining & oil & gas extraction	9	13	11	14	19	20	24	24	24	26	28	29	30	30	31	31	29	28	24	28	29

Manufacturing	198	207	208	193	190	190	180	161	164	165	174	159	168	177	178	184	181	173	168	183	184
Food, beverages & tobacco	27	31	31	31	24	27	30	29	27	29	31	27	29	35	38	35	39	37	35	38	41
Wood products	48	51	49	47	43	43	35	30	32	34	30	31	32	35	33	30	26	24	22	24	23
Paper	17	14	12	12	14	14	13	11	10	10	12	12	13	10	9	12	9	10	10	13	10
Printing & related support activities	9	8	8	8	8	6	8	7	6	8	8	7	6	9	5	7	8	4	2	5	5
Primary metals	6	9	7	7	6	6	5	6	8	6	6	6	3	5	3	4	6	7	7	6	7
Metal fabrication	13	14	15	18	14	15	16	13	13	12	15	11	12	17	14	14	13	13	10	12	10
Transportation equipment	14	12	12	9	9	12	10	10	9	9	12	9	10	8	9	10	12	10	10	12	15
Machinery manufacturing	10	9	10	10	9	8	6	6	7	9	10	10	9	8	11	10	9	12	8	13	12
Other manufacturing	55	58	66	53	62	61	58	49	53	49	51	47	54	50	55	62	61	57	63	60	61

Construction	117	118	142	166	184	198	211	199	197	203	203	213	209	212	220	240	247	250	227	227	236
General contractors	41	47	51	65	67	67	81	74	78	80	79	90	93	94	93	107	109	105	103	100	106
Special trade contractors	76	71	92	101	117	131	130	125	120	122	124	123	116	118	127	133	137	145	124	127	130

Utilities	11	11	9	10	7	8	11	11	11	11	13	13	14	14	13	12	15	14	18	18	15
Transportation & warehousing	110	115	113	116	116	125	130	115	113	120	129	128	141	144	141	141	144	147	135	146	143
Transportation	105	109	108	112	110	119	124	109	107	112	119	118	132	137	133	130	133	138	128	137	132
Warehousing & storage	5	6	5	5	7	7	6	6	6	8	9	9	10	7	8	11	11	9	7	10	11
Trade	319	326	313	330	348	360	355	367	374	352	345	375	371	363	384	396	401	421	389	402	434
Wholesale trade	72	76	66	79	83	80	87	87	83	77	81	83	83	86	95	88	88	94	91	88	94
Retail trade	246	249	248	251	265	280	268	280	290	275	264	292	288	277	289	308	313	327	298	314	340

Finance, Insurance, Real Estate
& Leasing	124	126	128	131	134	139	143	135	137	137	143	149	150	141	151	167	166	168	170	169	162
Finance	57	60	55	59	59	65	63	58	66	53	65	64	68	63	68	72	72	73	75	65	67
Insurance	24	21	27	26	26	27	29	27	26	31	28	31	29	32	32	36	33	32	37	49	38
Real estate	32	35	35	34	39	37	40	40	36	44	44	46	44	39	43	52	55	55	51	46	50
Leasing	11	11	11	13	10	9	11	10	8	10	6	8	9	7	6	7	7	8	7	9	7

Public administration	90	95	99	93	88	90	97	105	105	107	103	107	109	107	112	105	109	122	121	138	137
Federal administration	33	37	35	32	34	33	36	38	43	44	44	37	36	40	40	38	35	44	41	52	51
Provincial administration	28	29	30	29	26	25	25	27	27	25	28	31	33	30	35	32	36	38	37	36	41
Local administration	29	29	35	32	28	32	36	40	36	38	31	38	39	37	37	36	38	40	43	50	45

Other service industries	918	924	944	974	1,007	1,020	1,040	1,040	1,050	1,073	1,116	1,103	1,110	1,151	1,196	1,239	1,270	1,313	1,210	1,311	1,365
Education & related services	137	137	132	143	152	152	148	153	157	157	167	165	167	170	172	172	169	177	173	186	201
Health & welfare services	211	214	217	213	226	234	239	254	262	255	264	261	269	286	298	310	328	328	322	352	369
Professional, scientific & technical	134	136	143	159	163	162	168	165	168	179	177	183	185	196	202	206	219	239	240	261	275
Information, culture & recreation	105	105	110	109	114	112	113	107	108	108	112	111	114	123	130	137	130	132	106	128	145
Services to business management	72	79	80	90	96	97	103	96	91	96	99	94	87	92	100	104	103	115	97	99	89
Accommodation & food services	163	159	170	172	169	177	174	169	167	180	187	184	186	177	185	195	201	202	173	177	184
Miscellaneous services	96	94	93	88	88	86	95	96	99	98	110	104	101	107	108	115	122	119	99	109	101

Source: Statistics Canada, Labour Force Survey (Table: 14-10-0023-01 and unpublished data – accessed April 2023). Totals may not add due to rounding.

88 |	2023 Financial and Economic Review – September 2023

Appendix 1 – Economic Review Supplementary Tables

Table A1.6 Capital Investment by Industry
	Actual 2017	Actual 2018	Actual 2019	Actual 2020	Actual 2021	Preliminary Actual 2022	Intentions 2023	2021 to 2022	2022 to 2023
				($ millions)				(per cent)
Agriculture, forestry, fishing and hunting	696.8	979.9	1,128.3	920.1	994.4	x	893.9	-	-
Mining, quarrying, and oil and gas extraction	6,250.8	4,449.5	4,558.3	2,893.6	4,844.0	5,365.0	6,324.5	10.8	17.9
Manufacturing	1,370.5	1,831.4	2,164.8	1,683.7	1,704.7	1,605.6	2,032.5	(5.8)	26.6
Construction	978.2	1,063.1	1,066.7	846.6	1,433.9	1,623.7	1,716.5	13.2	5.7
Transportation and warehousing	4,822.1	6,251.5	12,286.5	15,563.5	15,624.3	16,396.6	12,263.9	4.9	(25.2)
Utilities	3,535.0	4,203.6	4,944.5	5,319.2	5,486.8	6,594.7	6,440.4	20.2	(2.3)
Wholesale trade	421.4	514.5	697.2	x	x	x	595.2	-	-
Retail trade	713.9	x	932.7	860.1	x	x	969.1	-	-
Finance and insurance	250.6	318.6	394.9	323.1	308.7	264.8	317.2	(14.2)	19.8
Real estate, rental and leasing	1,629.1	1,953.4	2,472.1	1,704.0	2,093.0	2,184.7	1,994.7	4.4	(8.7)
Information and cultural industries	1,631.0	1,617.1	1,510.7	1,329.1	1,531.1	1,559.8	1,614.1	1.9	3.5
Professional, scientific and technical services	307.5	424.1	509.9	473.8	x	x	F	-	-
Management of companies and enterprises	F	x	62.4	x	x	x	34.1	-	-
Admin, waste and remediation services	200.8	220.5	F	x	F	x	266.2	-	-
Arts, entertainment and recreation	305.8	338.7	482.0	379.9	F	381.9	496.6	-	30.0
Accommodation and food services	581.3	721.2	751.7	501.2	430.1	F	611.5	-	-
Educational services	1,087.3	1,499.2	1,377.2	1,553.8	1,960.6	2,014.2	2,326.6	2.7	15.5
Health care and social assistance	1,050.7	1,158.5	1,067.2	1,272.4	2,072.0	2,810.0	3,086.8	35.6	9.9
Public administration	2,965.5	3,407.2	4,290.9	4,347.8	4,092.4	6,432.1	7,230.0	57.2	12.4
Other services	171.2	249.4	248.2	165.7	x	204.9	165.2	-	(19.4)
Total	28,999.9	32,037.9	41,257.4	40,874.1	45,413.5	51,620.3	49,930.7	13.7	(3.3)

Public	9,173.3	10,350.2	13,086.5	14,811.6	17,387.0	22,589.0	21,515.1	29.9	(4.8)
Private	19,826.6	21,687.8	28,170.9	26,062.5	28,026.4	29,031.3	28,415.6	3.6	(2.1)
Total	28,999.9	32,037.9	41,257.4	40,874.1	45,413.5	51,620.3	49,930.7	13.7	(3.3)

Machinery and equipment	10,183.1	11,714.3	13,277.0	10,525.6	11,755.1	12,621.3	13,306.4	7.4	5.4
Construction	18,816.8	20,323.6	27,980.4	30,348.6	33,658.4	38,999.0	36,624.3	15.9	(6.1)
Total	28,999.9	32,037.9	41,257.4	40,874.1	45,413.5	51,620.3	49,930.7	13.7	(3.3)

Housing	19,605.2	22,080.2	22,269.4	22,100.8	26,121.8	31,282.6	n/a	19.8	n/a

Source: Statistics Canada (Tables: 34-10-0035-01, 34-10-0038-01, 34-10-0175-01 – accessed April 2023).

x  Suppressed to meet the confidentiality requirements of the Statistics Act.

F  Too unreliable to be published.

Note: Totals may not add due to rounding or due to some data not being disclosed for confidentiality reasons.

2023 Financial and Economic Review – September 2023	| 89

Appendix 1 – Economic Review Supplementary Tables

Table A1.7     British Columbia International Goods Exports by Major Market and Selected Commodities, 2022

Commodity	U.S.	Japan	European Union [1]	Mainland China	Other Markets	Total - All Countries
	($ millions)
Wood products	8,412	1,230	102	509	871	11,123
Lumber (softwood)	5,596	744	87	295	577	7,298
Cedar shakes and shingles	301	0	10	0	13	324
Plywood and veneer (softwood)	645	3	1	1	7	658
Other panel products	792	2	0	2	6	803
Selected value-added wood products	877	15	2	1	5	901
Logs	46	220	0	211	32	508
Other	155	246	1	0	231	632
Pulp and paper products	1,137	219	38	2,171	874	4,439
Pulp	524	218	36	2,049	761	3,588
Newsprint	36	0	0	5	26	68
Paper, paperboard – excluding newsprint	443	0	1	116	53	613
Other	134	0	1	1	34	170
Agriculture and food other than fish	3,720	164	63	112	501	4,561
Fruit and nuts	458	38	6	32	63	597
Vegetables	468	8	4	0	3	484
Vegetable oils	64	1	0	1	1	66
Bread, pastry, prepared cereals, pasta, etc.	565	3	2	1	5	577
Meat and prepared meat products	32	45	0	19	63	159
Other	2,132	68	51	60	366	2,678
Fish products	1,035	80	36	279	96	1,527
Whole fish; fresh, chilled, frozen – excluding salmon	83	12	25	17	39	176
Whole salmon; fresh, chilled, frozen	649	37	4	4	8	703
Salmon; fillets, canned, smoked, etc	80	2	0	0	7	89
Other	223	29	6	258	42	558
Metallic mineral products	2,046	1,321	72	1,556	1,232	6,226
Copper ores and concentrates	0	1,311	37	1,345	1,034	3,728
Molybdenum ores and concentrates	35	0	14	0	0	49
Zinc ores and concentrates	0	0	0	0	118	118
Unwrought aluminum	749	0	0	0	0	750
Unwrought zinc	1,077	0	0	0	60	1,137
Unwrought lead	163	0	0	0	0	163
Other	22	9	21	210	19	282
Fabricated metal products	1,490	11	25	51	244	1,822
Energy products	12,274	2,752	1,187	3,135	4,967	24,314
Natural gas	7,723	0	0	0	0	7,723
Coal	219	2,716	1,186	3,123	4,648	11,893
Electricity	1,765	0	0	0	0	1,765
Other	2,567	35	0	13	319	2,934
Machinery and equipment	4,337	167	433	317	1,191	6,444
Motor vehicles and parts	468	1	9	79	155	712
Electrical/electronic/communications	974	95	171	61	310	1,610
Scientific/photographic/measuring equipment, etc.	553	37	116	124	310	1,139
Aircraft and parts	173	4	4	1	31	212
Other	2,169	30	133	53	386	2,770
Plastics and articles of plastic	705	2	14	91	180	992
Chemicals and chemical products	795	59	84	238	250	1,426
Apparel and accessories	39	2	4	6	4	55
Textiles	71	1	1	0	36	109
All other commodities	1,320	5	33	12	524	1,894
Total	37,380	6,011	2,092	8,478	10,970	64,930

[1]	The European Union is the membership as of February 1, 2020: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain, and Sweden.

Source: Statistics Canada, International Trade Statistics custom extract, May 2023. Figures may not add due to rounding.

90 |	2023 Financial and Economic Review – September 2023

Appendix 1 – Economic Review Supplementary Tables

Table A1.8     British Columbia International Goods Exports by Market Area

				% Change	Percent of Total
	2020	2021	2022	2021-2022	2021	2022
		($ millions)			(per cent)
United Kingdom	471	384	494	28.8	0.7	0.8
Germany	244	389	502	29.3	0.7	0.8
Mainland China	5,741	8,888	8,478	(4.6)	16.5	13.1
Hong Kong	193	189	215	13.6	0.4	0.3
Taiwan	747	1,143	1,062	(7.1)	2.1	1.6
Japan	3,573	4,839	6,011	24.2	9.0	9.3
South Korea	2,132	2,920	4,105	40.6	5.4	6.3
India	973	766	1,565	104.4	1.4	2.4
Australia	252	327	503	53.7	0.6	0.8
Mexico	135	100	179	79.6	0.2	0.3
United States	21,720	29,880	37,380	25.1	55.4	57.6
Other	3,424	4,090	4,435	8.4	7.6	6.8

Total	39,604	53,915	64,930	20.4	100.0	100.0

Market Areas:
Western Europe [1]	2,006	2,143	2,428	13.3	4.0	3.7
Pacific Rim [2]	13,706	19,763	21,774	10.2	36.7	33.5

[1]	Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.
[2]	Australia, Brunei Darussalam, China, Fiji, Hong Kong, Indonesia, Japan, Laos, Macau, Malaysia, Mongolia, New Zealand, North Korea, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

Source: Statistics Canada, International Trade Statistics custom extract, May 2023. Figures may not add due to rounding.

2023 Financial and Economic Review – September 2023	| 91

Appendix 1 – Economic Review Supplementary Tables

Table A1.9     Historical Commodity Prices (in US Dollars)

	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022
Metals
Copper (London; $/lb)	3.61	3.32	3.11	2.49	2.21	2.80	2.96	2.73	2.80	4.22	4.00
Lead (London; $/lb)	0.93	0.97	0.95	0.81	0.85	1.05	1.02	0.91	0.83	1.00	0.98
Zinc (London; $/lb)	0.88	0.86	0.98	0.87	0.95	1.31	1.33	1.16	1.03	1.36	1.58
Gold (London; $/troy oz)	1,667	1,407	1,266	1,159	1,251	1,257	1,269	1,391	1,769	1,799	1,802
Silver (London; $/troy oz)	31.12	23.72	19.07	15.68	17.16	17.05	15.71	16.19	20.50	25.14	21.80
Molybdenum ($/lb)	12.80	10.33	11.40	6.74	6.56	7.21	10.52	11.34	8.62	16.07	18.45
Aluminum (London; $/lb)	0.92	0.84	0.85	0.75	0.73	0.89	0.96	0.81	0.77	1.12	1.23
Forest Products
Lumber (Madison's Lumber Reporter; WSPF, 2x4, $/1000 bd ft)	300	358	354	282	308	409	500	372	567	881	814
Pulp (NBSK; del. China $/tonne)	662	693	733	653	599	697	866	625	583	850	932
Newsprint (US Eastcoast; $/tonne)	637	593	583	517	540	557	669	667	559	623	783
Cedar (Madison's Lumber Reporter 2x4, $/1000 bd ft)	771	895	956	986	1,004	1,298	1,397	1,386	1,507	1,825	1,998
Other
Oil (West Texas Intermediate; $/barrel)	94	98	93	49	43	51	65	57	39	68	95
Natural Gas (Plant Inlet; $C/GJ)	1.35	2.04	3.12	1.37	0.99	1.14	0.79	0.79	0.96	2.23	4.08
Coal (Japan-Australia FOB $/t) Metallurgical	204	155	124	101	112	201	207	183	136	183	347
Low Volatile PCl	153	125	104	84	88	142	146	131	97	138	292
Thermal	114	95	82	68	62	85	110	99	74	93	254

Sources: Ministry of Finance; Ministry of Energy, Mines and Low Carbon Innovation; Ministry of Forests; US Department of Energy.

92 |	2023 Financial and Economic Review – September 2023

Appendix 1 – Economic Review Supplementary Tables

Table A1.10     British Columbia Forest Sector Economic Activity Indicators

Indicator	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	Change[1] 2021-2022
	(million cubic meters)												(per cent)
Wood production
Lumber	28.4	29.2	30.0	29.6	30.6	31.4	30.3	29.2	22.8	21.2	21.7	18.6	(14.6)
Timber Scaled by species
Lodgepole pine	29.8	27.7	26.7	23.4	24.1	20.3	15.9	15.1	11.1	10.1	9.0	6.8	(25.1)
Spruce	10.5	11.5	12.6	11.6	13.3	13.2	15.8	15.3	12.3	12.5	12.5	11.0	(12.1)
Hemlock	8.6	7.7	8.5	8.1	7.2	7.6	7.1	8.1	6.6	6.1	6.4	6.1	(3.7)
Douglas fir	9.2	8.9	9.8	10.1	9.7	10.7	10.9	13.3	11.0	9.9	11.5	10.9	(5.3)
Balsam	5.1	5.5	6.1	6.1	6.3	6.8	7.7	8.7	7.2	7.4	7.2	7.0	(3.0)
Cedar	3.7	4.3	4.6	4.4	4.8	4.9	4.2	4.4	3.7	3.7	3.6	3.3	(9.2)
All others	2.7	2.6	2.7	2.7	3.2	2.8	2.9	3.0	2.4	1.9	2.5	2.6	3.7
Total [2]	69.6	68.1	71.1	66.4	68.7	66.3	64.5	67.9	54.3	51.7	52.7	47.6	(9.6)

	(million tonnes)
Pulp and paper production	6.1	5.9	5.7	5.7	5.6	5.4	5.3	5.1	5.1	4.5	4.5	4.0	(11.5)
Market pulp	4.5	4.4	4.3	4.3	4.3	4.2	4.2	4.1	4.1	3.9	3.7	3.3	(11.0)
Newsprint, paper and paperboard	1.6	1.4	1.4	1.4	1.3	1.1	1.1	1.0	1.0	0.6	0.8	0.7	(14.1)

Industrial product price indices	(Jan 2020=100)
Softwood lumber (Canada)	61.5	68.0	80.1	85.2	86.4	90.3	103.7	114.2	97.0	134.4	215.5	201.6	(6.4)
Spruce-Pine-Fir lumber (BC)	64.3	70.1	82.3	87.3	88.1	93.6	104.0	114.5	99.4	133.9	221.6	211.6	(4.5)
Hemlock lumber (BC)	49.9	56.5	70.6	75.8	75.4	81.3	102.0	111.4	92.6	145.3	197.4	180.8	(8.4)
Douglas fir and Western larch (BC)	67.6	70.2	78.3	85.0	88.0	92.0	102.1	109.4	100.4	129.9	226.0	259.9	15.0
Veneer and plywood (Canada)	79.6	86.4	87.1	93.5	95.6	96.8	106.5	112.1	104.8	126.7	186.9	178.0	(4.8)
Wood pulp (Canada)	78.7	77.9	81.0	80.5	80.5	79.7	91.5	112.2	106.3	101.1	110.0	121.7	10.7
Newsprint for export (Canada)	70.5	70.9	72.2	74.1	81.9	88.3	91.2	111.1	109.6	98.6	98.2	114.5	16.7

[1]	Percentage change based on unrounded numbers.

[2]	Totals may not add due to rounding.

Sources: Wood Production: Lumber - Statistics Canada Table 16-10-0017-01 - accessed June 2023, Timber scaled by species – Ministry of Forests.

Pulp and paper production – Pulp and Paper Products Council.

Industrial product price indices – Statistics Canada (Tables: 18-10-0266 with custom tabulations – accessed June 2023).

Timber scaled data includes all logs, special forest products, species and grades billed to crown, private and federal land. Waste, reject, and Christmas trees are excluded. For all scale invoiced as of date of reporting – April 2023

2023 Financial and Economic Review – September 2023	| 93

Appendix 1 – Economic Review Supplementary Tables

Table A1.11     Historical Value of Mineral, Petroleum and Natural Gas Shipments

Year	Metals [1]	Industrial Minerals [2]	Construction Aggregates [3]	Coal	Crude Oil [4]	Natural Gas to Pipeline	Other Oil and Gas [5]	Total

	($ millions)
1991	1,511	290	159	990	260	562	36	3,808
1992	1,502	212	157	706	260	592	38	3,467
1993	1,198	229	166	822	233	814	42	3,504
1994	1,354	237	180	861	235	991	44	3,902
1995	2,016	249	204	968	272	710	58	4,478
1996	1,537	251	189	1,027	441	817	75	4,337
1997	1,495	249	195	1,107	403	1,087	98	4,635
1998	1,484	245	208	956	373	1,154	47	4,467
1999	1,183	246	219	797	461	1,577	53	4,536
2000	1,571	284	224	812	843	3,826	114	7,674
2001	1,394	296	217	959	729	4,834	103	8,533
2002	1,288	310	231	1,035	714	3,458	79	7,115
2003	1,353	336	226	972	718	5,396	116	9,117
2004	1,956	355	239	1,191	824	5,827	133	10,524
2005	2,442	364	278	2,300	973	7,821	173	14,351
2006	3,248	363	274	2,105	1,013	5,956	179	13,139
2007	2,887	424	351	1,949	989	5,745	200	12,546
2008	2,590	696	379	3,738	1,215	7,525	524	16,667
2009	1,837	278	303	3,204	720	3,284	115	9,742
2010	2,191	349	373	4,253	930	3,437	161	11,694
2011	2,131	454	325	6,073	1,194	3,444	307	13,926
2012	2,360	461	370	4,635	1,208	1,934	273	11,241
2013	2,578	450	388	3,696	1,295	3,129	251	11,787
2014	3,302	x	312	x	1,517	5,170	310	10,611
2015	3,250	x	338	x	952	2,445	139	7,124
2016	2,942	x	339	x	1,050	1,918	105	6,354
2017	3,351	x	464	x	1,518	2,206	234	7,773
2018	3,694	x	538	x	2,525	1,743	475	8,973
2019	3,660	x	319	x	2,445	1,655	169	8,249
2020	4,103	x	383	x	1,624	2,191	199	8,501
2021	5,200	x	416	x	3,004	5,544	833	14,997
2022	4,899	x	400	x	4,479	11,086	1,476	22,340

[1]	Data for aluminum, bismuth, cadmium, selenium, and tellurium published separately in Statistics Canada table 16-10-0019-01 as of 2019.
[2]	Shipments of gypsum and silica to Canadian cement, lime and clay plants are not included in this table.
[3]	Sand and gravel; stone. Data only available for sand and gravel for 2019-2022.
[4]	Includes pentanes and condensate.
[5]	Liquefied petroleum gases and sulphur.
[x]	Suppressed to meet the confidentiality requirements of the Statistics Act.

Sources: Statistics Canada (Tables: 16-10-0022-01 - accessed May 2023), Natural Resources Canada, and Ministry of Energy, Mines and Low Carbon Innovation.

94 |	2023 Financial and Economic Review – September 2023

Appendix 1 – Economic Review Supplementary Tables

Table A1.12     Petroleum and Natural Gas Activity Indicators

					Provincial Reserves
	Natural gas production (wellhead) (billion cubic m)	Crude oil and wellhead condensate production (million cubic m)	Wells Authorized (number) [1]	Wells Drilled (number)	Raw gas (remaining reserves) (billion cubic m)	Oil (remaining reserves) (million cubic m)	Provincial Government petroleum and natural gas revenue [2] ($ millions)
2004	34.2	2.2	1,700	1,282	389.7	21.9	1,794.4
2005	31.8	2.0	1,790	1,429	444.6	20.9	2,559.0
2006	35.4	1.9	1,730	1,435	462.4	18.2	2,139.1
2007	31.9	1.8	1,206	909	482.9	19.7	2,352.8
2008	33.5	1.6	1,408	929	605.3	18.5	4,093.9
2009	32.9	1.5	829	626	657.9	19.3	1,464.2
2010	35.0	1.6	871	714	932.0	18.7	1,384.0
2011	41.4	1.5	1,133	661	974.9	18.2	735.0
2012	41.0	1.6	647	484	1,138.5	19.1	440.0
2013	44.6	1.5	907	571	1,197.2	19.3	723.0
2014	47.2	1.8	1,252	706	1,443.9	18.1	1,230.5
2015	49.0	1.9	913	546	1,504.7	17.6	345.5
2016	50.7	2.3	479	355	1,485.1	16.5	282.0
2017	51.5	2.5	870	621	1,354.8	18.2	486.1
2018	58.9	3.6	897	446	1,434.1	18.3	422.8
2019	58.8	3.7	672	365	1,818.7	16.6	331.7
2020	61.6	3.1	519	372	1,912.5	14.9	270.9
2021	65.7	3.0	-	469	2,092.9	13.2	802.1
2022	72.2	2.7	-	376	n/a	n/a	2,260.8
per cent change
2021-2022	9.8	(10.6)	-	(19.8)	n/a	n/a	181.9

[1]	No new well authorizations in 2021 or 2022 in response to the Supreme Court of B.C. ruling on the cumulative impacts of industrial development.
[2]	Includes Crown royalties, Crown reserve disposition bonuses, fees and rentals.

Sources: Ministry of Energy, Mines and Low Carbon Innovation and British Columbia Energy Regulator.

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Appendix 1 – Economic Review Supplementary Tables

Table A1.13     Supply and Consumption of Electrical Energy in British Columbia

	Supply					Consumption			Net Exports
	Net Generation
Year	Hydro	All Other Types Of Electricity Generation[2]	Total Provincial Generation	Receipts From Other Provinces and Imports	Total Supply	Delivered To Other Provinces and Exports	Total Provincial Consumption	Total Demand

	(gigawatt-hours)[1]
1989	51,082	6,573	57,655	4,500	62,155	6,583	55,572	62,155	2,083
1990	57,245	3,417	60,662	3,233	63,895	6,689	57,206	63,895	3,456
1991	60,149	2,832	62,981	2,272	65,253	7,725	57,528	65,253	5,454
1992	60,555	3,503	64,058	2,685	66,743	9,473	57,270	66,743	6,788
1993	53,057	5,716	58,774	5,691	64,465	5,605	58,860	64,465	(86)
1994	53,979	7,036	61,015	7,836	68,851	9,541	59,311	68,851	1,705
1995	49,814	8,192	58,006	6,385	64,391	3,972	60,419	64,391	(2,413)
1996	67,329	4,436	71,765	3,289	75,053	10,390	64,664	75,053	7,101
1997	61,772	5,189	66,961	4,316	71,278	12,114	59,163	71,278	7,798
1998	60,849	6,861	67,710	5,056	72,766	10,619	62,147	72,766	5,563
1999	61,588	6,457	68,045	6,807	74,852	12,529	62,323	74,852	5,722
2000	59,754	8,487	68,241	6,039	74,280	10,698	63,582	74,280	4,659
2001	48,338	8,994	57,332	10,154	67,486	6,408	61,079	67,486	(3,747)
2002	58,627	6,318	64,945	5,769	70,714	8,078	62,636	70,714	2,309
2003	56,689	6,362	63,051	7,084	70,135	9,599	60,535	70,135	2,515
2004	53,281	7,214	60,496	8,261	68,757	6,791	61,966	68,757	(1,470)
2005*	60,327	7,447	67,774	7,206	74,980	9,247	65,732	74,980	2,042
2006	54,247	7,350	61,598	12,687	74,284	6,133	68,151	74,284	(6,554)
2007	64,287	7,543	71,830	8,390	80,220	11,198	69,022	80,220	2,808
2008	58,699	7,373	66,072	12,431	78,503	9,956	68,546	78,503	(2,474)
2009	56,462	8,594	65,057	12,075	77,132	8,304	68,827	77,132	(3,771)
2010	54,152	10,072	64,224	10,767	74,991	7,566	67,425	74,991	(3,201)
2011	61,037	8,220	69,257	10,973	80,230	15,552	64,679	80,230	4,579
2012	65,141	8,444	73,584	9,738	83,323	16,929	66,394	83,323	7,191
2013	59,223	8,628	67,851	10,466	78,317	13,576	64,741	78,317	3,110
2014	57,573	9,435	67,008	10,941	77,949	13,734	64,215	77,949	2,793
2015	64,999	6,772	71,771	9,591	81,361	14,123	67,238	81,361	4,533
2016	61,840	7,939	69,779	8,758	78,537	14,476	64,061	78,537	5,718
2017	66,503	8,083	74,586	8,943	83,530	15,139	68,391	83,530	6,195
2018	61,791	7,989	69,781	10,531	80,312	10,703	69,609	80,312	172
2019	56,108	8,674	64,782	12,086	76,868	9,434	67,434	76,868	(2,652)
2020	63,237	7,710	70,947	7,997	78,944	17,066	61,879	78,944	9,068
2021	65,855	8,352	74,207	8,937	83,144	16,090	67,054	83,144	7,153
2022	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a	n/a

[1]	Gigawatt-hour = one million kilowatt-hours
[2]	All other types of electricity generation includes steam, nuclear, combustion turbine, tidal, wind and solar.

*	Note: Starting from 2005, annual survey values (25-10-0020-01 and 25-10-0021-01) are used since more extensive information is available from companies’ annual performance reviews. Source: Statistics Canada (Tables: 25-10-0001-01, 25-10-0020-01 and 25-10-0021-01 – accessed April 2023); BC Stats; Ministry of Finance Calculations.

96 |	2023 Financial and Economic Review – September 2023

Appendix 1 – Economic Review Supplementary Tables

Table A1.14     Components of British Columbia Population Change

	Net Migration			Natural Increase
Year	Inter- provincial	Inter- national	Total	Births	Deaths	Total	Total Population Increase [1]	Total Population at July 1
1975	(2,864)	25,342	22,478	36,281	19,151	17,130	39,608	2,499,564
1976	(464)	16,288	15,824	35,848	18,788	17,060	32,884	2,533,899
1977	12,452	11,224	23,676	36,691	18,596	18,095	41,771	2,570,315
1978	20,106	7,699	27,805	37,231	19,058	18,173	45,978	2,615,162
1979	32,541	14,012	46,553	38,432	19,204	19,228	65,781	2,665,238
1980	38,773	23,522	62,295	40,104	19,371	20,733	83,028	2,745,861
1981	23,270	22,143	45,413	41,474	19,857	21,617	67,030	2,826,558
1982	(1,129)	14,175	13,046	42,747	20,707	22,040	35,086	2,876,513
1983	3,000	10,639	13,639	42,919	19,827	23,092	36,731	2,907,502
1984	3,867	8,674	12,541	43,911	20,686	23,225	35,766	2,947,181
1985	(3,430)	9,374	5,944	43,127	21,302	21,825	27,769	2,975,131
1986	(772)	12,290	11,518	41,967	21,213	20,754	32,272	3,003,621
1987	16,588	21,078	37,666	41,814	21,814	20,000	57,666	3,048,651
1988	25,829	28,704	54,533	42,930	22,546	20,384	74,917	3,114,761
1989	35,711	31,042	66,753	43,769	22,997	20,772	87,525	3,196,725
1990	40,088	28,585	68,673	45,617	23,577	22,040	90,713	3,292,111
1991	34,600	21,274	55,874	45,612	23,977	21,635	77,509	3,373,787
1992	39,578	29,477	69,055	46,156	24,615	21,541	90,596	3,468,802
1993	37,595	34,679	72,274	46,026	25,764	20,262	92,536	3,567,772
1994	34,449	42,667	77,116	46,998	25,939	21,059	98,175	3,676,075
1995	23,414	43,644	67,058	46,820	26,375	20,445	87,503	3,777,390
1996	17,798	47,617	65,415	46,138	27,538	18,600	84,015	3,874,317
1997	1,980	38,318	40,298	44,577	27,412	17,165	57,463	3,948,583
1998	(17,521)	24,380	6,859	43,072	27,978	15,094	21,953	3,983,113
1999	(12,413)	28,644	16,231	41,939	28,017	13,922	30,153	4,011,375
2000	(14,783)	29,266	14,483	40,672	27,461	13,211	27,694	4,039,230
2001	(7,028)	34,217	27,189	40,575	28,362	12,213	39,402	4,076,950
2002	(4,445)	28,575	24,130	40,065	28,884	11,181	35,311	4,100,564
2003	3,025	27,762	30,787	40,497	29,320	11,177	41,964	4,124,482
2004	7,785	28,015	35,800	40,490	29,924	10,566	46,366	4,155,651
2005	7,212	38,399	45,611	40,827	30,235	10,592	56,203	4,196,062
2006	12,799	34,670	47,469	41,729	30,688	11,041	58,510	4,241,794
2007	16,776	35,714	52,490	43,649	31,308	12,341	64,831	4,290,984
2008	10,849	49,678	60,527	44,276	32,097	12,179	72,706	4,349,336
2009	9,672	46,775	56,447	44,993	31,440	13,553	70,000	4,410,506
2010	6,212	32,717	38,929	43,826	31,324	12,502	51,431	4,465,546
2011	711	31,692	32,403	44,129	31,966	12,163	44,566	4,502,104
2012	(4,322)	34,895	30,573	44,008	32,524	11,484	42,057	4,566,769
2013	2,514	35,381	37,895	43,779	33,200	10,579	48,474	4,630,077
2014	15,859	32,178	48,037	44,376	33,791	10,585	58,622	4,707,103
2015	22,827	14,059	36,886	44,298	35,246	9,052	45,938	4,776,388
2016	23,586	40,012	63,598	45,268	36,627	8,641	72,239	4,859,250
2017	15,293	55,118	70,411	44,648	38,486	6,162	76,573	4,929,384
2018	12,723	62,879	75,602	43,592	38,471	5,121	80,723	5,010,476
2019	14,263	71,367	85,630	43,492	38,556	4,936	90,566	5,094,796
2020	19,304	(1,651)	17,653	42,254	41,324	930	18,583	5,155,495
2021	27,225	67,561	94,786	43,894	44,395	(501)	94,285	5,202,378
2022	481	150,783	151,264	41,583	45,307	(3,724)	147,540	5,319,324

[1]	Components may not add to totals due to the revision of population statistics based on information collected during subsequent census years. The revisions are not distributed back to relevant components due to insufficient data.

Sources: Statistics Canada (Tables: 17-10-0020-01, 17-10-0040-01 and 17-10-0059-01 – accessed April 2023) and BC Stats.

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2023 Financial and Economic Review – September 2023 Appendix 2 Financial Review Supplementary Tables

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Appendix 2 – Financial Review Supplementary Tables

Table A2.1     Operating Statement – 2011/12 to 2022/23 1

($ millions)	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Average annual change
													(per cent)
Revenue	41,805	42,057	43,715	46,099	47,601	51,449	52,020	57,128	58,660	62,156	72,392	81,536	6.3
Expense	(43,684)	(43,242)	(43,439)	(44,477)	(46,869)	(48,721)	(51,744)	(55,634)	(59,022)	(67,663)	(71,127)	(80,832)	5.8
Surplus (deficit)	(1,879)	(1,185)	276	1,622	732	2,728	276	1,494	(362)	(5,507)	1,265	704
Accumulated surplus (deficit) beginning of year, before remeasurement gains/(losses)	2,751	872	(313)	(37)	1,585	2,317	5,045	5,321	6,815	6,453	946	2,201
Accumulated surplus (deficit), before remeasurement gains/(losses)	872	(313)	(37)	1,585	2,317	5,045	5,321	6,815	6,453	946	2,211	2,905
Remeasurement gains/(losses)	8	89	416	141	(506)	(270)	(234)	32	(223)	684	396	(202)
Accumulated surplus (deficit), end of year	880	(224)	379	1,726	1,811	4,775	5,087	6,847	6,230	1,630	2,607	2,703

Per cent of Nominal GDP: [2]
Surplus (deficit)	-0.9	-0.5	0.1	0.7	0.3	1.0	0.1	0.5	-0.1	-1.8	0.4	0.2
Per cent of revenue:
Surplus (deficit)	-4.5	-2.8	0.6	3.5	1.5	5.3	0.5	2.6	-0.6	-8.9	1.7	0.9
Per capita ($): [3]
Surplus (deficit)	(417)	(259)	60	345	153	561	56	298	(71)	(1,068)	243	132

[1]	Figures have been restated to reflect government accounting policies in effect at March 31,2023.
[2]	Revenue and expense as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2022/23 amounts divided by GDP for the 2022 calendar year). As nominal GDP for the calendar year ending 2022 is not yet available, the 2022 GDP projected in the February 2023 budget has been used for the fiscal year ended March 31, 2023 for demonstration purposes.
[3]	Per capita revenue and expense is calculated using July 1 population (e.g. 2022/23 amounts divided by population on July 1, 2022).

2023 Financial and Economic Review – September 2023	| 101

Appendix 2 – Financial Review Supplementary Tables

Table A2.2     Statement of Financial Position – 2011/12 to 2022/23 1

($ millions)	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Average annual change
													(per cent)
Financial assets:
Cash and temporary investments	3,235	3,173	2,801	3,675	3,892	4,232	3,440	3,029	3,985	6,560	7,142	8,247	8.9
Other financial assets [2]	8,004	8,252	9,400	9,181	9,702	10,209	11,740	12,637	12,404	15,410	17,105	19,077	8.2
Sinking funds	1,491	1,778	835	977	1,580	1,087	1,348	752	692	492	510	521	-9.1
Investments in commercial Crown corporations:
Retained earnings	7,021	7,564	7,862	8,277	7,537	7,517	6,134	5,738	6,523	9,632	12,223	12,634	5.5
Recoverable capital loans	15,167	17,208	19,255	20,624	22,041	23,809	20,534	22,547	24,768	26,301	27,218	28,145	5.8
	22,188	24,772	27,117	28,901	29,578	31,326	26,668	28,285	31,291	35,933	39,441	40,779	5.7
Total financial assets	34,918	37,975	40,153	42,734	44,752	46,854	43,196	44,703	48,372	58,395	64,198	68,624	6.3
Liabilities:
Accounts payable, accrued liabilities & others [2]	10,552	10,620	9,807	9,859	10,071	10,521	11,278	12,137	13,101	14,733	18,509	25,402	8.3
Deferred revenue	10,553	9,968	9,801	9,911	9,883	9,665	10,068	10,543	10,651	12,211	13,379	15,005	3.3
Debt:
Taxpayer-supported debt	34,659	38,182	41,068	41,880	42,719	41,499	43,607	42,681	46,229	59,750	62,341	59,934	5.1
Self-supported debt	15,534	17,634	19,625	21,040	22,532	24,338	21,312	23,281	25,932	27,350	28,325	29,492	6.0
Total provincial debt	50,193	55,816	60,693	62,920	65,251	65,837	64,919	65,962	72,161	87,100	90,666	89,426	5.4
Add: debt offset by sinking funds	1,491	1,778	835	977	1,580	1,087	1,348	752	692	492	510	521	-9.1
Add: foreign exchange adjustments	-	-	-	-	-	-	-	-	-	-	-	472	n/a
Less: guarantees & non-guaranteed debt	(730)	(755)	(726)	(739)	(820)	(835)	(896)	(850)	(1,337)	(1,335)	(1,402)	(1,523)	6.9
Financial statement debt	50,954	56,839	60,802	63,158	66,011	66,089	65,371	65,864	71,516	86,257	89,774	88,896	5.2
Total liabilities	72,059	77,427	80,410	82,928	85,965	86,275	86,717	88,544	95,268	113,201	121,662	129,303	5.5
Net liabilities	(37,141)	(39,452)	(40,257)	(40,194)	(41,213)	(39,421)	(43,521)	(43,841)	(46,896)	(54,806)	(57,464)	(60,679)	4.6
Capital and other assets:
Tangible capital assets	35,764	36,834	37,850	39,100	40,354	41,375	45,908	47,902	50,095	52,851	56,133	59,811	4.8
Restricted assets	1,377	1,442	1,493	1,553	1,631	1,695	1,768	1,834	1,931	2,003	2,147	2,224	4.5
Other assets	880	952	1,293	1,267	1,039	1,126	932	952	1,100	1,582	1,791	1,347	3.9
Total capital and other assets	38,021	39,228	40,636	41,920	43,024	44,196	48,608	50,688	53,126	56,436	60,071	63,382	4.8
Accumulated surplus (deficit)	880	(224)	379	1,726	1,811	4,775	5,087	6,847	6,230	1,630	2,607	2,703	10.7

Per cent of Nominal GDP: [3]
Net liabilities	17.0	17.7	17.4	16.5	16.4	14.9	15.4	14.7	15.2	17.9	16.4	15.6	-0.8
Capital and other assets	17.4	17.6	17.6	17.2	17.2	16.7	17.2	17.0	17.2	18.4	17.1	16.3	-0.6
Growth rates:
Net liabilities	10.9	6.2	2.0	-0.2	2.5	-4.3	10.4	0.7	7.0	16.9	4.8	5.6	n/a
Capital and other assets	4.1	3.2	3.6	3.2	2.6	2.7	10.0	4.3	4.8	6.2	6.4	5.5	n/a
Per capita: [4]
Net liabilities	8,250	8,639	8,695	8,539	8,628	8,113	8,829	8,750	9,205	10,631	11,046	11,407	3.0
Capital and other assets	8,445	8,590	8,777	8,906	9,008	9,095	9,861	10,116	10,428	10,947	11,547	11,915	3.2

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2023.
[2]	2022/23 includes $663M derivative assets in other financial assets and $1,031M derivative liabilities in other liabilities due to the adoption of the financial instruments accounting standard.
[3]	Net liabilities as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2022/23 amount divided by GDP for the 2022 calendar year). As nominal GDP for the calendar year ending 2022 is not available, the 2022 GDP projected in the February 2023 budget has been used for the fiscal year ended March 31, 2023 for demonstration purposes.
[4]	Per capita net liabilities is calculated using July 1 population (e.g. 2022/23 amount divided by population on July 1, 2022).

102 |	2023 Financial and Economic Review – September 2023

Appendix 2 – Financial Review Supplementary Tables

Table A2.3     Changes in Financial Position – 2011/12 to 2022/23

($ millions)	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2021/22	Actual 2021/22	Actual 2022/23	12-Year Total
(Surplus) deficit for the year	1,879	1,185	(276)	(1,622)	(732)	(2,728)	(276)	(1,494)	362	5,507	(1,265)	(704)	(164)
Change in remeasurement (gains) losses	287	(81)	(327)	275	647	(236)	(36)	(266)	255	(907)	288	608	507
Change in accumulated (surplus) deficit	2,166	1,104	(603)	(1,347)	(85)	(2,964)	(312)	(1,760)	617	4,600	(977)	(96)	343
Capital and other asset changes:
Taxpayer-supported capital investments	3,565	3,279	3,151	3,407	3,459	3,659	3,908	4,452	4,772	5,428	6,002	6,755	51,837
Less: amortization and other accounting changes	(2,151)	(2,209)	(2,135)	(2,157)	(2,205)	(2,638)	625	(2,458)	(2,579)	(2,672)	(2,720)	(3,077)	(26,376)
Increase in net capital assets	1,414	1,070	1,016	1,250	1,254	1,021	4,533	1,994	2,193	2,756	3,282	3,678	25,461
Increase (decrease) in restricted assets	65	65	51	60	78	64	73	66	97	72	144	77	912
Increase (decrease) in other assets	3	72	341	(26)	(228)	87	(194)	20	148	482	209	(444)	470
Change in capital and other assets	1,482	1,207	1,408	1,284	1,104	1,172	4,412	2,080	2,438	3,310	3,635	3,311	26,843
Increase (decrease) in net liabilities	3,648	2,311	805	(63)	1,019	(1,792)	4,100	320	3,055	7,910	2,658	3,215	27,186
Investment and working capital changes:
Investment in commercial Crown corporations:
Increase (decrease) in retained earnings	(94)	543	298	415	(740)	(20)	(1,383)	(396)	785	3,109	2,591	411	5,519
Self-supported capital investments	2,744	2,765	2,519	2,488	2,573	2,725	2,729	4,106	4,386	3,475	3,730	4,165	38,405
Less: loan repayments and other accounting changes	(719)	(724)	(472)	(1,119)	(1,156)	(957)	(6,004)	(2,093)	(2,165)	(1,942)	(2,813)	(3,238)	(23,402)
Change in investment	1,931	2,584	2,345	1,784	677	1,748	(4,658)	1,617	3,006	4,642	3,508	1,338	20,522
Increase (decrease) in cash and temporary investments	175	(62)	(372)	874	217	340	(792)	(411)	956	2,575	582	1,105	5,187
Other working capital changes [1]	(909)	1,052	1,185	(239)	940	(218)	632	(1,033)	(1,365)	(386)	(3,231)	(6,536)	(10,108)
Change in investment and working capital	1,197	3,574	3,158	2,419	1,834	1,870	(4,818)	173	2,597	6,831	859	(4,093)	15,601
Increase (decrease) in financial statement debt	4,845	5,885	3,963	2,356	2,853	78	(718)	493	5,652	14,741	3,517	(878)	42,787
(Increase) decrease in sinking fund debt	(81)	(287)	943	(142)	(603)	493	(261)	596	60	200	(18)	(11)	889
(Increase) decrease in foreign exchange	-	-	-	-	-	-	-	-		-	-	(472)	(472)
Increase (decrease) in guarantees	99	(34)	27	(33)	6	(23)	(188)	(2)	57	113	9	(119)	(88)
Increase (decrease) in non-guaranteed debt	176	59	(56)	46	75	38	249	(44)	430	(115)	58	240	1,156
Increase (decrease) in total provincial debt	5,039	5,623	4,877	2,227	2,331	586	(918)	1,043	6,199	14,939	3,566	(1,240)	44,272
Represented by increase (decrease) in:
Taxpayer-supported debt	2,838	3,523	2,886	812	839	(1,220)	2,108	(926)	3,548	13,521	2,591	(2,407)	28,113
Self-supported debt	2,201	2,100	1,991	1,415	1,492	1,806	(3,026)	1,969	2,651	1,418	975	1,167	16,159
Total provincial debt	5,039	5,623	4,877	2,227	2,331	586	(918)	1,043	6,199	14,939	3,566	(1,240)	44,272

[1]	Includes changes in other financial assets, sinking funds, accounts payable, deferred revenue and other accrued liabilities.

2023 Financial and Economic Review – September 2023	| 103

Appendix 2 – Financial Review Supplementary Tables

Table A2.4    Revenue by Source – 2011/12 to 2022/23

($ millions)	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Average annual change
													(per cent)
Taxation revenue:
Personal income	6,427	6,977	6,862	8,076	8,380	9,704	8,923	11,364	10,657	11,118	13,704	17,268	9.4
Corporate income	2,002	2,204	2,427	2,635	2,787	3,003	4,165	5,180	5,011	4,805	5,053	9,156	14.8
Employer health	-	-	-	-	-	-	-	464	1,897	2,156	2,443	2,720	n/a
Harmonized sales	5,779	5,950	(226)	(91)	(55)	6	13	7	-	-	-	-	n/a
Other sales [1]	151	118	5,529	5,853	6,045	6,600	7,118	7,362	7,374	7,694	8,731	9,818	46.2
Fuel	928	890	917	932	973	969	1,010	1,015	1,008	936	1,022	1,021	0.9
Carbon	959	1,120	1,222	1,198	1,190	1,220	1,255	1,465	1,682	1,683	2,011	2,161	7.7
Tobacco	636	614	724	752	734	737	727	781	729	711	708	531	-1.6
Property	1,913	1,985	2,080	2,154	2,219	2,279	2,367	2,617	2,608	2,313	3,012	3,253	4.9
Property transfer	944	758	937	1,065	1,533	2,026	2,141	1,826	1,609	2,098	3,327	2,293	8.4
Corporation capital	(5)	1	-	(1)	-	-	-	-	-	-	-	-	n/a
Insurance premium	411	433	458	483	520	549	602	633	691	652	706	804	6.3
	20,145	21,050	20,930	23,056	24,326	27,093	28,321	32,714	33,266	34,166	40,717	49,025	8.4
Natural resource revenue:
Natural gas royalties	339	169	445	493	139	152	161	199	118	196	920	2,255	18.8
Crown land tenures	928	868	859	834	765	633	276	279	225	162	133	122	-16.8
Columbia River Treaty	110	89	170	130	116	111	111	202	119	117	231	437	13.4
Other energy and minerals	529	306	269	267	226	403	619	557	386	191	795	979	5.8
Forests	482	562	719	754	865	913	1,065	1,406	988	1,304	1,893	1,887	13.2
Other resources	424	479	493	459	460	499	463	465	432	433	499	518	1.8
	2,812	2,473	2,955	2,937	2,571	2,711	2,695	3,108	2,268	2,403	4,471	6,198	7.4
Other revenue:
Medical Services Plan premiums	1,919	2,047	2,158	2,254	2,434	2,558	2,266	1,360	1,063	(4)	1	-	n/a
Post-secondary education fees	1,291	1,345	1,445	1,544	1,666	1,828	2,034	2,275	2,451	2,418	2,536	2,651	6.8
Other healthcare related fees	324	327	333	358	374	404	429	441	475	372	417	519	4.4
Motor vehicle licences and permits	479	489	504	499	521	529	557	568	579	571	610	613	2.3
Other fees and licences	722	699	770	770	841	894	963	949	1,004	972	1,020	1,145	4.3
Investment earnings	1,022	1,189	1,203	1,171	1,213	1,232	1,101	1,243	1,263	1,264	1,306	1,316	2.3
Sales of goods and services	930	942	946	967	1,011	1,131	1,133	1,164	1,162	741	1,059	1,396	3.8
Miscellaneous	1,746	1,673	2,256	1,893	2,287	2,377	2,410	2,249	2,676	2,395	2,851	3,049	5.2
	8,433	8,711	9,615	9,456	10,347	10,953	10,893	10,249	10,673	8,729	9,800	10,689	2.2
Contributions from the federal government:
Canada Health Transfer	3,858	3,887	4,280	4,186	4,454	4,744	4,994	5,182	5,523	5,701	6,431	6,432	4.8
Canada Social Transfer	1,526	1,555	1,589	1,641	1,695	1,751	1,854	1,908	1,971	2,042	2,110	2,174	3.3
Harmonized sales tax transition payments	580	-	-	-	-	-	-	-	-	-	-	-	n/a
Other cost shared agreements	1,760	1,605	1,645	1,452	1,498	1,672	2,207	1,962	2,041	5,151	3,439	3,920	7.6
	7,724	7,047	7,514	7,279	7,647	8,167	9,055	9,052	9,535	12,894	11,980	12,526	4.5
Commercial Crown corporation net income:
BC Hydro [2]	558	509	549	581	655	684	683	(428)	705	688	668	360	-3.9
Liquor Distribution Branch	909	930	877	935	1,031	1,083	1,119	1,104	1,107	1,161	1,189	1,199	2.5
BC Lottery Corporation [3]	1,102	1,116	1,165	1,245	1,304	1,329	1,391	1,405	1,336	420	1,211	1,584	3.4
ICBC	84	231	136	657	(293)	(612)	(1,327)	(1,153)	(376)	1,528	2,216	(197)	-208.1
Other	38	(10)	(26)	(47)	13	41	140	127	146	167	140	152	13.4
Accounting adjustments [2]	-	-	-	-	-	-	(950)	950	-	-	-	-	n/a
	2,691	2,776	2,701	3,371	2,710	2,525	1,056	2,005	2,918	3,964	5,424	3,098	1.3
Total revenue	41,805	42,057	43,715	46,099	47,601	51,449	52,020	57,128	58,660	62,156	72,392	81,536	6.3

[1]	Includes social service tax, hotel room tax, provincial sales tax, tax on designated properties and housing transition tax.
[2]	BC Hydro’s loss in 2018/19 includes a write-off of a regulatory account. At the summary level, the Province recognized a $950 million adjustment in fiscal 2017/18 with respect to BC Hydro’s deferred regulatory accounts.
[3]	Net of payments to the federal government and starting in 2021/22, is also net of payments to the BC First Nations Gaming Revenue Sharing Limited Partnership in accordance with section 14.3 of the Gaming Control Act (B.C.)

104 |	2023 Financial and Economic Review – September 2023

Appendix 2 – Financial Review Supplementary Tables

Table A2.5     Revenue by Source Supplementary Information – 2011/12 to 2022/23

	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Average annual change
													(per cent)
Per cent of Nominal GDP: [1]
Taxation	9.2	9.4	9.1	9.5	9.7	10.3	10.0	11.0	10.8	11.1	11.6	12.6	2.9
Natural resources	1.3	1.1	1.3	1.2	1.0	1.0	1.0	1.0	0.7	0.8	1.3	1.6	2.0
Other	3.9	3.9	4.2	3.9	4.1	4.2	3.9	3.4	3.5	2.8	2.8	2.7	-3.0
Contributions from the federal government	3.5	3.2	3.3	3.0	3.0	3.1	3.2	3.0	3.1	4.2	3.4	3.2	-0.8
Commercial Crown corporation net income	1.2	1.2	1.2	1.4	1.1	1.0	0.4	0.7	0.9	1.3	1.5	0.8	-3.9
Total revenue	19.1	18.8	18.9	18.9	19.0	19.5	18.4	19.2	19.0	20.3	20.6	21.0	0.8

Growth rates (per cent):
Taxation	5.8	4.5	-0.6	10.2	5.5	11.4	4.5	15.5	1.7	2.7	19.2	20.4	n/a
Natural resources	3.1	-12.1	19.5	-0.6	-12.5	5.4	-0.6	15.3	-27.0	6.0	86.1	38.6	n/a
Other	5.8	3.3	10.4	-1.7	9.4	5.9	-0.5	-5.9	4.1	-18.2	12.3	9.1	n/a
Contributions from the federal government	-3.6	-8.8	6.6	-3.1	5.1	6.8	10.9	0.0	5.3	35.2	-7.1	4.6	n/a
Commercial Crown corporation net income	-8.5	3.2	-2.7	24.8	-19.6	-6.8	-58.2	89.9	45.5	35.8	36.8	-42.9	n/a
Total revenue	2.8	0.6	3.9	5.5	3.3	8.1	1.1	9.8	2.7	6.0	16.5	12.6	n/a

Per capita ($): [2]
Taxation	4,475	4,609	4,520	4,898	5,093	5,576	5,745	6,529	6,529	6,627	7,827	9,216	6.8
Natural resources	625	542	638	624	538	558	547	620	445	466	859	1,165	5.8
Other	1,873	1,907	2,077	2,009	2,166	2,254	2,210	2,046	2,095	1,693	1,884	2,009	0.6
Contributions from the federal government	1,716	1,543	1,623	1,546	1,601	1,681	1,837	1,807	1,872	2,501	2,303	2,355	2.9
Commercial Crown corporation net income	598	608	583	716	567	520	214	400	573	769	1,043	582	-0.2
Total revenue	9,286	9,209	9,442	9,793	9,966	10,588	10,553	11,402	11,514	12,056	13,915	15,328	4.7

Real Per Capita Revenue (2022 $) [3]	11,597	11,375	11,672	11,984	12,064	12,586	12,284	12,920	12,749	13,249	14,876	15,328	2.6
Growth rate (per cent)	6.4	-1.9	2.6	2.7	0.7	4.3	-2.4	5.2	-1.3	3.9	12.3	3.0	n/a

[1]	Revenue as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2022/23 revenue divided by GDP for the 2022 calendar year). As nominal GDP for the calendar year ending 2022 is not available, the 2022 GDP projected in the February 2023 budget has been used for the fiscal year ended March 31, 2023 for demonstration purposes. Totals may not add due to rounding.
[2]	Per capita revenue is calculated using July 1 population (e.g. 2022/23 revenue divided by population on July 1, 2022). Totals may not add due to rounding.
[3]	Revenue is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2022 CPI for 2022/23 revenue).

2023 Financial and Economic Review – September 2023	| 105

Appendix 2 – Financial Review Supplementary Tables

Table A2.6 Expense by Function – 2011/12 to 2022/23 1

($ millions)	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Average annual change
													(per cent)
Function:
Health:
Medical Services Plan	3,873	3,906	4,114	4,136	4,345	4,573	4,623	4,861	5,013	5,145	5,776	6,006	4.1
Pharmacare	1,147	1,122	1,130	1,120	1,335	1,284	1,400	1,494	1,517	1,501	1,579	1,711	3.7
Regional services	11,262	11,791	11,967	12,417	12,818	13,086	14,101	15,004	16,054	18,290	19,574	21,715	6.2
Other healthcare expenses	642	690	658	704	712	753	810	800	872	677	662	890	3.0
	16,924	17,509	17,869	18,377	19,210	19,696	20,934	22,159	23,456	25,613	27,591	30,322	5.4
Education:
Elementary and secondary	5,886	6,004	6,134	6,065	6,304	6,423	6,919	7,254	7,584	7,444	8,085	8,585	3.5
Post-secondary	4,912	5,108	5,289	5,354	5,507	5,677	6,002	6,398	6,846	6,872	7,357	7,517	3.9
Other education expenses	436	423	410	414	407	374	176	442	310	632	359	889	6.7
	11,234	11,535	11,833	11,833	12,218	12,474	13,097	14,094	14,740	14,948	15,801	16,991	3.8
Social services:
Social assistance	1,550	1,552	1,572	1,589	1,641	1,692	1,988	2,202	2,342	3,141	2,910	3,157	6.7
Child welfare	1,112	1,098	1,097	1,129	1,301	1,358	1,507	1,652	1,940	2,226	2,254	3,168	10.0
Low income tax credit transfers	509	534	279	248	247	244	239	414	435	1,131	754	1,747	11.9
Community living and other services	769	806	857	881	917	949	1,003	1,075	1,170	1,291	1,350	1,581	6.8
	3,940	3,990	3,805	3,847	4,106	4,243	4,737	5,343	5,887	7,789	7,268	9,652	8.5
Protection of persons and property	1,512	1,539	1,520	1,451	1,572	1,655	1,930	2,004	2,126	2,258	2,937	3,483	7.9
Transportation	1,545	1,555	1,580	1,608	1,670	1,784	1,931	2,021	2,126	3,362	4,453	3,319	7.2
Natural resources & economic development	1,873	2,092	1,755	2,191	2,477	2,465	3,374	3,825	3,778	4,191	5,213	6,284	11.6
Other	1,435	1,367	1,205	1,309	1,285	2,281	1,574	1,831	2,525	2,862	3,082	5,736	13.4
General government	1,239	1,266	1,390	1,363	1,505	1,536	1,544	1,673	1,657	3,919	2,040	2,326	5.9
Debt servicing	2,383	2,390	2,482	2,498	2,826	2,587	2,623	2,684	2,727	2,722	2,742	2,719	1.2
Operating expense	42,085	43,243	43,439	44,477	46,869	48,721	51,744	55,634	59,022	67,664	71,127	80,832	6.1
Unusual items:
HST transition funding repayment	1,599	-	-	-	-	-	-	-	-	-	-	-
Total expense	43,684	43,243	43,439	44,477	46,869	48,721	51,744	55,634	59,022	67,664	71,127	80,832	5.8
Per cent of operating expense:
Health	40.2	40.5	41.1	41.3	41.0	40.4	40.5	39.8	39.7	37.9	38.8	37.5	-0.6
Education	26.7	26.7	27.2	26.6	26.1	25.6	25.3	25.3	25.0	22.1	22.2	21.0	-2.1
Social services and housing	9.4	9.2	8.8	8.6	8.8	8.7	9.2	9.6	10.0	11.5	10.2	11.9	2.2
Protection of persons and property	3.6	3.6	3.5	3.3	3.4	3.4	3.7	3.6	3.6	3.3	4.1	4.3	1.7
Transportation	3.7	3.6	3.6	3.6	3.6	3.7	3.7	3.6	3.6	5.0	6.3	4.1	1.0
Natural resources & economic development	4.5	4.8	4.0	4.9	5.3	5.1	6.5	6.9	6.4	6.2	7.3	7.8	5.2
Other	3.4	3.2	2.8	2.9	2.7	4.7	3.0	3.3	4.3	4.2	4.3	7.1	6.9
General government	2.9	2.9	3.2	3.1	3.2	3.2	3.0	3.0	2.8	5.8	2.9	2.9	-0.2
Debt servicing	5.7	5.5	5.7	5.6	6.0	5.3	5.1	4.8	4.6	4.0	3.9	3.4	-4.6
	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0	100.0

[1]	Figures have been restated to reflect government accounting policies in effect at March 31, 2023.

106 |	2023 Financial and Economic Review – September 2023

Appendix 2 – Financial Review Supplementary Tables

Table A2.7 Expense by Function Supplementary Information – 2011/12 to 2022/23 1

	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Average annual change
													(per cent)
Per cent of nominal GDP: [2]
Health	7.7	7.8	7.7	7.5	7.7	7.5	7.4	7.5	7.6	8.3	7.9	7.8	0.1
Education	5.1	5.2	5.1	4.9	4.9	4.7	4.6	4.7	4.8	4.9	4.5	4.4	-1.5
Social services	1.8	1.8	1.6	1.6	1.6	1.6	1.7	1.8	1.9	2.5	2.1	2.5	3.0
Protection of persons and property	0.7	0.7	0.7	0.6	0.6	0.6	0.7	0.7	0.7	0.7	0.8	0.9	2.4
Transportation	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	0.7	1.1	1.3	0.9	1.7
Natural resources & economic development	0.9	0.9	0.8	0.9	1.0	0.9	1.2	1.3	1.2	1.4	1.5	1.6	5.9
Other	0.7	0.6	0.5	0.5	0.5	0.9	0.6	0.6	0.8	0.9	0.9	1.5	7.6
General government	0.6	0.6	0.6	0.6	0.6	0.6	0.5	0.6	0.5	1.3	0.6	0.6	0.5
Debt servicing	1.1	1.1	1.1	1.0	1.1	1.0	0.9	0.9	0.9	0.9	0.8	0.7	-4.0
Operating expense	19.2	19.4	18.8	18.2	18.7	18.5	18.3	18.7	19.1	22.0	20.4	20.8	0.7
Growth rates (per cent):
Health	5.8	3.5	2.1	2.8	4.5	2.5	6.3	5.9	5.9	9.2	7.7	18.4	n/a
Education	0.6	2.7	2.6	0.0	3.3	2.1	5.0	7.6	4.6	1.4	5.7	13.7	n/a
Social services	4.1	1.3	-4.6	1.1	6.7	3.3	11.6	12.8	10.2	32.3	-6.7	23.9	n/a
Protection of persons and property	4.4	1.8	-1.2	-4.5	8.3	5.3	16.6	3.8	6.1	6.2	30.1	54.3	n/a
Transportation	-2.2	0.6	1.6	1.8	3.9	6.8	8.2	4.7	5.2	58.1	32.5	-1.3	n/a
Natural resources & economic development	-20.3	11.7	-16.1	24.8	13.1	-0.5	36.9	13.4	-1.2	10.9	24.4	49.9	n/a
Other	18.8	-4.7	-11.9	8.6	-1.8	77.5	-31.0	16.3	37.9	13.3	7.6	100.4	n/a
General government	8.1	2.2	9.8	-1.9	10.4	2.1	0.5	8.4	-1.0	136.5	-48.0	-40.6	n/a
Debt servicing	5.8	0.3	3.8	0.6	13.1	-8.5	1.4	2.3	1.6	-0.2	0.7	-0.1	n/a
Operating expense	2.8	2.8	0.5	2.4	5.4	4.0	6.2	7.5	6.1	14.6	5.1	19.5	n/a

Per capita ($): [3]
Health	3,759	3,834	3,859	3,904	4,022	4,053	4,247	4,423	4,604	4,968	5,290	5,700	3.9
Education	2,495	2,526	2,556	2,514	2,558	2,567	2,657	2,813	2,893	2,899	3,029	3,194	2.3
Social services	875	874	822	817	860	873	961	1,066	1,155	1,511	1,394	1,815	6.9
Protection of persons and property	336	337	328	308	329	341	392	400	417	438	563	655	6.3
Transportation	343	341	341	342	350	367	392	403	417	652	854	624	5.6
Natural resources & economic development	416	458	379	465	519	507	684	763	742	813	1,002	1,181	10.0
Other	319	299	260	278	269	469	319	365	496	555	586	1,078	11.7
General government	275	277	300	290	315	316	313	334	325	760	390	437	4.3
Debt servicing	529	523	536	531	592	532	532	536	535	528	526	511	-0.3
Operating expense	9,347	9,469	9,381	9,449	9,814	10,025	10,497	11,103	11,584	13,124	13,632	15,195	4.5

Real Per Capita
Operating Expense (2022 $) [4]	11,675	11,696	11,598	11,563	11,878	11,919	12,219	12,582	12,828	14,424	14,616	15,195	2.4
Growth rate (per cent)	-0.4	0.2	-0.8	-0.3	2.7	0.3	2.5	3.0	2.0	12.4	1.3	4.0	n/a

[1]	Numbers may not add due to rounding.
[2]	Expense as a per cent of GDP is an estimate calculated using nominal GDP for the calendar year ending in the fiscal year (e.g. 2022/23 expense divided by nominal GDP for the 2022 calendar year); as nominal GDP for the calendar year ending 2022 is not available, the 2022 GDP projected in the February 2023 budget has been used for the fiscal year ended March 31, 2023 for demonstration purposes.
[3]	Per capita expense is calculated using July 1 population (e.g. 2022/23 expense divided by population on July 1, 2022).
[4]	Expense is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2022 CPI for 2022/23 expense).

2023 Financial and Economic Review – September 2023	| 107

Appendix 2 – Financial Review Supplementary Tables

Table A2.8 Full-Time Equivalents (FTEs) – 2011/12 to 2022/23

	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Average annual change
													(per cent)
Taxpayer-supported programs and agencies:
Ministries and special offices (CRF)	27,228	27,326	26,526	26,679	27,192	27,940	29,291	30,891	31,774	32,672	33,400	33,696	2.0
Service delivery agencies [1]	4,346	4,508	4,640	4,798	4,803	4,850	5,076	5,258	5,985	6,042	6,767	7,746	5.4
Total FTEs	31,574	31,834	31,166	31,477	31,995	32,790	34,367	36,149	37,759	38,714	40,167	41,442	2.5
Growth rates:
Ministries and special offices (CRF)	-9.9	0.4	-2.9	0.6	1.9	2.8	4.8	5.5	2.9	2.8	2.2	0.9	n/a
Service delivery agencies	1.2	3.7	2.9	3.4	0.1	1.0	4.7	3.6	13.8	1.0	12.0	14.5	n/a
Population per FTE: [2]
Total FTEs	142.6	143.5	148.6	149.5	149.3	148.2	143.4	138.6	134.9	133.2	129.5	128.4	-1.0

[1]	Service delivery agency FTE figures do not include SUCH sector staff employment.
[2]	Population per FTE is calculated using July 1 population (e.g. population on July 1, 2022 divided by 2022/23 FTEs).

108 |	2023 Financial and Economic Review – September 2023

Appendix 2 – Financial Review Supplementary Tables

Table A2.9 Capital Spending – 2011/12 to 2022/23

($ millions)	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Average annual change
													(per cent)
Taxpayer-supported:
Education
Schools (K–12)	560	509	466	420	430	474	578	626	877	944	1,001	934	4.8
Post-secondary	655	591	507	718	746	792	968	1,024	936	904	899	1,071	4.6
Health	732	742	690	900	923	1,004	890	904	1,009	1,162	1,555	1,915	9.1
BC Transportation Financing Authority	921	1,005	1,017	822	867	823	717	853	955	1,285	1,364	1,823	6.4
BC Transit	37	48	80	83	51	41	115	85	73	107	67	100	9.5
Vancouver Convention Centre expansion	1	-	-	-	-	-	-	-	-	-	-	-	n/a
BC Place redevelopment	194	6	-	-	-	-	-	-	-	-	-	-	n/a
Government direct (ministries)	245	267	298	326	290	301	430	421	520	389	386	470	6.1
Housing	196	92	65	107	127	184	169	483	355	572	642	357	5.6
Other	24	19	28	31	25	40	41	56	47	65	88	85	12.2
	3,565	3,279	3,151	3,407	3,459	3,659	3,908	4,452	4,772	5,428	6,002	6,755	6.0
Self-supported:
BC Hydro	1,703	1,929	2,036	2,169	2,306	2,444	2,473	3,826	3,082	3,207	3,475	3,919	7.9
Columbia Basin power projects	108	94	52	28	15	2	1	2	994	7	9	10	-19.5
Transportation Investment Corp.	734	540	202	76	25	38	4	-	-	-	-	-	n/a
BC Railway Company	9	10	8	5	23	4	11	33	6	1	2	6	-3.6
ICBC	92	73	82	88	90	62	54	66	62	100	54	41	-7.1
BC Lottery Corporation	74	97	100	69	68	86	82	75	102	73	90	95	2.3
Liquor Distribution Branch	19	10	13	25	23	27	48	60	36	22	22	16	-1.6
Other	5	12	26	28	23	62	56	44	104	65	78	78	28.4
	2,744	2,765	2,519	2,488	2,573	2,725	2,729	4,106	4,386	3,475	3,730	4,165	3.9
Total capital spending	6,309	6,044	5,670	5,895	6,032	6,384	6,637	8,558	9,158	8,903	9,732	10,920	5.1

Per cent of Nominal GDP: [1]
Taxpayer-supported	1.6	1.5	1.4	1.4	1.4	1.4	1.4	1.5	1.5	1.8	1.7	1.7	0.6
Self-supported	1.3	1.2	1.1	1.0	1.0	1.0	1.0	1.4	1.4	1.1	1.1	1.1	-1.4
Total	2.9	2.7	2.5	2.4	2.4	2.4	2.4	2.9	3.0	2.9	2.8	2.8	-0.2
Growth rates:
Taxpayer-supported	-13.3	-8.0	-3.9	8.1	1.5	5.8	6.8	13.9	7.2	13.7	10.6	12.5	n/a
Self-supported	11.1	0.8	-8.9	-1.2	3.4	5.9	0.1	50.5	6.8	-20.8	7.3	11.7	n/a
Total	-4.1	-4.2	-6.2	4.0	2.3	5.8	4.0	28.9	7.0	-2.8	9.3	12.2	n/a
Per capita: [2]
Taxpayer-supported	792	718	681	724	724	753	793	889	937	1,053	1,154	1,270	4.4
Self-supported	609	605	544	529	539	561	554	819	861	674	717	783	2.3
Total	1,401	1,323	1,225	1,252	1,263	1,314	1,346	1,708	1,798	1,727	1,871	2,053	3.5

Real Per Capita Capital Spending (2022 $) [3]	1,750	1,635	1,514	1,533	1,529	1,562	1,567	1,935	1,990	1,898	2,000	2,053	1.5
Growth rate (per cent)	-7.1	-6.6	-7.4	1.2	-0.3	2.2	0.4	23.5	2.8	-4.7	5.4	2.7	n/a

[1]	Capital spending as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2022/23 amounts divided by GDP for the 2022 calendar year). As nominal GDP for the calendar year ending 2022 is not available, the 2022 GDP projected in the February 2023 budget has been used for the fiscal year ended March 31, 2023 for demonstration purposes. Totals may not add due to rounding.
[2]	Per capita capital spending is calculated using July 1 population (e.g. 2022/23 amounts divided by population on July 1, 2022). Totals may not add due to rounding.
[3]	Capital spending is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2022 CPI for 2022/23 capital spending).

2023 Financial and Economic Review – September 2023	| 109

Appendix 2 – Financial Review Supplementary Tables

Table A2.10 Provincial Debt – 2011/12 to 2022/23

($ millions)	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Average annual change
													(per cent)
Taxpayer-supported debt:
Provincial government
Operating	7,813	9,408	10,223	9,280	8,034	4,644	1,156	-	-	8,746	7,233	-	n/a
Capital [2]
K-12 education	6,374	6,804	7,217	7,572	8,012	8,454	8,891	8,885	9,757	10,529	11,342	10,893	5.0
Post-secondary institutions	3,500	3,644	3,747	3,860	4,063	4,285	4,584	4,607	4,917	5,426	5,732	5,502	4.2
Health facilities	4,138	4,430	4,732	5,105	5,416	5,835	6,141	6,173	6,705	7,484	8,223	8,286	6.5
Ministries general capital	808	1,073	1,372	1,698	1,987	2,288	2,718	2,363	3,133	3,702	4,087	4,549	17.0
Transportation	2,174	2,174	2,174	2,174	2,174	2,174	5,682	5,401	5,401	5,401	5,401	5,391	8.6
Social housing	302	363	378	413	428	449	619	619	805	1,062	1,424	1,648	16.7
Other	242	242	242	242	242	242	242	242	252	268	278	269	1.0
Total capital	17,538	18,730	19,862	21,064	22,322	23,727	28,877	28,290	30,970	33,872	36,487	36,538	6.9
Total provincial government	25,351	28,138	30,085	30,344	30,356	28,371	30,033	28,290	30,970	42,618	43,720	36,538	3.4

Taxpayer-supported entities:
School districts	33	26	28	28	21	19	17	19	18	24	25	21	-4.0
Post-secondary institutions	685	671	639	658	668	699	744	763	753	882	922	910	2.6
Health authorities & hospital societies	1,155	1,261	1,306	1,417	1,582	1,717	1,762	1,795	1,802	1,875	1,839	1,983	5.0
BC Transportation Financing Authority	6,287	7,084	7,912	8,428	9,177	9,974	10,388	11,293	12,193	13,321	14,615	18,992	10.6
BC Pavilion Corporation	150	150	149	148	156	143	141	138	135	132	129	126	-1.6
BC Transit	183	163	143	123	106	94	84	73	65	60	56	53	-10.7
InBC Investment Corp	398	363	440	414	304	217	161	70	45	37	19	21	-23.5
Social housing	372	295	341	302	332	246	259	225	222	770	974	1,241	11.6
Other	45	31	25	18	17	19	18	15	26	31	42	49	0.8
Total taxpayer-supported entities	9,308	10,044	10,983	11,536	12,363	13,128	13,574	14,391	15,259	17,132	18,621	23,396	8.7
Total taxpayer-supported debt	34,659	38,182	41,068	41,880	42,719	41,499	43,607	42,681	46,229	59,750	62,341	59,934	5.1

Self-supported debt:
Commercial Crown corporations and agencies
BC Hydro	12,978	14,167	15,559	16,544	17,929	19,685	19,990	22,064	23,238	24,650	25,611	26,707	6.8
BC Liquor Distribution Branch	-	-	-	-	-	-	-	-	210	233	230	242	4.8
BC Lottery Corporation	90	132	155	140	150	145	155	100	233	228	195	201	7.6
Columbia Basin power projects	481	475	470	464	459	448	433	418	1,387	1,349	1,319	1,298	9.4
Columbia Power Corporation	-	-	-	300	296	291	286	282	276	271	266	270	20.1
Post-secondary institution subsidiaries	173	215	198	222	310	340	418	387	504	520	615	685	13.3
Transportation Investment Corporation	1,779	2,610	3,209	3,335	3,355	3,398	-	-	-	-	-	-	n/a
Other	33	35	34	35	33	31	30	30	84	99	89	89	9.4
Total self-supported debt	15,534	17,634	19,625	21,040	22,532	24,338	21,312	23,281	25,932	27,350	28,325	29,492	6.0
Total provincial debt	50,193	55,816	60,693	62,920	65,251	65,837	64,919	65,962	72,161	87,100	90,666	89,426	5.4

110 |	2023 Financial and Economic Review – September 2023

Appendix 2 – Financial Review Supplementary Tables

Table A2.11 Provincial Debt Supplementary Information – 2011/12 to 2022/23

($ millions)	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Average annual change
													(per cent)
Per cent of nominal GDP: [1]
Taxpayer-supported debt:
Provincial government direct operating	3.6	4.2	4.4	3.8	3.2	1.8	0.4	-	-	2.8	2.1	-	n/a
Provincial government capital	8.0	8.4	8.6	8.6	8.9	9.0	10.2	9.5	10.0	11.0	10.4	9.4	1.4
Total provincial government	11.6	12.6	13.0	12.4	12.1	10.8	10.6	9.5	10.0	13.9	12.5	9.4	-1.9
Taxpayer-supported entities	4.3	4.5	4.8	4.7	4.9	5.0	4.8	4.8	4.9	5.6	5.3	6.0	3.2
Total taxpayer-supported debt	15.8	17.1	17.8	17.2	17.0	15.7	15.4	14.4	15.0	19.5	17.8	15.4	-0.3
Self-supported debt:
Commercial Crown corporations and agencies	7.1	7.9	8.5	8.6	9.0	9.2	7.6	7.8	8.4	8.9	8.1	7.6	0.6
Total provincial debt	22.9	25.0	26.3	25.8	26.0	24.9	23.0	22.2	23.4	28.4	25.9	23.0	0.0
Growth rates (per cent):
Taxpayer-supported debt:
Provincial government direct operating	12.2	20.4	8.7	-9.2	-13.4	-42.2	-75.1	-100.0	-	-	-17.3	-100.0	n/a
Provincial government capital	8.4	6.8	6.0	6.1	6.0	6.3	21.7	-2.0	9.5	9.4	7.7	0.1	n/a
Taxpayer-supported entities	7.2	7.9	9.3	5.0	7.2	6.2	3.4	6.0	6.0	12.3	8.7	25.6	n/a
Total taxpayer-supported debt	8.9	10.2	7.6	2.0	2.0	-2.9	5.1	-2.1	8.3	29.2	4.3	-3.9	n/a
Self-supported debt:
Commercial Crown corporations and agencies	16.5	13.5	11.3	7.2	7.1	8.0	-12.4	9.2	11.4	5.5	3.6	4.1	n/a
Total provincial debt	11.2	11.2	8.7	3.7	3.7	0.9	-1.4	1.6	9.4	20.7	4.1	-1.4	n/a
Per capita: [2]
Taxpayer-supported debt:
Provincial government direct operating	1,735	2,060	2,208	1,971	1,682	956	235	-	-	1,696	1,390	-	n/a
Provincial government capital	3,896	4,101	4,290	4,475	4,673	4,883	5,858	5,646	6,079	6,570	7,014	6,869	5.3
Taxpayer-supported entities	2,067	2,199	2,372	2,451	2,588	2,702	2,754	2,872	2,995	3,323	3,579	4,398	7.1
Total taxpayer-supported debt	7,698	8,361	8,870	8,897	8,944	8,540	8,846	8,518	9,074	11,590	11,983	11,267	3.5
Self-supported debt:
Commercial Crown corporations and agencies	3,450	3,861	4,239	4,470	4,717	5,009	4,323	4,646	5,090	5,305	5,445	5,544	4.4
Total provincial debt	11,149	12,222	13,108	13,367	13,661	13,549	13,170	13,165	14,164	16,895	17,428	16,812	3.8
Real Per Capita Provincial Debt (2022 $) [3]	13,924	15,096	16,205	16,357	16,537	16,106	15,330	14,918	15,684	18,566	18,631	16,812	1.7
Growth rate (per cent)	7.7	8.4	7.3	0.9	1.1	-2.6	-4.8	-2.7	5.1	18.4	0.4	-9.8	n/a

[1]	Debt as a per cent of GDP is calculated using GDP for the calendar year ending in the fiscal year (e.g. 2022/23 debt divided by GDP for the 2022 calendar year). As nominal GDP for the calendar year ending in 2022 is not available, the 2022 GDP projected in the February 2023 budget has been used for the fiscal year ended March 31, 2023 for demonstration purposes. Totals may not add due to rounding.

[2]	Per capita debt is calculated using July 1 population (e.g. 2022/23 debt divided by population on July 1, 2022). Totals may not add due to rounding.

[3]	Debt is converted to real (inflation-adjusted) terms using the consumer price index (CPI) for the corresponding calendar year (e.g. 2022 CPI for 2022/23 debt).

2023 Financial and Economic Review – September 2023	| 111

Appendix 2 – Financial Review Supplementary Tables

Table A2.12 Key Provincial Debt Indicators – 2011/12 to 2022/23 1

	Actual 2011/12	Actual 2012/13	Actual 2013/14	Actual 2014/15	Actual 2015/16	Actual 2016/17	Actual 2017/18	Actual 2018/19	Actual 2019/20	Actual 2020/21	Actual 2021/22	Actual 2022/23	Average annual change
													(per cent)
Debt to revenue (per cent)
Total provincial	94.7	104.1	107.8	106.6	105.9	99.3	94.7	89.5	95.9	115.1	104.3	90.6	-0.4
Taxpayer-supported	85.1	93.6	96.4	94.1	91.3	81.8	82.5	75.0	80.6	101.2	90.8	74.3	-1.2
Debt per capita ($) [2]
Total provincial	11,149	12,222	13,108	13,367	13,661	13,549	13,170	13,165	14,164	16,895	17,428	16,813	3.8
Taxpayer-supported	7,698	8,361	8,870	8,897	8,944	8,540	8,846	8,518	9,074	11,590	11,983	11,268	3.5
Debt to nominal GDP (per cent) [3]
Total provincial	22.9	25.0	26.3	25.8	26.0	24.9	23.0	22.2	23.4	28.4	25.9	23.0	0.0
Taxpayer-supported	15.8	17.1	17.8	17.2	17.0	15.7	15.4	14.4	15.0	19.5	17.8	15.4	-0.3
Interest bite (cents per dollar of revenue) [4]
Total provincial	4.3	4.4	4.3	4.3	4.7	3.8	4.0	3.8	3.8	3.7	3.3	3.2	-2.9
Taxpayer-supported	4.0	3.9	3.7	3.7	4.1	3.2	3.3	3.2	3.1	3.1	2.8	2.5	-4.1
Interest costs ($ millions)
Total provincial	2,300	2,339	2,444	2,525	2,919	2,521	2,759	2,786	2,872	2,817	2,848	3,114	2.8
Taxpayer-supported	1,625	1,600	1,583	1,651	1,932	1,644	1,725	1,793	1,807	1,832	1,896	2,030	2.0
Interest rate (per cent) [5]
Taxpayer-supported	4.9	4.4	4.0	4.0	4.6	3.9	4.1	4.2	4.1	3.5	3.1	3.3	-3.5
Revenue Factor for Key Indicators ($ millions)
Total provincial [6]	53,001	53,637	56,279	59,018	61,589	66,334	68,551	73,734	75,283	75,691	86,903	98,655	5.8
Taxpayer-supported [7]	40,742	40,775	42,611	44,514	46,805	50,726	52,866	56,881	57,386	59,033	68,658	80,647	6.4
Debt ($ millions)
Total provincial	50,193	55,816	60,693	62,920	65,251	65,837	64,919	65,962	72,161	87,100	90,666	89,426	5.4
Taxpayer-supported [8]	34,659	38,182	41,068	41,880	42,719	41,499	43,607	42,681	46,229	59,750	62,341	59,934	5.1
Provincial nominal GDP ($ millions) [9]	218,771	223,328	230,981	243,872	250,784	263,912	282,283	297,392	308,993	306,947	350,598	389,129	5.4
Population (thousands at July 1) [10]	4,502	4,567	4,630	4,707	4,776	4,859	4,929	5,010	5,095	5,155	5,202	5,319	1.5

[1]	Figures for prior years have been restated to conform with the presentation used for 2022/23 and to include the effects of changes in underlying data and statistics.

[2]	The ratio of debt to population (e.g. 2022/23 debt divided by population at July 1, 2022).

[3]	The ratio of debt outstanding at fiscal year end to provincial nominal gross domestic product (GDP) for the calendar year ending in the fiscal year (e.g. 2022/23 debt divided by 2022 nominal GDP). As nominal GDP for the calendar year ending is not available, the 2022 GDP projected in the February 2023 budget has been used for the fiscal year ended March 31, 2023 for demonstration purposes.

[4]	The ratio of interest costs (less sinking fund interest) to revenue. Figures include capitalized interest expense in order to provide a more comparable measure to outstanding debt.

[5]	Weighted average of all outstanding debt issues.

[6]	Includes revenue of the consolidated revenue fund (excluding dividends from enterprises) plus revenue of all government organizations and enterprises.

[7]	Excludes revenue of government enterprises, but includes dividends from enterprises paid to the consolidated revenue fund.

[8]	Excludes debt of commercial Crown corporations and agencies and funds held under the province's warehouse borrowing

[9]	Nominal GDP for the calendar year ending in the fiscal year (e.g. Nominal GDP for 2022 is used for the fiscal year ended March 31, 2023). As nominal GDP for the calendar year ending 2022 is not available, the 2022 GDP projected in the February 2023 budget has been used for the fiscal year ended March 31, 2023 for demonstration purposes.

[10]	Population at July 1st within the fiscal year (e.g. population at July 1, 2022 is used for the fiscal year ended March 31, 2023).

112 |	2023 Financial and Economic Review – September 2023

Appendix 2 – Financial Review Supplementary Tables

Table A2.13 Historical Operating Statement Surplus (Deficit)

				Crown				Surplus
				Corporations				(Deficit)
	Consolidated Revenue Fund			and	SUCH	Other	Surplus	as a Per Cent
($ millions)	Revenue	Expenditure	Balance	Agencies	Sector	Adjustments	(Deficit) [1]	of GDP
1970/71	1,373	1,274	99	-	-	-	-	1.0
1971/72	1,558	1,474	84	-	-	-	-	0.8
1972/73	1,772	1,675	97	-	-	-	-	0.8
1973/74	2,217	2,071	146	-	-	-	-	0.9
1974/75	2,769	2,779	(10)	-	-	-	-	(0.1)
1975/76	3,124	3,534	(410)	-	-	-	-	(2.1)
1976/77	3,785	3,691	94	-	-	-	-	0.4
1977/78	4,372	4,168	204	-	-	-	-	0.8
1978/79	4,853	4,582	271	-	-	-	-	0.9
1979/80 [1]	5,860	5,318	542	(88)	-	-	454	1.3
1980/81	5,982	6,239	(257)	45	-	-	(212)	(0.5)
1981/82	7,139	7,323	(184)	43	-	-	(141)	(0.3)
1982/83	7,678	8,662	(984)	(257)	-	-	(1,241)	(2.7)
1983/84	8,335	9,347	(1,012)	49	-	-	(963)	(2.0)
1984/85	8,807	9,801	(994)	172	-	-	(822)	(1.6)
1985/86	9,160	10,127	(967)	110	-	-	(857)	(1.5)
1986/87	9,463	10,624	(1,161)	526	-	-	(635)	(1.1)
1987/88	11,007	11,055	(48)	119	-	-	71	0.1
1988/89	12,570	11,834	736	194	-	-	930	1.3
1989/90	13,656	13,200	456	40	-	-	496	0.6
1990/91	14,236	15,010	(774)	107	-	-	(667)	(0.8)
1991/92	14,570	17,101	(2,531)	192	-	-	(2,339)	(2.8)
1992/93	16,172	17,858	(1,686)	210	-	-	(1,476)	(1.6)
1993/94	17,923	18,833	(910)	11	-	-	(899)	(0.9)
1994/95	19,506	19,953	(447)	219	-	-	(228)	(0.2)
1995/96	19,698	20,054	(356)	38	-	-	(318)	(0.3)
1996/97	20,126	20,241	(115)	(270)	-	-	(385)	(0.3)
1997/98	20,216	20,368	(152)	(258)	-	-	(410)	(0.3)
1998/99	20,312	20,530	(218)	(689)	(88)	-	(995)	(0.8)
1999/2000	21,836	22,161	(325)	345	(73)	-	(53)	0.0
2000/01	23,948	22,675	1,273	(171)	105	(52)[3]	1,155	0.8
2001/02	22,987	24,981	(1,994)[2]	(711) [2]	147	1,4643	(1,094)	(0.8)
2002/03	22,205	25,168	(2,963)	(216)	494	-	(2,685)	(1.9)
2003/04	23,408	25,481	(2,073)	347	337	-	(1,389)	(0.9)
2004/05	27,562	26,310	1,252	1,035	361	-	2,648	1.6
2005/06	29,711	27,178	2,533	550	562	(710)[4]	2,935	1.7
2006/07	31,506	28,510	2,996	841	372	(264)[4]	3,945	2.1
2007/08	32,317	30,569	1,748	995	410	(444)[4,5]	2,709	1.4
2008/09	30,926	32,036	(1,110)	975	153	18 [4,5]	36	0.0
2009/10	29,133	32,277	(3,144)	803	492	-	(1,849)	(0.9)
2010/11	32,807	33,581	(774)	(219)	710	-	(283)	(0.1)
2011/12	33,269	34,595	(1,326)	239	807	(1,599)[6]	(1,879)	(0.9)
2012/13	33,363	35,125	(1,762)	95	482	-	(1,185)	(0.5)
2013/14	34,657	34,896	(239)	155	360	-	276	0.1
2014/15	36,802	36,063	739	199	684	-	1,622	0.7
2015/16	38,313	37,722	591	(621)	762	-	732	0.3
2016/17	41,850	39,669	2,181	(168)	715	-	2,728	1.0
2017/18	43,659	45,737	(2,078)	1,270	1,084	-	276	0.1
2018/19	47,104	45,161	1,943	(1,289)	840	-	1,494	0.5
2019/20	46,746	47,824	(1,078)	(416)	1,132	-	(362)	(0.1)
2020/21	48,317	57,888	(9,571)	1,847	2,217	-	(5,507)	(1.8)
2021/22	57,465	58,716	(1,251)	450	2,066	-	1,265	0.4
2022/23	67,764	68,322	(558)	(158)	1,420	-	704	0.2

[1]	The provincial government began publishing summary financial statements in 1979/80. Figures for prior years are unavailable. For 1970/71 to 1978/79, the CRF balance is used in place of the summary accounts surplus/(deficit).

[2]	Does not include the $256 million transfer to the CRF for the wind-up of Forest Renewal BC and Fisheries Renewal BC.

[3]	Impact of move to joint trusteeship for public service pension plans.

[4]	Negotiating framework incentive payments.

[5]	Climate Action Dividend.

[6]	One-time HST transition repayment.

2023 Financial and Economic Review – September 2023	| 113

Appendix 2 – Financial Review Supplementary Tables

Table A2.14 Historical Provincial Debt Summary 1

	Taxpayer-Supported Debt
Year	Provincial Government Direct Operating	Education Facilities Capital Financing	Health Facilities Capital Financing	Highways, Ferries and Public Transit	Other [2]	Total Taxpayer- Supported Debt	Self- Supported Debt [3]	Total Provincial Debt	Total Debt as a Per Cent of GDP	Taxpayer- Supported Debt as a Per Cent of GDP

				($ millions)					(per cent)
1969/70	-	338	42	142	100	622	1,661	2,283	24.7	6.7
1970/71	-	362	64	172	99	697	1,808	2,505	25.6	7.1
1971/72	-	380	85	233	95	793	1,948	2,741	24.9	7.2
1972/73	-	408	105	288	87	888	2,062	2,950	23.8	7.2
1973/74	-	425	117	340	145	1,027	2,228	3,255	21.1	6.7
1974/75	-	485	133	386	149	1,153	2,650	3,803	21.3	6.5
1975/76	-	557	178	544	145	1,424	3,144	4,568	23.1	7.2
1976/77	261	658	236	649	188	1,992	3,787	5,779	24.4	8.4
1977/78	261	710	291	656	215	2,133	4,464	6,597	24.9	8.1
1978/79	261	778	334	653	91	2,117	4,838	6,955	23.3	7.1
1979/80	235	836	401	730	195	2,397	5,704	8,101	23.3	6.9
1980/81	209	919	461	729	270	2,588	5,956	8,544	21.6	6.5
1981/82	183	1,067	561	844	291	2,946	7,227	10,173	21.8	6.3
1982/83	883	1,204	660	1,024	894	4,665	7,692	12,357	26.5	10.0
1983/84	1,596	1,321	712	1,392	1,174	6,195	8,440	14,635	29.7	12.6
1984/85	2,476	1,308	717	691	1,276	6,468	9,082	15,550	30.0	12.5
1985/86	3,197	1,276	680	1,034	1,376	7,563	8,990	16,553	29.7	13.6
1986/87	4,802	1,268	681	1,097	812	8,660	8,485	17,145	29.1	14.7
1987/88	5,017	1,278	716	1,192	660	8,863	8,149	17,012	26.1	13.6
1988/89	4,919	1,322	763	1,213	842	9,059	7,396	16,455	22.8	12.6
1989/90	4,209	1,367	837	1,244	1,262	8,919	7,340	16,259	20.7	11.4
1990/91	4,726	1,565	959	1,287	1,281	9,818	7,444	17,262	21.0	11.9
1991/92	6,611	1,939	1,040	1,527	1,431	12,548	7,493	20,041	23.6	14.8
1992/93	8,969	2,426	1,141	1,719	1,641	15,896	7,526	23,422	25.9	17.6
1993/94	10,257	3,054	1,181	1,862	1,627	17,981	7,946	25,927	26.7	18.5
1994/95	10,181	3,631	1,318	2,158	1,749	19,037	8,013	27,050	26.1	18.4
1995/96	10,237	3,990	1,399	2,598	1,695	19,919	8,847	28,766	26.3	18.2
1996/97	11,030	4,230	1,431	3,144	1,440	21,275	8,096	29,371	26.1	18.9
1997/98	11,488	4,352	1,417	3,463	1,431	22,151	8,204	30,355	25.6	18.7
1998/99	11,707	5,023	1,494	3,678	1,330	23,232	8,910	32,142	26.8	19.4
1999/2000	13,295	5,429	1,679	3,527	1,276	25,206	9,232	34,438	27.4	20.1
2000/01	11,578	5,737	2,028	4,234	1,527	25,104	8,684	33,788	24.8	18.4
2001/02	13,319	6,118	2,186	4,685	1,196	27,504	8,578	36,082	26.0	19.8
2002/03	14,957	6,394	2,265	4,835	919	29,370	7,487	36,857	25.6	20.4
2003/04	15,180	6,829	2,343	4,931	717	30,000	7,775	37,775	24.9	19.7
2004/05	13,969	7,122	2,253	4,644	660	28,648	7,221	35,869	21.8	17.4
2005/06	11,343	7,612	2,635	4,883	742	27,215	7,242	34,457	19.4	15.4
2006/07	8,889	8,026	3,053	5,436	533	25,937	7,502	33,439	17.6	13.6
2007/08	7,604	8,638	3,511	6,143	653	26,549	8,088	34,637	17.3	13.2
2008/09	5,744	9,133	3,936	6,831	758	26,402	11,612	38,014	18.4	12.8
2009/10	7,359	9,601	4,389	7,502	1,117	29,968	11,917	41,885	21.1	15.1
2010/11	6,964	10,108	4,895	8,095	1,759	31,821	13,333	45,154	21.8	15.4
2011/12	7,813	10,592	5,293	8,644	2,317	34,659	15,534	50,193	22.9	15.8
2012/13	9,408	11,145	5,691	9,421	2,517	38,182	17,634	55,816	25.0	17.1
2013/14	10,223	11,631	6,038	10,229	2,947	41,068	19,625	60,693	26.3	17.8
2014/15	9,280	12,118	6,522	10,725	3,235	41,880	21,040	62,920	25.8	17.2
2015/16	8,034	12,764	6,998	11,457	3,466	42,719	22,532	65,251	26.0	17.0
2016/17	4,644	13,457	7,552	12,242	3,604	41,499	24,338	65,837	24.9	15.7
2017/18	1,156	14,236	7,903	16,154	4,158	43,607	21,312	64,919	23.0	15.4
2018/19	-	14,274	7,968	16,767	3,672	42,681	23,281	65,962	22.2	14.4
2019/20	-	15,445	8,507	17,659	4,618	46,229	25,932	72,161	23.4	15.0
2020/21	8,746	16,861	9,359	18,782	6,002	59,750	27,350	87,100	28.4	19.5
2021/22	7,233	18,021	10,062	20,072	6,953	62,341	28,325	90,666	25.9	17.8
2022/23	-	17,326	10,269	24,436	7,903	59,934	29,492	89,426	23.0	15.4

[1]	Provincial debt is prepared in accordance with Generally Accepted Accounting Principles and presented consistent with the Debt Summary Report included in the Public Accounts . Debt is shown net of sinking funds and unamortized discounts, excludes accrued interest, and includes non-guaranteed debt directly incurred by commercial Crown corporations and debt guaranteed by the Province.

[2]	Includes BC Buildings, BC Housing Management Commission, Provincial Rental Housing Corporation, other taxpayer-supported Crown agencies, and loan guarantee provisions.

[3]	Includes commercial Crown corporations and agencies and funds held under the province's warehouse borrowing program.

114 |	2023 Financial and Economic Review – September 2023

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